As filed with the Securities and Exchange Commission on February 6, 2002
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    Form S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------
                          ClearOne Communications, Inc.
                  (formerly Gentner Communications Corporation)
             (Exact Name of Registrant as Specified in Its Charter)

        Utah                          3663                    87-0398877
  (State or Other              (Primary Standard           (I.R.S. Employer
  Jurisdiction of          Industrial Classification     Identification Number)
  Incorporation or                Code Number)
    Organization)
                               -------------------
                                1825 Research Way
                           Salt Lake City, Utah 84119
                                 (801) 975-7200
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                               -------------------
                                Frances M. Flood
                          ClearOne Communications, Inc.
                                1825 Research Way
                           Salt Lake City, Utah 84119
                                 (801) 975-7200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)
                                   Copies to:
        Robert Ribeiro, Esq.                            Robinson Alston, Esq.
        Julius Davidson, Esq.                          Rakesh J. Govindji, Esq.
      Fredrikson & Byron, P.A.                        Jones, Waldo, Holbrook &
      1100 International Centre                            McDonough, P.C.
       900 Second Avenue South                          1500 Wells Fargo Plaza
        Minneapolis, MN 55402                           170 South Main Street
           (612) 347-7000                             Salt Lake City, Utah 84101
                                                            (801) 521-3200
                               -------------------
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and upon consummation of the merger described in the enclosed prospectus.
                              -------------------
     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                              -------------------
                         CALCULATION OF REGISTRATION FEE

============================ =============== ============== =============== ===============
                                               Proposed        Proposed
                                                Maximum        Maximum
         Title of              Amount to       Offering       Aggregate       Amount of
       Securities to         be Registered       Price         Offering      Registration
       Be Registered              (1)        Per Share (2)    Price (2)          Fee
---------------------------- --------------- -------------- --------------- ---------------
---------------------------- --------------- -------------- --------------- ---------------
Common Stock, par value         873,000          $3.13       $13,161,686      $1,210.88
   $0.001 per share
============================ =============== ============== =============== ===============

(1) Represents the maximum number of shares of common stock, $0.001 par value per share, of the Registrant issuable in connection with the merger contemplated by the merger agreement.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) and (c) promulgated under the Securities Act. The proposed maximum offering price per share is based on the sum of (A) the product of (i) $3.13 (the average of the high and low prices of common stock, $0.01 par value per share, of E.mergent, Inc. on January 31, 2002 as reported on the Nasdaq SmallCap Market) times (ii) the maximum number of shares of E.mergent common stock to be received by the registrant or canceled pursuant to the merger, minus (B) $7,300,000 (the maximum amount of cash to be paid in exchange for the E.mergent common stock in addition to the shares of Registrant common stock to be issued in the transaction). The proposed maximum offering price per share is based on the proposed maximum aggregate offering price divided by the number of shares to be registered

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                 E.MERGENT, INC.

                  MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

     The board of directors of E.mergent, Inc. ("E.mergent") has approved a merger between E.mergent and a subsidiary of ClearOne Communications, Inc. ("ClearOne"). As a result of the proposed merger, E.mergent will become a wholly-owned subsidiary of ClearOne and you will become a shareholder of ClearOne. The E.mergent board believes that the complementary product lines and businesses of ClearOne and E.mergent create an overall strategic fit. It also believes that the merger will create synergies and efficiencies that will accelerate product development and technological innovation.

     I cordially invite you to attend our special meeting of shareholders to vote on a proposal to approve the merger and the merger agreement. We cannot complete the merger unless the holders of a majority of the outstanding shares of E.mergent common stock approve it.

     Your board of directors has carefully considered the terms and conditions of the merger and has determined that the merger is advisable, in the best interests of our stockholders and on terms that are fair to our stockholders. Accordingly, except for one director who abstained due to a conflict of interest, your board of directors has unanimously approved the merger agreement and the merger and recommends that you vote for adoption and approval of the merger agreement and approval of the merger. Goldsmith, Agio, Helms Securities, Inc. ("Goldsmith, Agio, Helms") provided your board of directors a written opinion dated January 18, 2002 to the effect that, as of that date, and based upon and subject to the matters stated in the opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to the holders of E.mergent common stock. Goldsmith, Agio, Helms' written opinion is attached to this document as Annex C and you should read it carefully in its entirety.

     If the merger is completed, ClearOne will issue, or reserve for issuance upon the exercise of assumed E.mergent stock options, a total of 873,000 shares of ClearOne common stock and pay a total of $7,300,000 in cash in exchange for all of E.mergent's outstanding common stock shares and stock options. The exact amount of cash and stock that you will receive for each E.mergent share will depend on the number of E.mergent shares outstanding immediately prior to the completion of the merger. The number of outstanding shares will depend on how many E.mergent stock options are exercised prior to the merger. The common stock of ClearOne (which was formerly known as Gentner Communications Corporation) is traded on the Nasdaq National Market System under the symbol "GTNR." On February 5, 2002, the closing price of ClearOne common stock was $14.72 per share.

     Your vote at the special meeting, in person or by proxy, is very important. Even if you plan to attend the meeting, please mark, sign, and return the enclosed proxy card promptly, so that your shares of common stock are voted at the special meeting. Alternatively, you may vote your proxy by phone twenty-four
(24) hours a day, 7 days a week, until 11:00 a.m., Central Time, one business day prior to the meeting by dialing 800-240-6326 and following the instructions. You may also vote your proxy via the Internet twenty-four (24) hours a day, 7 days a week, until 11:00 a.m., Central Time, one business day prior to the meeting by going to http://www.eproxy.com/emrt and following the instructions. If you do not return your proxy card, or fail to vote by phone or Internet, the effect will be a vote against the merger unless you attend the meeting and vote for the merger. To change your vote, either vote your proxy again by phone or Internet, or send a later-dated, signed proxy card to Jill Larson, Secretary for E.mergent, at the address on the proxy card. If you do attend the meeting, you can of course vote your shares in person, even if you previously voted by proxy.

      The date, time, and place of the special meeting are:

            _________, 2002
            10:00 a.m., local time
            Acoustic Communications Systems Division
            13705 26th Avenue North, Suite 110
            Minneapolis, MN 55441

     Following this letter you will find a formal notice of the special meeting and a proxy statement/prospectus providing you with detailed information concerning the merger agreement, the merger, E.mergent and ClearOne. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 22 of this document, including those risk factors that are incorporated by reference into this document. You can also obtain information about ClearOne and E.mergent from documents filed with the Securities and Exchange Commission. Please read this entire document carefully.

     We enthusiastically support the merger and urge you to vote "FOR" the merger and the merger agreement. Thank you, and I look forward to seeing you at the special meeting.

                                         Sincerely,

                                         /s/ James W. Hansen
                                         James W. Hansen
                                         Chief Executive Officer and President

--------------------------------------------------------------------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SHARES OF CLEARONE'S COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

This document is dated __________, 2002 and was first mailed to E.mergent stockholders on or about __________, 2002.

                                 E.MERGENT, INC.

                             5960 Golden Hills Drive
                             Golden Valley, MN 55416
                                 (763) 471-4257

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON _________, 2002


      To the Stockholders of E.mergent, Inc.:

     A special meeting of the shareholders of E.mergent, Inc., a Delaware corporation ("E.mergent"), will be held at the Acoustic Communications Systems Division, located at 13705 26th Avenue North, Suite 110, Minneapolis, MN 55441, on _________, 2002, at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of January 21, 2002, among ClearOne Communications, Inc., a Utah corporation ("ClearOne"), Tundra Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of ClearOne, and E.mergent, Inc., a Delaware corporation, and the related merger, pursuant to which E.mergent will become a wholly-owned subsidiary of ClearOne and holders of E.mergent common stock will receive a combination of cash and shares of ClearOne common stock based upon the conversion ratio described in the accompanying proxy statement/prospectus.

     2. To transact such other business as may properly come before the special meeting or any adjournment or postponement, including a proposal to adjourn or postpone the special meeting.

     The record date for the special meeting is the close of business on __________, 2002. Only E.mergent stockholders of record at that time are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting. To approve the merger, the holders of a majority of all the outstanding shares of E.mergent common stock must vote in favor of the merger.

     Under Delaware law, holders of E.mergent common stock who submit a written demand for appraisal of their shares and who comply with the applicable statutory procedures under Delaware law will be entitled to appraisal rights and to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in the accompanying proxy statement/prospectus under the caption "The Merger and Related Transactions--Dissenters Rights of Appraisal." In addition, the text of the applicable provisions of the Delaware General Corporate Law is attached as Annex D.

     The attached proxy statement/prospectus contains more detailed information regarding the merger and the merger agreement and includes a copy of the merger agreement. It is also accompanied by the most recent annual report on Form 10-KSB for E.mergent, the most recent annual report on Form 10-K for ClearOne, certain other reports previously filed by each company with the Securities and Exchange Commission and certain other relevant documents.

     Your vote is important. Even if you expect to attend the meeting, please complete, sign, and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If no instructions are indicated on your proxy, your shares will be voted "FOR" the merger. Alternatively, you may vote your proxy via phone or the Internet. You may vote your proxy by phone twenty-four
(24) hours a day, 7 days a week, until 11:00 a.m., Central Time, one business day prior to the meeting by dialing 800-240-6326 and following the instructions. You may vote your proxy via the Internet twenty-four (24) hours a day, 7 days a week, until 11:00 a.m., Central Time, one business day prior to the meeting by going to http://www.eproxy.com/emrt and following the instructions.

     If you do not return your proxy, vote your proxy by phone or Internet or vote in person, the effect is a vote against the merger. You can revoke your proxy at any time before it is exercised by voting again by phone or Internet, giving written notice to the Secretary of E.mergent, filing another proxy, or attending the special meeting and voting in person.

     If the merger agreement is approved and the merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of E.mergent common stock (or certificates representing shares of VideoLabs, Inc. ("Videolabs") common stock issued prior to E.mergent's name change from VideoLabs). Please do not send your share certificates until you receive these materials.

     The E.mergent board of directors recommends that you vote FOR the merger.

                             BY ORDER OF THE BOARD OF DIRECTORS

                             Jill Larson, Secretary

_________, __, 2002

                             ADDITIONAL INFORMATION

     The following documents, which contain important business and financial information about ClearOne and E.mergent, are incorporated into this proxy statement/prospectus and they are being delivered to you with this proxy statement/prospectus, bound under a separate cover:

     E.mergent Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;

     E.mergent Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001;

     E.mergent Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001;

     E.mergent Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001;

     ClearOne Annual Report on Form 10-K for the fiscal year ended June 30,
     2001;

     ClearOne Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

     ClearOne Current Report on Form 8-K filed October 18, 2001;

     ClearOne Current Report on Form 8-K/A filed November 23, 2001; and

     ClearOne Current Report on Form 8-K filed February 1, 2002.

     Also, this document will incorporate by reference information about ClearOne from other documents that may be filed with the Securities and Exchange Commission after the date of this document and prior to E.mergent's special shareholder meeting. See the section entitled "Where You Can Find Additional Information" beginning on page 78 of this document for information about how to obtain copies of such documents and additional information about ClearOne and E.mergent.


   CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT

     This document and the documents incorporated by reference into this document contain forward-looking statements about ClearOne and E.mergent as described in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to the Safe Harbor provisions created by those statutes. Statements about ClearOne and E.mergent containing words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "will," "may," "should," "would," "projects," "predicts," "continues" and similar expressions, or the negative of these terms, identify these forward-looking statements. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the actual exchange ratio for E.mergent common stock in the merger and the anticipated partially tax-free nature of the merger. Such statements are based on current expectations and are subject to risk, uncertainties and changes in condition, significance, value and effect, including those discussed in the section entitled "Risk Factors" beginning on page 22 of this document, and reports filed with the Securities and Exchange Commission, specifically Forms 8-K, 10-K and 10-Q for ClearOne and Forms 10-KSB and 10-QSB for E.mergent. Such risks, uncertainties and changes in condition, significance, value and effect could cause each company's actual results to differ materially from those anticipated events. In evaluating the merger agreement and the merger, you should carefully consider the discussion of risks and uncertainties discussed in the section entitled "Risk Factors" beginning on page 22 of this document.

                                TABLE OF CONTENTS

                                                                          Page

QUESTIONS AND ANSWERS ABOUT THE MERGER......................................1

SUMMARY.....................................................................5
   The Companies............................................................5
   Voting Requirements for the Merger ......................................5
   The Special Stockholders' Meeting .......................................6
   Record Date .............................................................6
   Appraisal Rights ........................................................6
   Share Ownership of Management ...........................................6
   Voting Agreements........................................................6
   E.mergent's Reasons for the Merger ......................................6
   Recommendations of the E.mergent's Board of Directors....................7
   Opinion of E.mergent's Financial Advisor ................................7
   Conflicts of Interest of Directors and Officers..........................7
   Structure and Effects of the Merger .....................................7
   The Merger Agreement ....................................................8
     Conditions to Completion of the Merger.................................8
     Termination of the Merger; Fees Payable ...............................9
   Risks of the Merger.....................................................10
   E.mergent Prohibited from Soliciting Other Offers.......................10
   Accounting Treatment ...................................................10
   Material United States Federal Income Tax Consequences of the Merger ...10
   No Governmental Approvals or Regulatory Requirements....................10
   Restrictions on the Ability to Sell ClearOne Common Stock Received
     in the Merger.........................................................10
   Listing of ClearOne common stock .......................................11

SELECTED HISTORICAL FINANCIAL DATA.........................................12
   E.mergent...............................................................12
   ClearOne................................................................13

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION...............14
   Pro Forma Condensed Combined Balance Sheets as of September 30, 2001....15
   Unaudited Pro Forma Condensed Combined Statements of Operations for
     the three months ended September 30, 2001.............................16
   Unaudited Pro Forma Condensed Combined Statements of Operations for
     the fiscal year ended June 30, 2001...................................17
   Note to Unaudited Pro Forma Condensed Combined Financial Information....18

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA........................20

COMPARATIVE PER SHARE MARKET PRICE DATA....................................21

RISK FACTORS...............................................................22
   Risks Relating to the Merger............................................22
   Risks Relating to ClearOne's Business...................................25
   Risks Relating to E.mergent's Business..................................30

THE E.MERGENT SPECIAL MEETING..............................................34
   General ................................................................34
   Date, Place, and Time...................................................34
   Purpose of Special Meeting..............................................34
   Record Date for the Special Meeting.....................................34
   Voting Rights; Quorum...................................................34
   Required Vote; Abstentions and Broker Non-Votes.........................34

   Recommendation of the Board of Directors of E.mergent...................35
   Dissenters Rights of Appraisal..........................................35
   Proxies; Revocation.....................................................36
   Solicitation of Proxies.................................................36

THE MERGER AND RELATED TRANSACTIONS........................................37
   Background of the Merger................................................37
   E.mergent's Reasons for the Merger......................................39
   Opinion of E.mergent's Financial Advisor................................40
   Recommendation of E.mergent's Board of Directors........................44
   Interests of E.mergent's Directors and Executive Officers in the Merger.44
     Accelerated Vesting of Options........................................44
     Executive Employment Agreements ......................................44
     Indemnification and Directors and Officers Insurance..................45
   Consideration of the Merger by ClearOne's Board of Directors and
     Reasons for the Merger................................................45
   Other Prior Contacts Between ClearOne and E.mergent.....................46
   Restrictions on Resale of ClearOne Common Stock.........................46
   Accounting Treatment of the Merger......................................46
   Material U.S. Federal Income Tax Consequences...........................47
   Governmental Approvals and Regulatory Requirements......................48
   Dissenters Rights of Appraisal..........................................49
   Description of ClearOne Capital Stock...................................50
   Listing with Nasdaq the ClearOne Common Stock to be Issued in the Merger............................................................50
   Delisting and Deregistration of E.mergent Common Stock After the Merger.50
   Operations After the Merger.............................................50
   Exchange of E.mergent Stock Certificates for ClearOne Stock C ertificates...........................................................50

AGREEMENT AND PLAN OF MERGER ..............................................52
   Structure of the Merger ................................................52
   Completion and Effectiveness of the Merger..............................52
   Conversion of E.mergent Common Stock ...................................52
   Fractional Shares ......................................................54
   Stock Options...........................................................54
   Certificate Exchange Procedures.........................................54
   E.mergent's Representations and Warranties .............................54
   ClearOne's Representations and Warranties ..............................55
   E.mergent's Conduct of Business Before Completion of the Merger.........56
   ClearOne's Conduct of Business Before Completion of the Merger .........57
   Material Covenants .....................................................57
     Reccomendation by E.mergent Board of Directors........................57
     Solicitations by E.mergent; Withdrawal of Reccommendation by
     E.mergent Board of Directors..........................................58
   Other Covenants ........................................................60
   Conditions to Completion of the Merger..................................61
   Termination of the Merger Agreement.....................................62
   Payment of the Termination Fee .........................................64
   Effect of Termination...................................................64
   Extension, Waiver and Amendment of the Merger Agreement ................64
   Definition of Material Adverse Effect ..................................65

ANCILLARY AGREEMENTS.......................................................66
   Voting Agreement........................................................66
   Affiliate Agreements....................................................67

INFORMATION ABOUT E.MERGENT................................................68
   Certain Events..........................................................68
   Security Ownership of Certain Beneficial Owners and Management
     of E.mergent..........................................................69

INFORMATION ABOUT CLEARONE ................................................70
   Acquisition of Ivron Systems............................................70
   Management..............................................................70
   Marketing...............................................................70
   Recent Financial Developments...........................................71

   Liquidity and Capital Resources.........................................72
   General.................................................................72

COMPARISON OF STOCKHOLDER RIGHTS...........................................73
   Authorized Shares of Capital Stock......................................73
   Directors...............................................................73
     Numbers...............................................................73
     Special Meetings .....................................................73
     Removal ..............................................................73
     Election .............................................................74
   Stockholder Action by Written Consent...................................74
   Ability to Call Special Meetings of Stockholders........................74
   Amendments To Charter...................................................74
   Amendments To By-laws...................................................75
   Limitation of Liability of Directors....................................75
   Indemnification of Directors and Officers...............................75
   Dissenters' Rights......................................................76
   Anti-Takeover Statutes..................................................76

WHERE YOU CAN FIND MORE INFORMATION........................................78

LEGAL MATTERS..............................................................80

EXPERTS....................................................................80

LIST OF ANNEXES............................................................81
   ANNEX A    Agreement and Plan of Merger.................................A-1
   Annex B    Form of Voting Agreement.....................................B-1
   ANNEX C    Opinion of Goldsmith, Agio, Helms Securities, Inc............C-1
   ANNEX D    Section 262 of the Delaware General Corporate Law............D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following are some questions that you, as a stockholder of E.mergent, may have and answers to those questions. These questions and answers may not address all questions that may be important to you as a stockholder of E.mergent. E.mergent and ClearOne urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section is not complete and additional important information is contained in the remainder of this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to or incorporated by reference in this proxy statement/prospectus.

Q:   Why am I receiving this document and proxy card?

A: You are receiving this document and proxy card because you own shares of E.mergent common stock. E.mergent has entered into a merger agreement with ClearOne under which ClearOne will acquire E.mergent through a merger of E.mergent into a wholly-owned subsidiary of ClearOne. This document describes a proposal that the E.mergent stockholders adopt the merger agreement and approve the merger. This document also gives you information about E.mergent and ClearOne and other background information so that you can make an informed investment decision, as ClearOne is offering its shares of common stock as part of the merger consideration that you will receive in the merger in exchange for your E.mergent common stock.

Q:   Why are ClearOne and E.mergent proposing to merge? (see pages 39 and 45)

A: ClearOne and E.mergent are proposing to merge because they believe, for a variety of reasons, that each company will benefit from the combination of the two companies and the merger will result in a combined company that is better positioned to succeed in the audio and video conferencing markets than they would be separately. Among the more significant reasons considered by each company (in no particular order of importance) are:

     o the potential to distribute E.mergent's products through ClearOne's channels and, conversely, the potential to distribute ClearOne's products through E.mergent's channels;

     o the potential for E.mergent to sell ClearOne's service offerings and, conversely, the potential for ClearOne to sell E.mergent's service offerings;

     o the potential for the companies to exchange technologies to enhance their respective product lines;

     o the potential cost savings from elimination of redundant marketing expenses such as tradeshows and advertising, improved manufacturing and purchasing efficiencies, reduction in executive-level personnel and other expected synergies; and

     o the opportunity for E.mergent shareholders to continue equity participation in a larger, more diversified audio and videoconferencing company.

Q:   What will I receive in the merger? (see page 52)

A: You will receive a payment of cash and a fraction of a share of ClearOne common stock for each share of E.mergent common stock that is exchanged in the merger. ClearOne will issue, or reserve for issuance upon the exercise of E.mergent stock options assumed in the merger, a total of 873,000 shares of ClearOne common stock and pay a total of $7,300,000 for all of E.mergent's outstanding stock and assumed options. The per share exchange ratios used to determine how the ClearOne shares and cash is be allocated will be determined upon completion of the merger. At that time, a number of shares of ClearOne common stock will be allocated from the 873,000 ClearOne shares first to the E.mergent stock options being assumed by ClearOne in the merger. The remaining shares of ClearOne common stock and all of the cash will then be divided equally among the E.mergent common stock shares outstanding at the time of the merger.

     For example, assuming that E.mergent's number of issued and outstanding shares of common stock and outstanding stock options on the day of the merger is 6,537,280 (which is the actual number of issued and outstanding shares and options as of February 5, 2002, the day before the date of this document), and assuming that the weighted average closing price for ClearOne common stock for the 10 trading days ending one trading day prior to the day of the merger is $15.62 (which is the actual 10-day average closing price as of February 5, 2002), then approximately 124,249 ClearOne shares would be allocated to the E.mergent stock options that were outstanding and assumed in the merger. The remaining 748,751 shares of ClearOne common stock and all of the $7,300,000 will then be allocated to all of the outstanding shares of E.mergent common stock, resulting in each E.mergent share being exchanged for approximately $1.23 in cash and 0.1262 of a share of ClearOne common stock.

     Alternatively, assuming the same weighted average closing price for ClearOne common stock as stated above, but that the number of issued and outstanding shares of E.mergent stock on the day of the merger is 6,229,019 shares because all of the E.mergent stock options outstanding on February 5, 2002, are exercised for E.mergent stock in cashless exercises when the closing price of E.mergent common stock was $3.05 (which was the actual closing price for E.mergent common stock on February 5, 2002), then no shares of ClearOne common stock will be allocated to E.mergent stock options. In that case, all 873,000 shares of ClearOne common stock and all of the $7,300,000 will then be allocated to all of the outstanding shares of E.mergent common stock, resulting in each E.mergent share being exchanged for approximately $1.17 in cash and 0.1401 of a share of ClearOne common stock.

     See page 53 of this document for further examples. The examples given in this document are based upon assumptions that may or may not be accurate at the effective time of the merger. Please note that the actual exchange ratios in the merger may differ from such examples. The manner in which the exchange ratios will be calculated is described in this proxy statement/prospectus beginning on page 52.

     Additionally, if the total number of shares of ClearOne common stock that you are entitled to receive includes a fraction of a share, you will receive cash, without interest, rather than that fractional share of ClearOne common stock.

Q: What will happen if ClearOne's common stock trading price changes prior to the merger?

A: Changes in the trading price of ClearOne common stock prior to the merger will not change the total amount of cash or total number of shares being paid by ClearOne in the merger. Of course, changes in the trading price of ClearOne common stock will affect the actual value of the ClearOne common stock that you will receive in the merger. However, either ClearOne or E.mergent may terminate the merger agreement if the weighted average closing price of ClearOne common stock as quoted on the Nasdaq National Market for the 15 trading days ending one day prior to the date of the scheduled completion of the merger is greater than $23 or less than $14.

Q: How will the merger affect options to acquire E.mergent common stock? (see page 54)

A: Each unexercised option to purchase shares of E.mergent common stock outstanding immediately prior to completion of the merger will be assumed by ClearOne and become exercisable to purchase shares of ClearOne common stock after the merger. The number of ClearOne shares issuable upon the exercise of these options, and their applicable exercise prices, will be adjusted using an all-stock exchange ratio that will approximate the final cash and share exchange ratios applied to the outstanding shares of E.mergent common stock exchanged in the merger. Thus, if an E.mergent option is exercised prior to the merger, the E.mergent shares so acquired will be exchanged for cash and stock as described in the question above. If an E.mergent option is not exercised prior to the merger, then the holder will obtain an option to acquire only shares of ClearOne common stock in a number that reflects no cash payment to option holders by ClearOne. The formula for determining the exchange ratio for assuming the E.mergent stock options is described in this proxy statement/prospectus.

Q: Will E.mergent stockholders be able to trade the ClearOne common stock that they receive in the merger?

A: Generally, yes. The ClearOne common stock will be initially listed on the Nasdaq National Market under the symbol "GTNR" (ClearOne was formerly known as Gentner Communications Corporation). ClearOne anticipates changing its trading symbol to "CLRO" some time after March 15, 2002. Persons who are deemed to be an affiliate of E.mergent or ClearOne prior to the completion of the merger, however, must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer the shares of ClearOne common stock they receive in the merger, which may limit the number of shares they can sell in any three-month period.

Q:   What approvals are needed for the merger? (see page 34)

A: The affirmative vote of the holders of a majority of the outstanding shares of E.mergent common stock is required to approve the merger agreement. Each holder of E.mergent common stock is entitled to one vote per share. Holders of approximately 40% of the outstanding shares of E.mergent common stock have already agreed to vote in favor of approving the merger agreement and the merger.

Q:   When do you expect the merger to be completed?

A: We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. We currently expect that to occur promptly after the meeting of the E.mergent stockholders to vote on the merger. However, because the merger is subject to such conditions, some of which are beyond our control, we cannot predict the exact timing.

Q:   How do I vote on the merger? (see page 36)

A: First, please review the information contained or incorporated by reference in this document, including the annexes. It contains important information about E.mergent and ClearOne. It also contains important information about what the boards of directors of E.mergent and ClearOne considered in evaluating the merger. Next, complete and sign the enclosed proxy card, indicating how you wish to vote. Then, mail the proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of E.mergent stockholders at which the merger agreement and the merger will be presented and voted upon. Alternatively, you may vote your proxy via phone or the Internet. You may vote your proxy by phone twenty-four (24) hours a day, 7 days a week, until 11:00 a.m., Central Time, one business day prior to the meeting by dialing 800-240-6326 and following the instructions. You may vote your proxy via the Internet twenty-four (24) hours a day, 7 days a week, until 11:00 a.m., Central Time, one business day prior to the meeting by going to http://www.eproxy.com/emrt and following the instructions. You may also attend the special meeting in person and vote at the special meeting instead of submitting a proxy.

Q: If my shares are held in "street name" by a broker, will my broker vote my shares for me?

A: No. Your broker will not be able to vote your shares without instructions from you. If you hold your shares in street name, you should receive with this proxy statement/prospectus a form for instructing you how to vote your shares through your broker. If you do not provide your broker with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption and approval of the merger agreement or approval of the merger and, therefore, such action will have the effect of a vote against the merger agreement and the merger. If you have instructed a broker to vote your shares and wish to change your vote, you must follow directions received from your broker to change those instructions. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Q: What if I do not indicate how to vote my proxy or indicate I abstain from the vote? (see page 34)

A: If you properly sign and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger. If, however, you return your proxy and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the merger.

Q:   What if I don't return my proxy vote? (see page 35)

A: If you fail to return your proxy, it will have the same effect as a vote against the merger agreement and the merger.

Q: Can I change my vote after I have delivered my proxy or voted by phone or Internet? (see page 36)

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting of E.mergent stockholders at which the merger agreement and merger will be presented and voted upon. You can do this in one of four ways:

     o sending a written notice to the secretary of E.mergent, if you are an E.mergent stockholder, before the meeting stating that you would like to revoke your proxy;

     o signing a later-dated proxy card and returning it by mail in time to be received before the meeting;

     o vote again by phone or Internet prior to 11:00 a.m., Central Time, on _________, 2002 ; or

     o you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy. You must also vote at the special meeting in order to revoke your previously submitted proxy.

Q:   Should I send in my stock certificates now?

A: No. If the merger is completed, we will send to you written instructions for exchanging your E.mergent stock certificates (or VideoLabs, Inc. stock certificates issued before E.mergent's name change) for ClearOne stock certificates. In the meantime, you should retain your stock certificates as the E.mergent stock certificates are still valid. Please do not send in your stock certificates with your proxy.

Q:   Am I entitled to appraisal rights? (see page 49)

A: Yes. Under the applicable law, you are entitled to appraisal rights in connection with the merger.

Q:   What happens if the merger is not completed? (see page 64)

A: If the merger is not completed, each of E.mergent and ClearOne will continue as independent companies. In addition, under the terms of the merger agreement E.mergent may be required to pay ClearOne a termination fee of up to $1,000,000 and/or reimburse ClearOne for up to $500,000 in certain expenses if the merger is not completed for the reasons discussed in more detail in this document. Alternatively, under the terms of the merger agreement ClearOne may be required to reimburse E.mergent for up to $500,000 of certain expenses if the merger is not completed for the reasons discussed in more detail in this document.

Q: Are there risks that I should consider in deciding whether to vote for the merger?

A: Yes. In the section entitled "Risk Factors" beginning on page 22 of this document, we have described a number of risk factors that you should consider in deciding how to vote.

Q:   Who can help answer my questions? (see page 78)

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact:

                                 E.mergent, Inc.
                             5960 Golden Hills Drive
                             Golden Valley, MN 55416
                            Telephone (763) 417-4257
                             Attention: Jill Larson
                      Email: proxy@emergentincorporated.com

                                     SUMMARY

     The following is a summary of the information contained in this document. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to for a more complete understanding of the merger and related transactions. In particular, you should read the annexes attached to this document, including the merger agreement and the form of voting agreement, which are attached to this document as Annexes A and B respectively. In addition, ClearOne and E.mergent incorporate by reference into this document important business and financial information. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find Additional Information" beginning on page 78 of this document.


The Companies

ClearOne Communications, Inc. (see pages 70 and 78)
1825 Research Way
Salt Lake City, Utah 84119
Telephone (801) 975-7200

     ClearOne (formerly known as Gentner Communications Corporation) primarily develops, manufactures, markets and distributes products and services for the conferencing equipment, conferencing services, and broadcast markets. Until 1991, ClearOne's primary business was the sale of studio and transmitter-related equipment to broadcast facilities. Since then, ClearOne has applied its core digital audio technology to the development of products for audio and video conferencing, sound reinforcement, and assistive listening applications. In addition, ClearOne offers conferencing services, including conference calling, Webconferencing, audio and video streaming, and customer training and education.

     Tundra Acquisition Corporation ("Tundra") is a newly formed Delaware corporation and a wholly-owned subsidiary of ClearOne. Tundra was formed solely to effect the merger and has not conducted any business during any period of its existence.

E.mergent, Inc. (see pages 68 and 78)
5960 Golden Hills Drive
Golden Valley, MN 55416
Telephone (763) 417-4257

     E.mergent sells its products and services through a global network of resellers and Original Equipment Manufacturers ("OEM"). E.mergent classifies its business into two segments: Products Division ("VideoLabs"), which designs, manufactures and markets a complete line of peripherals that support core technologies in the videoconferencing, audio visual, identification, education and medical markets and its Services Division ("ACS"), which is a full-service communications integration provider, specializing in the design, installation and support of meeting room technologies. E.mergent is headquartered in Golden Valley, Minnesota with locations in Plymouth, Minnesota; Maple Grove, Minnesota; Chicago, Illinois; and Des Moines, Iowa.


Voting Requirements for the Merger (see page 34)

     In order to complete the merger, the holders of a majority of the outstanding shares of E.mergent common stock as of the record date, voting together as a single class, must vote to adopt and approve the merger agreement and approve the merger. Stockholders holding approximately 40% of the issued and outstanding shares of E.mergent have already agreed to vote in favor of the merger. Each share of E.mergent common stock will be entitled to one vote per share. As a result, you will be entitled to cast one vote per share of E.mergent common stock that you owned as of __________, 2002, the record date for the E.mergent special meeting at which the merger agreement and the merger will be presented and voted upon.

     ClearOne stockholders are not required to vote on the merger agreement or the merger.

The Special Stockholders' Meeting (see page 34)

     The E.mergent special stockholders' meeting to consider and vote upon the merger will be held at the Acoustic Communications Systems Division, located at 13705 26th Avenue North, Minneapolis, MN on _________, 2002 at 10:00 a.m.


Record Date (see page 34)

     The board of directors of E.mergent has fixed the close of business on __________, 2002 as the record date for determination of stockholders entitled to vote at the special meeting of stockholders.


Appraisal Rights (see page 49)

     Under Delaware law, E.mergent stockholders are entitled to appraisal rights as a result of the merger under Section 262 of the Delaware General Corporate Law. If appraisal rights are available, the merger is completed, and a holder of E.mergent common stock (1) files written notice with E.mergent of an intention to exercise rights to appraisal of shares prior to the special meeting, (2) does not vote in favor of the transaction and (3) follows the procedures set forth in
Section 262, the holder will be entitled to be paid the fair value of the shares of E.mergent common stock as to which appraisal rights have been perfected.

     If you are an E.mergent stockholder, you should carefully read the disclosure beginning on page 40 and included in Annex D. The exercise of appraisal rights is a complicated legal act and you should not rely solely on the disclosure in this document to inform you how to perfect your rights.


Share Ownership of Management (see page 69)

     As of the close of business on the record date for the special meeting of E.mergent stockholders at which the merger agreement and the merger will be presented and voted upon, directors and executive officers of E.mergent (and their respective affiliates) collectively owned approximately 41% of the outstanding shares of E.mergent common stock. This does not include 342,000 shares of E.mergent common stock issuable upon the exercise of presently exercisable options which these directors and officers beneficially own. If all of these stock options had been exercised prior to the record date for the special meeting, the directors and executive officers of E.mergent (and their respective affiliates) would collectively own approximately 44% of the outstanding shares of E.mergent common stock entitled to vote at the special meeting.


Voting Agreements (see page 66)

     Holders of approximately 40% of the outstanding shares of E.mergent common stock have already agreed to vote in favor of approving the merger agreement and merger.


E.mergent's Reasons for the Merger (see page 39)

     E.mergent's board of directors consulted with senior management and E.mergent's financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that E.mergent's stockholders vote FOR adoption and approval of the merger agreement and approval of the merger.

     o E.mergent's strategic alternatives, including raising additional capital, exploring an acquisition of E.mergent by another party, or engaging in a merger of equals or joint venture transaction with another party;

     o certain factors influencing the audio and videoconferencing industry, including the cost of developing a sales channel, pricing trends, the need to compete by offering a more complete line of products, and other competitive factors;

     o the overall strategic fit between E.mergent and ClearOne in view of their respective product lines, markets, and distribution channels and the potential synergies, efficiencies, and cost savings that could be realized through a combination of E.mergent and ClearOne;

     o the opportunity for E.mergent shareholders to continue equity participation in a larger, more diversified audio and videoconferencing company at a premium over market prices for E.mergent common stock prior to announcement of the merger;

     o the financial advice provided to E.mergent by its financial advisor, Goldsmith, Agio, Helms and its opinion that the consideration to be received by E.mergent shareholders in the merger is fair from a financial point of view;

     o the merger is expected to be a partially tax-free transaction for federal income tax purposes to E.mergent shareholders receiving ClearOne common stock; and

     o    the terms and conditions of the merger agreement.


Recommendations of the E.mergent's Board of Directors (see page 44)

     After careful consideration, E.mergent's board of directors determined that the merger is advisable, in the best interests of E.mergent stockholders and on terms that are fair to the stockholders of E.mergent. Accordingly, except for one director who abstained due to a conflict of interest, E.mergent's board of directors unanimously approved the merger agreement and the merger and recommends that you vote FOR adoption and approval of the merger agreement and approval of the merger.


Opinion of E.mergent's Financial Advisor (see page 40)

     In deciding to approve the merger, the E.mergent board of directors considered an opinion from its financial advisor, Goldsmith, Agio, Helms. On January 18, 2002, Goldsmith, Agio, Helms delivered its oral opinion, subsequently confirmed in writing, to the board of directors of E.mergent that, as of the date of such opinion, the consideration to be received by E.mergent stockholders as set forth in the merger agreement was fair, from a financial point of view, to the holders of E.mergent common stock.

     The full text of the Goldsmith, Agio, Helms written opinion is attached to this document as Annex C. We encourage you to read the opinion carefully. The opinion of Goldsmith, Agio, Helms does not constitute a recommendation as to how any holder of E.mergent common stock should vote with respect to the merger agreement and the merger.


Conflicts of Interest of Directors and Officers (see page 44)

     Some of E.mergent's directors and executive officers have interests in the merger that are different from, or in addition to, those of E.mergent stockholders generally. Those interests include interests in E.mergent stock options, indemnification rights and/or employment agreements. E.mergent's board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement and the merger.


Structure and Effects of the Merger (see page 52)

     At the effective time of the merger, E.mergent will be merged into Tundra, a wholly owned subsidiary of ClearOne, with Tundra as the surviving entity. Also, the stockholders of E.mergent will become stockholders of ClearOne, and their rights as stockholders will be governed by the ClearOne articles of incorporation and bylaws, as currently in effect, and the laws of the State of Utah. Following the merger, ClearOne intends to maintain E.mergent's operations in a wholly-owned subsidiary of ClearOne for some period of time. The membership of ClearOne's board of directors will remain unchanged as a result of the merger. ClearOne and E.mergent anticipate that following the merger Robin Sheeley, E.mergent's current Chief Technical Officer will become the Chief Technology Officer of ClearOne, while Jim Hansen will resign as E.mergent's Chairman, Chief Executive Officer, President and Treasurer and Jill Larson will resign as E.mergent's Vice President-Administration and Corporate Secretary.

     As a result of the merger, each outstanding share of E.mergent common stock will be converted into the right to receive cash and a fraction of a share of ClearOne common stock. The exact amount of cash and stock exchanged for each share of E.mergent common stock will be determined upon the completion of the merger.

     ClearOne will issue, or reserve for issuance upon the exercise of assumed E.mergent stock options, a total of 873,000 shares of ClearOne common stock and pay a total of $7,300,000 for all of E.mergent's outstanding stock options and outstanding shares of common stock. When the merger is completed, a number of shares of ClearOne common stock will be allocated from the 873,000 ClearOne shares first to the E.mergent stock options being assumed by ClearOne in the merger. The remaining shares of ClearOne common stock and all of the cash will then be divided equally among the E.mergent common stock shares outstanding at the time of the merger.

     For example, assuming that E.mergent's number of issued and outstanding shares of common stock and outstanding stock options on the day of the merger is 6,537,280 (which is the actual number of issued and outstanding shares and options as of February 5, 2002, the day before the date of this document), and assuming that the weighted average closing price for ClearOne common stock for the 10 trading days ending one trading day prior to the day of the merger is $15.62 (which is the actual 10-day average closing price as of February 5, 2002), then approximately 124,249 ClearOne shares would be allocated to the E.mergent stock options that were outstanding and assumed in the merger. The remaining 748,751 shares of ClearOne common stock and all of the $7,300,000 will then be allocated to all of the outstanding shares of E.mergent common stock, resulting in each E.mergent share being exchanged for approximately $1.23 in cash and 0.1262 of a share of ClearOne common stock.

     Alternatively, assuming the same weighted average closing price for ClearOne common stock as stated above, but that the number of issued and outstanding shares of E.mergent stock on the day of the merger is 6,229,019 shares because all of the E.mergent stock options outstanding on February 5, 2002, are exercised for E.mergent stock in cashless exercises when the closing price of E.mergent common stock was $3.05 (which was the actual closing price for E.mergent common stock on February 5, 2002), then no shares of ClearOne common stock will be allocated to E.mergent stock options. In that case, all 873,000 shares of ClearOne common stock and all of the $7,300,000 will then be allocated to all of the outstanding shares of E.mergent common stock, resulting in each E.mergent share being exchanged for approximately $1.17 in cash and
0.1401 of a share of ClearOne common stock.

     Further examples are given on page 53 of this document. The examples given above are estimates based upon assumptions that may or may not be accurate at the effective time of the merger. The actual exchange ratios in the merger may differ from these examples. For a more detailed description of how the actual exchange ratio for E.mergent common stock will be calculated at completion of the merger, see the section entitled "Conversion of E.mergent Common Stock" beginning on page 52 of this document.

     Additionally, if the total number of shares of ClearOne common stock that an E.mergent stockholder is entitled to receive includes a fraction of a share, the stockholder will receive cash, without interest, rather than that fractional share of ClearOne common stock.

     Each unexercised option to purchase shares of E.mergent common stock outstanding immediately prior to completion of the merger will be assumed by ClearOne and become exercisable to purchase shares of ClearOne common stock after completion of the merger. The number of ClearOne shares issuable upon the exercise of these options, and their applicable exercise prices, will be adjusted using an all-stock exchange ratio that will approximate the final cash and share exchange ratios applied to the outstanding shares of E.mergent common stock exchanged in the merger. The formula for determining the exchange ratio for assuming the E.mergent stock options is described beginning on page 52 of this proxy statement/prospectus.

     Fifty thousand three hundred and seventeen shares (50,317) of E.mergent common stock currently held by E.mergent as treasury shares will be issued to E.mergent employees as part of an anticipated bonus prior to completion of the merger and will be treated as issued and outstanding shares at the effective time of the merger.


The Merger Agreement (see page 52)

     We have attached the merger agreement as Annex A to this proxy statement/prospectus. We urge you to read the merger agreement carefully. In addition to the features summarized below, in the merger agreement each company has made certain representations, warranties and agreements regarding the merger.

     Conditions to Completion of the Merger. ClearOne's and E.mergent's obligations to complete the merger are subject to the satisfaction of conditions specified in the merger agreement, including the following:

     o adoption and approval of the merger agreement and approval of the merger by the requisite holders of the outstanding E.mergent common stock;

     o the absence of any law, injunction or order preventing the completion of the merger;

     o the continuing accuracy of the representations and warranties of ClearOne and E.mergent contained in the merger agreement, subject to certain exceptions;

     o E.mergent shall have obtained all consents, waivers and approvals required by specific contracts identified in the merger agreement;

     o    no material adverse effect on E.mergent will have occurred; and

     o the audited financial statements of E.mergent for the year ended December 31, 2001, shall provide (i) balance sheet net equity of not less than $7,267,500, (ii) year end revenues of not less than $21,280,000 and (iii) net income of not less than $498,750 (excluding transaction related expenses estimated to be $85,000, and any excess tax liability over forty percent (40%) that has been applied to the calculation of net income by E.mergent for the year ending December 31, 2001).

     The conditions to completion of the merger may be waived by the company entitled to assert the condition.

     Termination of the Merger; Fees Payable. ClearOne and E.mergent may mutually agree to terminate the merger agreement without completing the merger. In addition, either ClearOne or E.mergent may terminate the merger agreement under any of the following circumstances:

     o if ClearOne and E.mergent do not complete the merger by April 8, 2002 (or May 7, 2002 if the registration statement of which this document forms a part is reviewed by the Securities and Exchange Commission);

     o if a court or other governmental authority issues a final order prohibiting the merger and such order is not appealable;

     o if the E.mergent stockholders do not adopt and approve the merger agreement and approve the merger, provided such failure is not the result of a breach by E.mergent;

     o if the other company breaches in a material manner any of its covenants or other agreements contained in the merger agreement;

     o if the representations or warranties of the other company contained in the merger agreement become untrue or inaccurate in a way that constitutes a material adverse effect on that company;

     o if an event has occurred or a circumstance has arisen that would reasonably be expected to have a material adverse effect on the other company that is not curable by that company through the exercise of its commercially reasonable efforts within sixty (60) days of the date of such occurrence or circumstance; or

     o in the event that the weighted average closing price of ClearOne common stock as quoted on the Nasdaq National Market for the fifteen
          (15) trading days ending one day prior to the date of the scheduled completion of the merger is greater than $23 or less than $14.

     E.mergent may also terminate the merger agreement if it elects to enter into certain types of extraordinary transactions with a third party, such as a merger, business combination or sale of a material amount of assets or capital stock; it pays ClearOne the termination fees described below; and, otherwise complies with all of the restrictions in the merger agreement applicable to E.mergent's involvement with such an alternative proposal.

     ClearOne may also terminate the merger agreement under any of the following circumstances:

     o if E.mergent's board of directors withdraws or changes in a manner adverse to ClearOne the unanimous recommendation of its non-interested directors in favor of the adoption and approval of the merger agreement and approval of the merger;

     o if E.mergent's board of directors approves or recommends some types of extraordinary transactions with a third party, such as a merger, business combination or sale of a material amount of assets or capital stock;

     o if E.mergent enters into any letter of intent or other agreement with a third party regarding some types of extraordinary transactions, such as a merger, business combination or sale of a material amount of assets or capital stock;

     o if a third party unaffiliated with ClearOne undertakes a tender or exchange offer relating to the securities of E.mergent, and E.mergent does not recommend that its stockholders reject the offer within ten
          (10) business days after the offer is first made; or

     o if E.mergent stockholders holding 15% or more of the issued and outstanding shares of E.mergent elect to pursue dissenters rights, whether such holders have perfected such rights or not.

     E.mergent must pay ClearOne a fee of $1,000,000 in cash and/or reimburse ClearOne for up to $500,000 in actual legal, accounting and advisory fees and costs incurred by ClearOne, if the merger agreement is terminated under some circumstances. ClearOne must reimburse E.mergent for up to $500,000 in actual legal, accounting and advisory fees and costs incurred by E.mergent if the merger agreement is terminated under some circumstances.


Risks of the Merger (see page 22)

     By voting to approve the merger, you will be choosing to invest in ClearOne common stock. An investment in ClearOne common stock involves a high degree of risk. In deciding whether to vote for the merger, you should carefully consider the risks that are discussed in detail in this proxy statement/prospectus under the caption "Risk Factors."


E.mergent Prohibited from Soliciting Other Offers (see page 58)

     E.mergent has agreed that, while the merger is pending, it will not initiate or, subject to some exceptions, engage in discussions with third parties regarding some types of extraordinary transactions, such as a merger, business combination or sale of a material amount of assets or capital stock.


Accounting Treatment

     ClearOne intends to account for the merger using the "purchase" method. After the merger, the results of operations of E.mergent will be included in the consolidated financial statements of ClearOne.


Material United States Federal Income Tax Consequences of the Merger (see page
47)

     In general, ClearOne and E.mergent anticipate that E.mergent common stockholders will not recognize capital gain or loss for United States federal income tax purposes on the ClearOne shares they receive in connection with the merger. Taxes will be payable with respect to cash received. You should carefully read the discussion under "The Merger and Related Transactions -- Material U.S. Federal Income Tax Consequences" beginning on page 47 of this document for a more detailed description of the tax consequences of the merger. See also "Risk Factors - The consideration received by the E.mergent stockholders in the merger may be fully taxable" on page 25 of this document.

     In addition, you are encouraged to consult your own tax advisor because tax matters can be complicated, and the tax consequences of the merger to you will depend on the specific facts of your own situation.


No Governmental Approvals or Regulatory Requirements

     We are not aware of any material federal or state regulatory requirements or approvals required for completion of the merger, other than filing a certificate of merger in Delaware at or before the effective time of the merger.


Restrictions on the Ability to Sell ClearOne Common Stock Received in the Merger (see page 67)

     All shares of ClearOne common stock that you receive in connection with the merger will be freely transferable unless you are deemed to be an affiliate of E.mergent or ClearOne prior to the completion of the merger under the Securities

Act of 1933. Shares of ClearOne common stock received by E.mergent's or ClearOne's affiliates in the merger may only be sold in compliance with Rule 145 under the Securities Act of 1933.


Listing of ClearOne common stock (see page 50)

     The shares of ClearOne common stock issued in connection with the merger will be listed on the Nasdaq National Market System.

                       Selected Historical Financial Data

E.mergent

     The following selected historical financial data for the most recent five fiscal years ended December 31, 2000 are derived from the audited financial statements of E.mergent. The financial data for the nine-month periods ended September 30, 2001 and 2000 are derived from unaudited financial statements for the nine months ended September 30, 2001 and 2000, respectively. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which E.mergent considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine-months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. The historical data is only a summary and should be read in conjunction with the historical financial statements, related notes, and other financial information incorporated by reference herein.

                                  Nine Months Ended September 30,
                                  -------------------------------
                                         2001           2000
Operating Results
 Net sales .......................  $ 16,783,266   $ 15,523,229
 Cost of goods sold ..............  $ 10,602,692   $  9,905,960
 Gross profit ....................  $  6,180,574   $  5,617,269
     Marketing and selling .......  $  2,608,466   $  2,171,713
     General and administrative ..  $  2,508,505   $  2,239,629
     Research and development ....  $    504,019   $    572,533

Operating income (loss) ..........  $    559,584   $    633,394
     Other income (expense) ......  $    (75,556)  $   (106,044)
 Income(loss) from continuing
  operations before income taxes..  $    484,028   $    527,350
     Income tax benefit (expense)   $   (199,239)  $     90,572
 Income (loss) from continuing
  operations...... ...............  $    284,789   $    617,922

 Earnings (loss) per common share:
     Basic earnings (loss) from
      continuing operations ......  $       0.05   $       0.11
     Diluted earnings (loss) from
      continuing operations ......  $       0.05   $       0.10
Weighted average shares
outstanding:
     Basic .......................     5,844,110      5,750,440
     Diluted .....................     6,085,029      6,062,720

Balance sheet data

 Current assets ..................  $  8,805,113   $  8,546,142
 Property, plant and
  equipment, net .................  $    525,473   $    689,043

 Total assets ....................  $ 11,278,145   $ 11,355,324

 Current liabilities .............  $  3,012,500   $  4,450,983
 Long-term debt and capital
  leases, net of current
  maturities .....................  $    501,479   $     72,678
 Total stockholders' equity ......  $  7,406,599   $  6,690,155


                                                                Years Ended December 31,
                                                                ------------------------
                                          2000            1999            1998            1997            1996
Operating Results
 Net sales .......................  $ 21,830,372    $ 12,538,462    $  6,162,986    $  6,949,652    $  7,405,548
 Cost of goods sold ..............  $ 13,767,699    $  7,188,236    $  3,624,603    $  4,024,841    $  6,327,871
 Gross profit ....................  $  8,062,673    $  5,350,226    $  2,538,383    $  2,924,811    $  1,077,677
     Marketing and selling .......  $  3,023,696    $  1,373,275    $  1,058,180    $    765,737    $  1,677,189
     General and administrative ..  $  3,128,010    $  2,267,163    $  1,147,245    $  1,230,980    $  1,613,067
     Research and development ....  $    781,616    $    852,400    $    643,643    $    325,881    $    384,804

Operating income (loss) ..........  $  1,129,351    $    857,388    $   (310,685)   $    602,213    $ (2,597,383)
     Other income (expense) ......  $   (151,092)   $     (4,376)   $     89,587    $     51,211    $    265,268
 Income(loss) from continuing
  operations before income taxes..  $    978,259    $    853,012    $   (221,098)   $    653,424    $ (2,332,115)
     Income tax benefit (expense)   $     56,000    $     25,000    $     25,000    $    100,000    $    (30,000)
 Income (loss) from continuing
  operations......................  $  1,034,259    $    878,012    $   (196,098)   $    753,424    $ (2,362,115)

 Earnings (loss) per common share:
     Basic earnings (loss) from
      continuing operations ......  $       0.18    $       0.18    $      (0.05)   $       0.24    $      (0.75)
     Diluted earnings (loss) from
      continuing operations ......  $       0.17    $       0.17    $      (0.05)   $       0.18    $      (0.75)
Weighted average shares
outstanding:
     Basic .......................     5,741,330       4,969,244       3,912,319       3,168,480       3,134,498
     Diluted .....................     6,136,968       5,126,053       4,008,682       4,086,558       3,134,498

Balance sheet data

 Current assets ..................  $ 10,028,843    $  7,285,825    $  4,135,868    $  3,959,183    $  3,936,249
 Property, plant and
  equipment, net .................  $    624,890    $    833,681    $    469,303    $    320,407    $    301,760

 Total assets ....................  $ 12,810,402    $ 10,256,755    $  4,784,511    $  4,279,590    $  4,337,783

 Current liabilities .............  $  4,655,584    $  4,099,368    $    795,935    $    940,127    $  1,811,831
 Long-term debt and capital
  leases, net of current
  maturities .....................  $    654,136    $     98,418    $     24,300    $     36,134    $     16,110
 Total stockholders' equity ......  $  7,190,194    $  5,950,729    $  3,964,276    $  3,303,329    $  2,509,842

ClearOne

     The following selected historical financial data for the most recent five fiscal years ended June 30, 2001 are derived from the audited consolidated financial statements of ClearOne. The financial data for the three-month periods ended September 30, 2001 and 2000 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which ClearOne considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2002. The historical data is only a summary and should be read in conjunction with the historical consolidated financial statements, related notes, and other financial information incorporated by reference herein.

                                          Three Months Ended September 30,
                                          --------------------------------
                                                 2001           2000
                                                 ----           ----
Continuing operating results:
Net sales ...............................   $ 11,220,383   $  9,332,996
Costs of goods sold .....................      4,581,977      3,765,552
Gross Profit ............................      6,638,406      5,567,444
Marketing and selling ...................      2,469,427      1,912,087
General and administrative ..............      1,279,667      1,091,074
Product development .....................        751,951        484,895
                                                 -------        -------
Operating income (loss) .................      2,137,361      2,079,388
Other income (expense) ..................        144,926         64,079
                                                 -------         ------
Income (loss) from continuing
  operations before income taxes ........      2,282,287      2,143,467
Provision for income taxes ..............        870,581        799,513
                                                 -------        -------
Income (loss) from continuing
  operations ............................   $  1,411,706   $  1,343,954
                                            ============   ============

Earnings per common share:
  Basic earnings (loss) from
    continuing operations ..............    $       0.16   $       0.16
  Diluted earnings (loss) from
    continuing operations ...............   $       0.16   $       0.15
Weighted average shares outstanding:
  Basic .................................      8,608,479      8,555,835
  Diluted ...............................      9,060,312      8,781,898

Balance sheet data:

Current assets ..........................   $ 21,615,555   $ 16,064,700

Property, plant and equipment, net ......      3,810,882      3,265,416

Total assets ............................     29,909,280     22,428,759

Current liabilities .....................      3,071,177      3,776,970

Long-term debt, net of current maturities           --             --

Capital leases, net of current maturities         31,081        144,089

Total stockholders' equity ..............     26,061,022     18,302,700

                                                                       Years Ended June 30,
                                                                       --------------------
                                                 2001           2000           1999           1998           1997
                                                 ----           ----           ----           ----           ----
Continuing operating results:
Net sales ...............................   $ 39,878,405   $ 28,118,413   $ 20,268,102   $ 15,159,842   $ 11,825,570
Costs of goods sold .....................     16,503,062     11,008,323      8,907,754      7,434,240      6,161,013
Gross Profit ............................     23,375,343     17,110,090     11,360,348      7,725,602      5,664,557
Marketing and selling ...................      7,753,292      6,165,917      4,313,639      3,189,014      3,131,723
General and administrative ..............      4,648,999      3,132,125      2,544,665      2,470,949      2,006,999
Product development .....................      2,502,169      1,270,819      1,194,686        864,278        790,082
                                               ---------      ---------      ---------        -------        -------
Operating income (loss) .................      8,470,883      6,541,229      3,307,358      1,201,361       (264,247)
Other income (expense) ..................        373,147        179,336        (78,112)      (213,707)      (206,622)
                                                 -------        -------        -------       --------       --------
Income (loss) from continuing
  operations before income taxes ........      8,844,030      6,720,565      3,229,246        987,654       (470,869)
Provision for income taxes ..............      3,318,845      2,418,823      1,208,900         26,694         22,091
                                               ---------      ---------      ---------         ------         ------
Income (loss) from continuing
  operations ............................   $  5,525,185   $  4,301,742   $  2,020,346   $    960,960   $   (492,960)
                                            ============   ============   ============   ============   ============

Earnings per common share:
  Basic earnings (loss) from
    continuing operations ..............    $       0.64   $       0.52   $       0.25   $       0.13   $      (0.06)
  Diluted earnings (loss) from
    continuing operations ...............   $       0.61   $       0.49   $       0.24   $       0.12   $      (0.06)
Weighted average shares outstanding:
  Basic .................................      8,593,510      8,269,941      8,080,536      7,679,985      7,662,494
  Diluted ...............................      9,015,644      8,740,209      8,468,884      7,960,252      7,662,494

Balance sheet data:

Current assets ..........................   $ 19,295,720   $ 14,816,321   $  9,281,753   $  5,828,365   $  4,551,184

Property, plant and equipment, net ......      3,696,615      3,050,349      2,125,959      2,320,336      2,493,287

Total assets ............................     27,597,623     17,920,531     11,519,414      8,311,740      7,335,854

Current liabilities .....................      2,301,886      2,756,780      2,494,666      1,919,422      2,062,630

Long-term debt, net of current maturities           --             --             --          402,584        687,274

Capital leases, net of current maturities         48,227        205,530        455,389        752,728        784,354

Total stockholders' equity ..............     24,501,510     14,753,221      8,352,359      5,237,006      3,801,596


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information gives effect to the acquisitions of Ivron Systems, Ltd. ("Ivron Systems") and E.mergent by ClearOne as well as a private placement of ClearOne's common stock. Effective October 3, 2001, ClearOne, through a wholly owned subsidiary, acquired the shares of Ivron Systems for a combination of cash and stock. On January 21, 2001, ClearOne, entered into a definitive agreement to acquire the stock of E.mergent for a combination of cash and stock. Both of these acquisitions either have been or will be accounted for under the purchase method of accounting. Effective December 11, 2001, ClearOne issued 1,500,000 shares of its common stock in a private placement. The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2001 and the three months ended September 30, 2001 have been prepared as if each transaction occurred on July 1, 2000, whereas the pro forma condensed combined balance sheets as of September 30, 2001 has been prepared as if each transaction occurred on September 30, 2001. Please see the notes to these pro forma combined condensed statements regarding certain assumptions utilized in preparation of the statements.

     ClearOne's fiscal year ends on June 30 while the fiscal years of Ivron Systems and E.mergent historically ended on December 31. Accordingly, ClearOne has combined its historical results from continuing operations for the year ended June 30, 2001 with the unaudited financial results of Ivron Systems and E.mergent for the fiscal year ended June 30, 2001, comprising the last six months of operations of Ivron Systems and E.mergent for the year ended December 31, 2000 and the first six months of operations of Ivron Systems and E.mergent for the year ended December 31, 2001. The unaudited pro forma condensed combined statement of operations presented for the three months ended September 30, 2001 includes the historical unaudited financial results from continuing operations of ClearOne, Ivron Systems and E.mergent for the three months ended September 30, 2001.

     Unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the transactions occurred at the beginning of the period presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined financial statements are based on the respective historical financial statements of ClearOne, Ivron Systems and E.mergent and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company. The unaudited pro forma condensed combined financial information should be read together with ClearOne's historical financial statements and those of Ivron Systems and E.mergent, including the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations", all of which are incorporated by reference.

     Pro forma results of operations include adjustments, which are based upon management's preliminary estimates, to reflect the allocation of the purchase consideration to the acquired assets and liabilities of E.mergent. The final allocation of the purchase consideration will be determined after completion of the merger and will be based on appraisals and a comprehensive final evaluation of the fair value of E.mergent's tangible assets, liabilities and identifiable intangible assets after completion of the merger. Accordingly, the final determination of tangible and intangible assets may result in amortization expense that is significantly higher than the preliminary estimates of these amounts, which would cause ClearOne's depreciation and amortization expenses to increase.

                    Unaudited Pro Forma Financial Information
                   Pro Forma Condensed Combined Balance Sheets
                       As of September 30, 2001 (in 000's)

                                                                 Pro Forma
                                                                Adjustments
                                                     Ivron       for Ivron
                                      ClearOne      Systems       Systems
                                    (Historical)  (Historical)  Acquisition
                                    -------------------------------------------
ASSETS
Current assets
Cash and cash equivalents             $  7,921      $   460      $ (6,924)  A
Accounts receivable, net                 8,849          132
Note receivable - current portion          164
Inventory                                3,741          651
Deferred taxes                             247
Other current assets                       693
                                      ------------------------------------
Total current assets                    21,615        1,243        (6,924)

Property and equipment, net              3,811           21
Goodwill and other intangibles, net      2,748          939          (939)  B
                                                                    8,274   D
Note receivable, long-term portion       1,662
Deposits and other assets                   73
                                      ------------------------------------
Total assets                           $29,909      $ 2,203      $    411
                                      ====================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable                      $    583      $    90
Accrued expenses                         2,352          301
Current portion of unearned
  maintenance contracts
Current portion of capital lease
  and long-term debt obligations           136
                                      ------------------------------------
Total current liabilities                3,071          391

Unearned maintenance contracts
Long-term debt and capital lease            31
  obligations
Deferred consideration--Ivron                                    $  2,223   E
Deferred tax liability                     746
                                      ------------------------------------
Total liabilities                        3,848          391         2,223

Shareholders' equity
Common stock                                 9        5,367        (5,367)  C

Additional paid in capital               9,110        5,278        (5,278)  C


Treasury stock
Note receivable from shareholder
Retained earnings (accumulated
  deficit)                              16,942       (8,833)        8,833   C
                                      ------------------------------------
Total shareholders' equity              26,061        1,812        (1,812)  C
                                      ------------------------------------
Total liabilities and shareholders'
  equity                              $ 29,909      $ 2,203      $    411
                                      ====================================


                                                                                               Pro Forma
                                                                                             Combined for
                                                                                                Private
                                                                                               Placement
                                      Pro Forma                                 Pro Forma     Transaction
                                      Combined                                 Adjustments     and Ivron
                                      for Ivron    Private                         for        Systems and
                                       Systems     Placement      E.mergent     E.mergent      E.mergent
                                     Acquisition  Transaction    (Historical)  Acquisition    Acquisitions
                                     ---------------------------------------------------------------------
ASSETS
Current assets
Cash and cash equivalents             $  1,457     $ 23,850    H   $    177     $ (9,040)   I   $ 16,444
Accounts receivable, net                 8,981                        3,881                       12,862
Note receivable - current portion          164                                                       164
Inventory                                4,392                        4,139                        8,531
Deferred taxes                             247                          460                          707
Other current assets                       693                          148                          841
                                      --------------------------------------------------      ------------
Total current assets                    15,934       23,850           8,805       (9,040)         39,549

Property and equipment, net              3,832                          525                        4,357
Goodwill and other intangibles, net                                   1,747       (1,747)   B
                                        11,022                                    17,072    J     28,094
Note receivable, long-term portion       1,662                           51                        1,713
Deposits and other assets                   73                          150         (150)   K         73
                                      --------------------------------------------------      ------------
Total assets                          $ 32,523     $ 23,850        $ 11,278     $  6,135        $ 73,786
                                      ==================================================      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable                      $    673                     $  1,127                     $  1,800
Accrued expenses                         2,653                          987                        3,640
Current portion of unearned                                             704                          704
  maintenance contracts
Current portion of capital lease
  and long-term debt obligations           136                          194                          330
                                      --------------------------------------------------      ------------
Total current liabilities                3,462                        3,012                        6,474

Unearned maintenance contracts                                          280                          280
Long-term debt and capital lease            31                          501                          532
  obligations
Deferred consideration--Ivron            2,223                                                     2,223
Deferred tax liability                     746                           78                          824
                                      --------------------------------------------------      ------------
Total liabilities                        6,462                        3,871                       10,333

Shareholders' equity
Common stock                                 9     $      1    H         59        $ (59)   M
                                                                                       8    O         18
Additional paid in capital               9,110       23,849    H      7,824       (7,824)   M
                                                                                  12,423    O
                                                                                   1,233    L     46,615
Treasury stock                                                          (73)          73    N
Note receivable from shareholder                                       (122)                        (122)
Retained earnings (accumulated
  deficit)                              16,942                         (281)         281    M     16,942
                                      --------------------------------------------------      ------------
Total shareholders' equity              26,061       23,850           7,407        6,135          63,453
                                      --------------------------------------------------      ------------
Total liabilities and shareholders'
  equity                              $ 32,523     $ 23,850        $ 11,278     $  6,135        $ 73,786
                                      =========================================-========      ============

                  See accompanying notes to unaudited pro forma
                    condensed combined financial statements.

         Unaudited Pro Forma Condensed Combined Statements of Operations
                  For the three months ended September 30, 2001
                                   (in 000's)

                                                                                                                          Pro Forma
                                                                 Pro Forma                                                 Combined
                                                                Adjustments      Pro Forma                  Pro Forma     for Ivron
                                                                 for Ivron       Combined                  Adjustments     Systems
                                                     Ivron        Systems        for Ivron                     for           and
                                       ClearOne     Systems     Acquisition       Systems     E.mergent     E.mergent     E.mergent
                                     (Historical) (Historical)    Systems       Acquisition  (Historical)  Acquisition  Acquisitions
                                     -----------------------------------------------------------------------------------------------



Net sales                              $  1,220     $    47                      $  11,267     $  6,212                    $ 17,479
Cost of goods sold                        4,582         343                          4,925        3,867                       8,792
                                     --------------------------------------     --------------------------------------   -----------
Gross profit (loss)                       6,638        (296)                         6,342        2,345                       8,687

Operating expenses
Marketing and selling                     2,469         304                          2,773          785                       3,558
General and administrative                1,280         695      $           B       1,929          891     $   (56)   B      2,764
                                                                     (46)
Research and product development            752         116          300     F       1,168          182                       1,350
                                     --------------------------------------     --------------------------------------   -----------
Total operating expenses                  4,501       1,115          254             5,870        1,858         (56)          7,672
                                     --------------------------------------     --------------------------------------   -----------
Operating income (loss)                   2,137      (1,411)        (254)              472          487          56           1,015

                                     --------------------------------------     --------------------------------------   -----------
Other income (expense)                      145        (126)                            19          (13)                          6
                                     --------------------------------------     --------------------------------------   -----------
Income (loss) from continuing             2,282      (1,537)        (254)              491          474          56           1,021
  operations before income taxes
Provision (benefit) for income taxes        870                      (94)    G         776          195          21    G        992
                                     --------------------------------------     --------------------------------------   -----------
Income (loss) from continuing
  operations                           $  1,412     $(1,537)     $  (160)        $    (285)    $    279     $    35        $     29
                                     ======================================     ======================================   ===========
Basic earnings (loss) per common
  share                                $   0.16                                                                            $  0.003
Diluted earnings (loss) per common
  share                                $   0.16                                                                            $  0.003
Weighted average shares outstanding:
    Basic                                 8,608                                                                              10,859
    Diluted                               9,060                                                                              11,342


                  See accompanying notes to unaudited pro forma
                     condensed combined financial statements

         Unaudited Pro Forma Condensed Combined Statements of Operations
                     For the fiscal year ended June 30, 2001
                                   (in `000s)


                                                                                                                          Pro Forma
                                                                 Pro Forma                                                 Combined
                                                                Adjustments      Pro Forma                  Pro Forma     for Ivron
                                                                 for Ivron       Combined                  Adjustments     Systems
                                                     Ivron        Systems        for Ivron                     for           and
                                       ClearOne     Systems     Acquisition       Systems     E.mergent     E.mergent     E.mergent
                                     (Historical) (Historical)    Systems       Acquisition  (Historical)  Acquisition  Acquisitions
                                     -----------------------------------------------------------------------------------------------

Net sales                              $ 39,878     $   608                      $  40,486     $ 22,503     $  (188)   P   $ 62,801
Cost of goods sold                       16,503         798                         17,301       14,270        (188)   P     31,383
                                     --------------------------------------     --------------------------------------   -----------
Gross profit (loss)                      23,375        (190)                        23,185        8,233                      31,418

Operating expenses
Marketing and selling                     7,753       1,588                          9,341        3,449                      12,790
General and administrative                4,649         555      $           B       5,022        3,276        (224)   B      8,074
                                                                    (182)
Research and product development          2,502         732        1,200     F       4,434          689                       5,123
                                     --------------------------------------     --------------------------------------   -----------
Total operating expenses                 14,904       2,875        1,018            18,397        7,414        (224)         25,987
                                     --------------------------------------     --------------------------------------   -----------
Operating income (loss)                   8,471      (3,065)      (1,018)            4,388          819         224           5,431

                                     --------------------------------------     --------------------------------------   -----------
Other income (expense)                      373                                        373         (151)                        222
                                     --------------------------------------     --------------------------------------   -----------
Income (loss) from continuing             8,844      (3,065)      (1,018)            4,761          668         224           5,653
  operations before income taxes
Provision (benefit) for income taxes      3,319                     (379)    G       2,940          (70)         83    G      2,953
                                     --------------------------------------     --------------------------------------   -----------
Income (loss) from continuing
  operations                           $  5,525     $(3,065)     $  (639)        $   1,821     $    738     $   141        $  2,700
                                     ======================================     ======================================   ===========

Basic earnings per common share        $   0.64                                                                            $   0.25
Diluted earnings per common share      $   0.61                                                                            $   0.24
Weighted average shares outstanding:
    Basic                                 8,594                                                                              10,844
    Diluted                               9,016                                                                              11,297




                  See accompanying notes to unaudited pro forma
                    condensed combined financial statements

      Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTE 1.

On October 3, 2001, ClearOne executed its share purchase agreement with Ivron Systems. ClearOne paid cash of $6,000,000 for all issued and outstanding shares of Ivron Systems, cash of $650,000 for all outstanding options to purchase common shares of Ivron Systems, and incurred acquisition costs of $274,000 in the transaction. The following is a summary of the preliminary purchase price allocation using the September 30, 2001 balance sheet of Ivron Systems (in 000's):

      Cash                                                      $   460
      Accounts receivable                                           132
      Inventory                                                     651
      Fixed assets                                                   21
      Goodwill and other intangible assets                        8,274
      Accounts payable                                              (90)
      Accrued expenses                                             (301)
      Deferred consideration                                     (2,223)
                                                               ----------
            Total                                               $ 6,924
                                                               ==========


On January 21, 2002, ClearOne entered into a definitive agreement to acquire E.mergent. Under the terms of the agreement, ClearOne will acquire all of the issued and outstanding stock of E.mergent; thereby acquiring title to all assets and assuming all liabilities of E.mergent. As consideration in the transaction, ClearOne will pay cash of $7,300,000 and issue 873,000 shares of its common stock, less the aggregate number of shares of common stock allocated to E.mergent's outstanding stock options assumed by ClearOne in the merger. Outstanding E.mergent stock options will be converted to options to purchase ClearOne's common stock at the ratio specified in the agreement and plan of merger. Additionally, ClearOne expects to incur acquisition costs of $890,000 in the transaction (including approximately $312,000 for anticipated severance payments to terminating E.mergent executives). The following is a summary of the preliminary purchase price allocation using the September 30, 2001 balance sheet of E.mergent (in 000's):

      Cash
                                                                $  (673)
      Accounts receivable                                         3,881
      Inventory                                                   4,139
      Fixed assets                                                  525
      Other assets                                                  659
      Shareholder receivable                                        122
      Goodwill and other intangible assets                       17,072
      Accounts payable                                           (1,127)
      Accrued expenses and customer deposits                       (987)
      Unearned maintenance contracts                               (984)
      Capital leases and long-term debt                            (695)
      Other liabilities                                             (78)
                                                               ----------
            Total                                               $21,854
                                                               ==========


In November 2001, ClearOne initiated a private placement of 1,500,000 shares of its common stock, resulting in net proceeds to the Company of approximately $23,850,000. This private placement was completed on December 11, 2001.

NOTE 2.

     The unaudited pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the Ivron Systems and E.mergent acquisitions as if they had occurred on September 30, 2001 as noted above. The unaudited pro forma condensed combined statements of operations include the adjustments necessary to give effect to the Ivron Systems and E.mergent acquisitions as if they had occurred on July 1, 2000. Adjustments included in the pro forma condensed combined financial statements are summarized as follows:

     (A)  Cash outlay for the Ivron Systems acquisition includes:

          o $6,000,000 - Cash paid to purchase all of the issued and outstanding shares of Ivron Systems as specified in the share purchase agreement.
          o $650,000 - Cash consideration paid to cancel all outstanding options to purchase shares of Ivron Systems.
          o    $274,000 - Cash paid for costs associated with the acquisition.
          o Additional consideration could be payable if certain earnings targets are met as specified in the share purchase agreement.

     (B) Elimination of goodwill and other intangibles (and the related amortization) that were revalued as part of the purchase price allocation.

     (C)  Elimination of Ivron's historical equity.

     (D) Values assigned to intangibles as follows: developed technology - $8 million; goodwill - $274,000. These allocations are based upon a preliminary report from an independent valuation firm.

     (E) Contingent consideration which reflects the difference between the fair value of the assets acquired and the cash consideration paid, pursuant to the provisions of FASB Statement No. 141 (FAS No. 141), Business Combinations.

     (F) The developed technology was preliminarily determined by an independent valuation firm to have useful lives as follows:

                                              Amortization for the
                                         Quarter ended     Fiscal Year
                 Value of     Useful     September 30,   ended June 30,
                Technology      Life          2001            2001
              -----------------------------------------------------------
               $   300,000         3       $  25,000      $   100,000
                 7,700,000         7         275,000        1,100,000
              ----------------          ---------------------------------
               $ 8,000,000                 $ 300,000      $ 1,200,000
              ================          =================================

          Pursuant to FAS No. 141, goodwill is not amortized.

     (G) The tax impact of amortization, as calculated using ClearOne's blended statutory rate of 37.2%.

     (H) Effective December 11, 2001, ClearOne sold 1,500,000 shares of its common stock for $17 per share through a private placement. ClearOne's net proceeds were calculated as follows:

         Gross proceeds (1,500,000 shares X $17)                 $25,500,000
         Placement agent fees                                     (1,530,000)
         Legal and accounting fees                                  (120,000)
                                                                ---------------
         Net proceeds                                            $23,850,000
                                                                ===============

     (I) Cash consideration to be paid to former E.mergent shareholders of $7,300,000 plus ClearOne and E.mergent transaction costs of $1,740,000.

     (J) Amount represents goodwill of $17,072,000 including capitalized acquisition costs of approximately $890,000 (including approximately $312,000 for anticipated severance payments to terminating E.mergent executives). For purposes of these pro forma financial statements, the excess of the purchase price over the fair value of the tangible assets acquired has been allocated to goodwill. Accordingly, pursuant to FAS No. 142, Goodwill and Other Intangible Assets, no related amortization has been reflected in the accompanying pro forma statements of operations. Upon completion of the final purchase price allocation to be determined after ClearOne obtains a valuation, such amounts may be reclassified as other intangible assets which could result in the recognition of additional amortization expense.

     (K) Represents the elimination of an investment that was deemed to have no future value to ClearOne.

     (L) Represents the fair value, as determined in accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--An Interpretation of APB Opinion 25, of the vested options to purchase ClearOne common stock that were issued in exchange for vested options to purchase E.mergent common stock in conjunction with the agreement and plan of merger.

     (M)  Elimination of E.mergent's historical equity.

     (N) In accordance with the agreement and plan of merger, the treasury stock held by E.mergent, which consisted of 50,317 shares, was distributed to E.mergent employees immediately prior to the consummation of the merger.

     (O) Reflects the value of the shares of ClearOne common stock issued to holders of E.mergent common stock as follows: (751,181 shares x $16.55 per share). The per share price is based on ClearOne's average closing price two days prior to and two days subsequent to January 22, 2002 (the date of the announcement of the merger) and assumes that no E.mergent stock options outstanding on the date of the merger agreement have been exercised.

     (P) Elimination of sales and related cost of sales between ClearOne and E.mergent.

               HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

     The following table compares historical and unaudited pro forma earnings
(loss) per share and book value per share information for ClearOne and E.mergent. You should read the table together with the financial information for ClearOne and E.mergent incorporated by reference in this proxy statement/prospectus. You should not rely on the pro forma financial information as an indication of the results that ClearOne would have achieved if the merger had taken place earlier or of the results of ClearOne after the merger.

     The unaudited equivalent pro forma per share data are calculated based on the unaudited pro forma combined per share data (which gives effect to the Ivron acquisition and the private placement transaction as well as the E.mergent acquisition) multiplied by an exchange ratio of 0.20102 of a share of ClearOne common stock for each share of E.mergent common stock outstanding. This exchange ratio assumes that (i) the weighted average closing price of the ClearOne common stock for the ten trading day period ending one trading day prior to the merger is $16.55 and (ii) that no E.mergent stock options outstanding on the date of the merger agreement have been exercised. The actual exchange ratio will not be determined until shortly before the completion of the merger and will impact the pro forma per share amounts shown on this page. Neither ClearOne nor E.mergent has ever declared or paid dividends.


                                        Fiscal Year      Three Months Ended
                                    Ended June30, 2001   September 30, 2001
                                    ------------------   ------------------

CLEARONE HISTORICAL:
Basic earnings per share from
  continuing operations                  $   0.64           $   0.16
Diluted earnings per share from
  continuing operations                      0.61               0.16
Book value per share                         2.84               3.02
E.MERGENT:
Basic earnings per share
  (unaudited)                                0.13               0.05
Diluted earnings per share
  (unaudited)                                0.12               0.05
Book value per share (unaudited)             1.25               1.25
UNAUDITED PRO FORMA COMBINED:
Basic earnings per share                     0.25              0.003
Diluted earnings per share                   0.24              0.003
Book value per share                          --                5.83
UNAUDITED EQUIVALENT PRO FORMA
  COMBINED:
Basic earnings per share                     0.05              0.001
Diluted earnings per share                   0.05              0.001
Book value per share                          --                1.17

                     COMPARATIVE PER SHARE MARKET PRICE DATA

     E.mergent common stock is traded on the Nasdaq SmallCap Market under the symbol "EMRT." ClearOne common stock is traded on the Nasdaq National Market under the symbol "GTNR."

     The following table shows the closing prices per share of E.mergent common stock and ClearOne common stock as reported on the Nasdaq SmallCap Market and the Nasdaq National Market, respectively, on (1) January 18, 2002, the business day preceding the public announcement that ClearOne and E.mergent had entered into the merger agreement and (2) __________, 2002, the last full trading day for which closing prices were available at the time of the printing of this document.

     The following table also includes the equivalent price per share of E.mergent common stock on those dates. This equivalent per share price reflects the combined value of the ClearOne common stock and cash that you would receive for each share of your E.mergent common stock if the merger has been completed on any of these dates.

                        E.mergent           ClearOne              Equivalent
                      Common Stock        Common Stock          Price Per Share
                      ------------        ------------          ---------------

January 18, 2002         $2.95               $17.16               $3.41 (1)
________, 2002           $                   $                    $____ (2)

(1) represents the combined value of cash ($1.23) and stock ($2.18)
(2) represents the combined value of cash ($___) and stock ($____)

Because the market price of E.mergent common stock and ClearOne common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations.

                                  RISK FACTORS

     By voting in favor of the approval of the merger agreement and merger, E.mergent stockholders will be choosing to invest in ClearOne common stock. An investment in ClearOne common stock involves a high degree of risk. In addition to the other information contained in this proxy statement/prospectus, E.mergent stockholders should carefully consider the following risk factors in deciding whether to vote for the merger. Any of the following risks could seriously harm ClearOne's or E.mergent's business and financial results and cause the value of ClearOne's or E.mergent's securities to decline which, in turn, could cause you to lose all or part of your investment.


Risks Relating to the Merger


The ClearOne common stock to be received by E.mergent stockholders in the merger and E.mergent's common stock will fluctuate in value.

     Upon completion of the merger, each share of common stock of E.mergent will be exchanged for a specific amount of cash and a fraction of a share of ClearOne common stock. The cash portion and the share portion that you receive as merger consideration will depend on a number of factors including the weighted-average closing price of ClearOne stock during the ten (10) trading days ending one day prior to the completion of the merger and the number of E.mergent stock options exercised prior to the merger. (See page 52 of this document for a description of the merger consideration). The specific dollar value of ClearOne common stock that you will receive upon completion of the merger will depend on the market value of ClearOne common stock on the date of completion of the merger, and could vary significantly from its current value. The specific dollar value of the E.mergent common stock that you will exchange in the merger could also vary from its current value. The value of both companies' stock has been volatile and you should expect them to continue to fluctuate. In the event, that the weighted-average closing price of ClearOne common stock as quoted on the Nasdaq National Market for the fifteen (15) trading days ending one day prior to the date of the scheduled completion of the merger is greater than $23 or less than $14, either ClearOne or E.mergent may terminate the merger agreement.


ClearOne may not realize the expected benefits of the merger due to difficulties integrating the businesses, operations, product lines and personnel of ClearOne and E.mergent.

     ClearOne's ability to achieve the benefits of the merger will depend in part on the integration of technology, operations, products and personnel of ClearOne and E.mergent. The integration process will be a complex, time-consuming and expensive process and will likely disrupt ClearOne's business to some extent. The challenges involved in this integration include the following:

     o demonstrating to the combined company's customers and suppliers that the merger will not result in adverse changes in client service standards, business focus or product quality;

     o persuading ClearOne's and E.mergent's employees that ClearOne's and E.mergent's business cultures are compatible;

     o integrating different administrative systems efficiently and in a timely manner; and

     o    addressing any perceived adverse changes in business focus.

Additionally, neither ClearOne nor E.mergent can assure that the growth rate of the combined company will equal the growth rate that has been experienced by ClearOne and E.mergent in the past.


ClearOne may not realize the expected benefits of the merger due to difficulties with maximizing the advantages of combining the businesses.

     ClearOne's ability to achieve the benefits of the merger will also depend in part on its ability to take advantage of the combined company's product and customer base. There is no assurance that ClearOne will be able to efficiently and effectively utilize the companies' combined customer base to sell more products than if the companies were separate. ClearOne may also experience difficulties in successfully integrating and adapting each company's product lines to create new product offerings that are attractive to customers.

Customer and employee uncertainty about the merger could harm the combined company.

     ClearOne's and E.mergent's customers may, in response to the announcement or consummation of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by such customers could adversely affect the business of either or both companies and the combined company. Similarly, E.mergent's employees may experience uncertainty about their future role with the combined company until or after ClearOne announces and executes its strategies with regard to E.mergent employees. This may adversely affect the combined company's ability to attract and retain key management, marketing and technical personnel.


Officers and directors of E.mergent have potential conflicts of interest.

     E.mergent stockholders should be aware of potential conflicts of interest and the benefits available to E.mergent directors when considering E.mergent's board of directors' recommendation to approve the transaction. E.mergent officers and directors have stock options, indemnification rights and/or employment agreements that provide them with interests in the transaction that are different from, or in addition to, interests of E.mergent stockholders. These interests include the following:

     o the accelerated vesting of stock options upon completion of the merger;

     o the receipt of severance benefits under employment agreements upon termination of employment following the merger; and

     o the indemnification and insurance coverage with respect to acts taken and omissions to take action in their capacities as directors and officers of E.mergent.

The E.mergent board of directors was aware of these interests when it approved the merger agreement and merger. For a more detailed description of these interests, see "Interests of E.mergent Officers and Directors in the Transaction" on page 44.


Third parties may terminate or alter existing contracts with E.mergent, as a result of the merger.

     E.mergent has contracts with some of its suppliers, distributors, customers, licensors and other business partners that require E.mergent to obtain consent from these other parties in connection with the merger. If their consent cannot be obtained, these contracts may be terminated and E.mergent may suffer a loss of potential future revenue or other benefits that are material to E.mergent's business and the business of the combined company.

Due to the preliminary nature of the purchase price allocation, the impact of additional amortization of intangibles other than goodwill and subsequent impairment analyses of goodwill relating to the merger could adversely affect ClearOne's future operating results.

     In accordance with United States generally accepted accounting principles that apply to ClearOne, ClearOne will account for the merger using the purchase method of accounting. Under purchase accounting, ClearOne will record the following as the cost of acquiring the business of E.mergent:

     o    the cash paid to E.mergent stockholders in the merger;

     o the market value of ClearOne common stock issued in connection with the merger;

     o the fair value, using the Black-Scholes model, of the options to acquire ClearOne common stock that are issued to holders of options to purchase E.mergent common stock in connection with the merger; and

     o    the amount of direct transaction costs paid by ClearOne.

ClearOne will allocate the cost of the items described above to the individual assets acquired and liabilities assumed, including intangible assets such as acquired technology based on their respective fair values. Any excess of the consideration paid over the fair values of tangible and identifiable intangible assets will be recorded as goodwill. Intangible assets other than goodwill, if any, will be amortized over their respective useful lives. In accordance with the provisions of FASB Statement No. 142, "Goodwill and Other Intangible Assets," ClearOne will not amortize any goodwill recorded. Instead, such goodwill will be evaluated for potential impairment on at least an annual basis. Any impairment will be recorded in the period in which it is determined to exist. The amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately $17.1 million, computed using the estimated purchase price of $21.9 million which is based on the average closing price of ClearOne's common stock during the five trading day period ended January 24, 2002, or $16.55 per share.

The estimated goodwill reflected in the unaudited condensed combined balance sheet as of September 30, 2001 is likely to change upon completion of the merger and the receipt of an independent valuation of intangible assets based on the final purchase price, which will subsequently be requested by ClearOne. In the event the final purchase price valuation results in an allocation of a portion of the purchase price to other intangible assets, which are subject to amortization, pro forma amortization expense could be higher than the amount currently reflected in the pro forma statements of operations.


ClearOne and E.mergent expect to incur significant costs associated with the merger.

     ClearOne estimates that it will incur direct transaction costs of approximately $890,000 associated with the merger (including approximately $312,000 for anticipated severance payments to terminating E.mergent executives), which will be included as a part of the total purchase price for accounting purposes. In addition, E.mergent estimates that it will incur direct transaction costs of approximately $850,000, including the fees and expenses payable to Goldsmith, Agio, Helms in connection with the merger (which fees will be in large part determined by the value of the ClearOne common stock and cash paid by ClearOne, calculated at the time of the merger). See "The Merger and Related Transaction - Opinion of E.mergent's financial advisor beginning on page 40 of this document. ClearOne believes the combined company may incur charges to operations, which currently cannot be reasonably estimated, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the businesses and operations of ClearOne and E.mergent. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.


If the merger is not completed, E.mergent's stock price and future business and operations could be adversely affected.

     If the merger is not completed, E.mergent may be subject to the following material risks, among others:

     o E.mergent may be required to pay ClearOne a termination fee of $1,000,000 plus an additional amount of up to $500,000 of ClearOne's expenses incurred in connection with the merger;

     o the price of E.mergent common stock may decline to the extent that the current market price of E.mergent common stock reflects a market assumption that the merger will be completed; and

     o E.mergent's costs related to the merger, such as legal and accounting fees and some of the fees of E.mergent's financial advisor, must be paid even if the merger is not completed.

Further, if the merger agreement is terminated and the E.mergent board of directors determines to seek another merger or business combination, E.mergent may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger.


If the merger is not completed, ClearOne's stock price and future business and operations could be adversely affected.

     If the merger is not completed, ClearOne may be subject to the following material risks, among others:

     o ClearOne may be required to pay E.mergent up to $500,000 of E.mergent's expenses incurred in connection with the merger;

     o the price of ClearOne's common stock may decline to the extent that the current market price of ClearOne's common stock reflects a market assumption that the merger will be completed; and

     o ClearOne's costs related to the merger, such as legal, advisory and accounting fees, must be paid even if the merger is not completed.

ClearOne has experienced significant growth in its business in recent periods and the combined company may not be able to manage future growth.

     ClearOne has experienced a period of significant expansion in personnel, facilities and infrastructure, and further expansion will likely be required. ClearOne has grown from 173 employees at June 30, 2000 to 214 employees at December 31, 2001. In the event the offer and the merger are successful, the combined company will employ a total of approximately 290 employees, assuming no significant workforce reductions. The combined company's productivity and the quality of its products may be adversely affected if it does not integrate and train its employees quickly and effectively. ClearOne also cannot be sure that the combined company's revenues will grow at a sufficient rate to absorb the costs associated with a larger overall headcount. ClearOne expects that the combined company will need to expand its infrastructure, including operating and administrative systems and controls, train employees and coordinate among its executive, engineering, finance, marketing, sales, operations and customer support organizations. In addition, the future growth of the combined company may require significant resources and management attention. Further, once the combined company assesses its resources, it may determine that redundancy in certain areas will require consolidation of its resources, and any organizational disruptions associated with the consolidation process could require further management attention and financial resources. Managing this growth will require substantial resources that the combined company may not have or may not be able to obtain in a timely manner and, therefore, would impede the combined company's growth.


If the combined company is unable to retain and recruit executive and other personnel, it may not be successful in expanding its business.

     The combined company's success will depend to a significant extent on the continued service of its key executive officers and other key employees, including key sales, consulting, technical, operational and marketing personnel. If the combined company unexpectedly loses the services of one or more of its executives or key employees, this could harm the combined company's business and could affect its ability to successfully implement its business objectives. The combined company's future success will also depend in large part on its ability to attract and retain experienced technical, sales, marketing, operational and management personnel.


The termination fee and restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire E.mergent

     Until completion of the merger, with some exceptions, E.mergent is prohibited from initiating or engaging in discussions with a third party regarding some types of extraordinary transactions, such as a merger, business, combination or sale of a material amount of assets or capital stock. In addition, E.mergent agreed to pay a termination fee to ClearOne in specified circumstances. These provisions could discourage other companies from trying to acquire E.mergent even though those other companies might be willing to offer greater value to E.mergent stockholders than ClearOne has offered in the merger. The payment of the termination fee could also have a material adverse effect on E.mergent's financial condition and results of operations.


The consideration received by the E.mergent stockholders in the merger may be fully taxable.

     ClearOne and E.mergent currently anticipate that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code. If, however, the merger is completed at a time when the value of the ClearOne stock has declined below $10.25 per share, so that the value of the ClearOne common stock that you receive may have a value less than the cash that you receive in the merger, the merger may not so qualify as a reorganization. In such event, the exchange of your E.mergent shares in the merger would generally be treated as a fully taxable sale of your E.mergent stock for the value you received from ClearOne. Both ClearOne and E.mergent currently believe that the merger would not be completed if the value of the ClearOne common stock declined to such levels, but it is possible that if such events were to occur the companies could elect to continue with the merger. See "The Merger and Related Transactions - Material U.S. Federal Income Tax Consequences" beginning on page 47 of this document.


Risks Relating to ClearOne's Business


ClearOne may not be able to keep up with rapid technological change in the audio and videoconferencing industries, which could make its products obsolete and adversely affect its operating results.

     ClearOne products and services markets are characterized by rapid technological change. ClearOne's future performance will depend in large part upon its ability to develop and market new products and services in these markets in a timely fashion that responds to customers' needs and incorporates new technology and standards. ClearOne may not be able to design and manufacture products that address customer needs or achieve market acceptance. Any significant failure to design, manufacture, and successfully introduce new products or services could materially harm ClearOne's business. The markets in which ClearOne competes have historically involved the introduction of new and technologically advanced products and services that cost less or perform better. If ClearOne is not competitive in its research and development efforts, its products may become obsolete or be priced above competitive levels.


ClearOne may face intense competition in the audio and videoconferencing industries, which could adversely affect its business.

     The markets for ClearOne products and services are highly competitive. These markets include ClearOne's traditional dealer channel, the market for its conferencing services, and its retail channel. ClearOne competes with businesses having substantially greater financial, research and development, manufacturing, marketing, and other resources. ClearOne expects its competitors to continue to improve the performance of their current products or services, to reduce their current products or service sales prices and to introduce new products or services that may offer greater performance and improved pricing. If ClearOne fails to maintain or enhance its competitive position, ClearOne could experience pricing pressures and reduced sales, margin, profits, and market share, each of which could materially harm its business.


ClearOne may not be able to market its products and services effectively, which may adversely affect its revenues.

     ClearOne is subject to the risks inherent in the marketing and sale of current and new products and services in an evolving marketplace. ClearOne must effectively allocate its resources to the marketing and sale of these products through diverse channels of distribution. If ClearOne's current marketing strategy is unsuccessful, or it is unable to timely adapt to the evolving needs of the market place, ClearOne's business could suffer.


Difficulties in estimating customer demand in its product segment could harm ClearOne's operating results.

     Orders from ClearOne's resellers are based on demand from end-users. Prospective end-user demand is difficult to measure. This means that any period could be adversely impacted by low ClearOne end-user demand, which could in turn negatively affect orders ClearOne receives from resellers. ClearOne's expectations for both short- and long-term future net revenues are based on its own estimates of future demand as well as backlog based on its blanket purchase order program in which certain dealers commit to purchase specified quantities of products over a twelve month period. ClearOne also bases expense levels on those revenue estimates. If ClearOne's estimates are not accurate, its financial performance could be adversely affected.


ClearOne's profitability may be adversely affected by its continuing dependence on its distribution channel.

     ClearOne markets its products primarily through a network of dealers and master distributors. All of its agreements regarding such dealers and distributors are non-exclusive and terminable at will by either party and ClearOne cannot assure you that any or all such dealers or distributors will continue to offer ClearOne products.

     Price discounts to ClearOne's distribution channel are based on performance. However, there are no obligations on the part of such dealers and distributors to provide any specified level of support to ClearOne's products or to devote any specified time, resources or efforts to the marketing of ClearOne's products. There are no prohibitions on dealers or distributors offering products that are competitive with ClearOne's products. Most dealers do offer competitive products. ClearOne reserves the right to maintain house accounts, which are for products sold directly to customers. The loss of dealers or distributors could have a material adverse effect on ClearOne's business.


ClearOne reseller customer contracts are typically short-term and early terminations of its contracts may harm its results of operations.

     ClearOne does not typically enter into long-term contracts with its reseller customers, and ClearOne cannot be certain as to future order levels from its reseller customers. When ClearOne does enter into a long-term contract, the contract is generally terminable at the convenience of the customer. In the event of an early termination by one of ClearOne's largest customers, it is unlikely that ClearOne will be able to rapidly replace that revenue source, which would harm its results of operations.

Lack of capital may adversely limit ClearOne's growth or operations.

     As of December 31, 2001, ClearOne had approximately $26.8 million in cash and $38.3 million in working capital. If ClearOne uses these resources in its efforts to diversify and grow its business through suitable acquisitions or other means, such as its use of cash in the proposed merger with E.mergent, it may at some point in the future be required to seek additional financing. ClearOne cannot assure you that any additional financing would be available on acceptable terms, or at all. If its capital becomes insufficient and additional funding is unavailable, inadequate or not available on acceptable terms, it may adversely affect ClearOne's ability to grow or maintain operations.


Service interruptions could affect ClearOne's business.

     ClearOne relies heavily on its network equipment, telecommunications providers, data, and software to support all of its functions. ClearOne's conference calling service relies 100 percent on its network equipment for its revenues. ClearOne cannot guarantee that its back-up systems and procedures will operate satisfactorily in an emergency. Should ClearOne experience such a failure, it could seriously jeopardize its ability to continue operations. In particular, should ClearOne's conference calling service experience even a short term interruption of its network or telecommunication providers, ClearOne's ongoing customers may choose a different provider, and its reputation may be damaged, reducing its attractiveness to new customers.


ClearOne depends on a limited number of suppliers for components and the inability to obtain sufficient components could adversely affect its business.

     Certain electronic components used in connection with ClearOne's products can only be obtained from single manufacturers and ClearOne is dependent upon the ability of these manufacturers to deliver such components to its suppliers so that they can meet ClearOne's delivery schedules. ClearOne does not have a written commitment from such suppliers to fulfill ClearOne's future requirements. ClearOne's suppliers maintain an inventory of such components, but there can be no assurance that such components will always be readily available, available at reasonable prices, available in sufficient quantities, or deliverable in a timely fashion. If such key components become unavailable, it is likely that ClearOne will experience delays, which could be significant, in production and delivery of its products unless and until ClearOne can otherwise procure the required component or components at competitive prices, if at all. The lack of availability of these components could have a materially adverse effect on ClearOne.

     ClearOne has experienced long component lead times in the past, but it is experiencing improved lead times on many products. Even though ClearOne has purchased more of these "longer-lead-time" parts to ensure continued delivery of products, reduction in these inventories has tracked with the reduction of lead times. Suppliers of some of these components are currently or may become competitors of ClearOne, which might also affect the availability of key components to ClearOne. It is possible that other components required in the future may necessitate custom fabrication in accordance with specifications developed or to be developed by ClearOne. Also, in the event ClearOne, or any of the manufacturers whose products ClearOne expects to utilize in the manufacture of its products, are unable to develop or acquire components in a timely fashion, ClearOne's ability to achieve production yields, revenues and net income may be adversely affected.


ClearOne's business could be adversely affected by unanticipated software problems.

     ClearOne has developed custom software for its products and has licensed additional software from third parties. This software may contain undetected errors, defects or bugs. If ClearOne were to discover significant errors or defects in the future, ClearOne may not be able to fix them or fix them in a timely or cost effective manner. ClearOne's inability to do so could harm its business.


ClearOne's business could be adversely affected if ClearOne were to experience technical difficulties or delays.

     ClearOne may experience technical difficulties and delays with the manufacturing of its products. The products manufactured by ClearOne involve sophisticated and complicated components and manufacturing techniques. Potential difficulties in the manufacturing process that could be experienced by ClearOne include difficulty in meeting required specifications and difficulty in achieving necessary manufacturing efficiencies. If ClearOne is not able to manage and minimize such potential difficulties, its sales could be negatively affected.

Delays in the distribution process could have an adverse effect on ClearOne's results of operations.

     ClearOne's financial performance is dependent in part on its ability to provide prompt, accurate, and complete services to customers on a timely and competitive basis. Delays in distribution in ClearOne's day-to-day operations or material increases in costs of procuring and delivering products could have an adverse effect on ClearOne's results of operations. Any failure of ClearOne's computer operating systems, the Internet or its telephone system could adversely affect its ability to receive and process customers' orders and ship products on a timely basis. Strikes, termination of air travel, or other service interruptions affecting Federal Express Corporation, United Parcel Service of America, Inc., or other common carriers used by ClearOne to receive necessary components or other materials or to ship its products also could impair its ability to deliver products on a timely and cost-effective basis.


If ClearOne is unable to protect its intellectual property rights, its competitive position could be harmed or ClearOne could be required to incur expenses to enforce its rights.

     ClearOne currently relies primarily on a combination of trade secrets, copyrights, trademarks, and nondisclosure agreements to establish and protect its proprietary rights in its products. ClearOne cannot assure that others will not independently develop similar technologies, or duplicate or design around aspects of its technology. ClearOne believes that its products and other proprietary rights do not infringe upon any proprietary rights of third parties. ClearOne cannot assure you, however, that third parties will not assert infringement claims in the future. Such claims could divert ClearOne's management's attention and be expensive, regardless of their merit. In the event of a claim, ClearOne might be required to license third party technology or redesign its products, which may not be possible or economically feasible.


ClearOne's business may be adversely impacted if the government stopped funding certain sales or if it changes regulations.

     In the conferencing market, ClearOne is dependent on government funding to place distance learning sales and courtroom equipment sales. In the event government funding was stopped, these sales would be negatively impacted. Additionally, many of ClearOne's products are subject to federal governmental regulations, such as those of the Federal Communications Commission. New regulations could adversely impact sales.


ClearOne does not intend to pay dividends.

     ClearOne has never paid cash dividends on its securities and does not intend to declare or pay cash dividends in the foreseeable future. ClearOne expects to retain earnings to finance and expand its business. Furthermore, ClearOne's revolving line of credit prohibits the payment of dividends on its common stock.


ClearOne's stockholders may experience dilution from outstanding option exercises and any future financings.

     As of September 30, 2001, ClearOne has granted options to purchase 1,957,798 shares under its 1990 Incentive Plan and 1998 Stock Option Plan. Holders of these options are given an opportunity to profit from a rise in the market price of ClearOne's common stock with a resulting dilution in the interests of the other stockholders. The holders of the options may exercise them at a time when ClearOne might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein. ClearOne's grant of additional options may result in further dilution.


ClearOne's future success depends on its ability to retain its Chief Executive Officer.

     ClearOne is substantially dependent upon certain of its employees, including Frances M. Flood, President and Chief Executive Officer and a director and stockholder. The loss of Ms. Flood by ClearOne could have a material adverse effect. ClearOne currently has in place a key person life insurance policy on the life of Ms. Flood in the amount of $5,000,000.


Existing directors and officers can exert considerable control over ClearOne.

     The officers and directors of ClearOne together had beneficial ownership of approximately 21.5% of its common stock (including options that are currently exercisable or exercisable within sixty (60) days) as of February 1, 2002. Assuming the ClearOne officers' and directors' actual beneficial ownership remained unchanged until completion of the merger, together they would have beneficial ownership of approximately 19.8% of ClearOne's common stock after the merger. This significant holding in the aggregate places the officers and directors in a position, when acting together, to effectively control ClearOne and could delay or prevent a change in control.


International sales are accounting for an increasing portion of ClearOne's net revenue, and risks inherent in international sales could harm its business.

     International sales represent a significant portion of ClearOne's total revenue from continuing operations. For example, international sales represented 13% of its total sales from continuing operations for fiscal 2001 and 12 % for fiscal 2000. ClearOne's international business is subject to the financial and operating risks of conducting business internationally, including: unexpected changes in, or imposition of, legislative or regulatory requirements; fluctuating exchange rates, tariffs and other barriers; difficulties in staffing and managing foreign subsidiary operations; export restrictions; greater difficulties in accounts receivable collection and longer payment cycles; potentially adverse tax consequences; and, potential hostilities and changes in diplomatic and trade relationships.

     ClearOne's sales in the international market are denominated in U.S. Dollars and ClearOne EuMEA transacts business in U.S. Dollars, however, its financial statements are prepared in the Euro, according to German accounting principles. Although conversion to the Euro has eliminated currency exchange rate risk for transactions between the member countries, consolidation of ClearOne EuMEA's financial statements with those of ClearOne, under United States generally accepted accounting principles, requires remeasurement to U.S. Dollars which is subject to exchange rate risks.


The continued integration of ClearOne's subsidiaries and the integration of any additional acquired businesses involves uncertainty and risk.

     ClearOne has dedicated substantial management resources in order to achieve the anticipated operating efficiencies from integrating Ivron Systems with ClearOne. Difficulties encountered in integrating the subsidiary's operations could adversely impact the business, results of operations or financial condition of ClearOne. Also, ClearOne intends to pursue acquisition opportunities in the future. The integration of acquired businesses could require substantial management resources. There can be no assurance that any such integration will be accomplished without having a short or potentially long-term adverse impact on the business, results of operations or financial condition of ClearOne or that the benefits expected from any such integration will be fully realized.


ClearOne's operating results could be volatile and difficult to predict, and in some future quarters, ClearOne's operating results may fall below the expectations of securities analysts and investors, which could result in material declines of ClearOne's stock price.

     ClearOne's operating results may vary depending on a number of factors, including, but not limited to, the following:

     o    demand for its audio and video systems and services;

     o    the timing, pricing and number of sales of its products;

     o actions taken by its competitors, including new product introductions and enhancements;

     o    changes in its price or the prices of its competitors;

     o its ability to develop and introduce new products and to deliver new services and enhancements that meet customer requirements in a timely manner;

     o    the length of the sales cycle for its products;

     o    its ability to control costs;

     o    technological changes in its markets;

     o deferrals of customer orders in anticipation of product enhancements or new products;

     o    customer budget cycles and changes in these budget cycles;

     o    general economic factors; and

     o other unforeseen events that may effect the economy such as the terrorist attacks in New York, NY and Washington, D.C. on September 11, 2001.

If such factors result in ClearOne's operating results falling below the expectations of securities analysts and investors, ClearOne's stock price could decline materially.


Risks Relating to E.mergent's Business


E.mergent's products are subject to rapid technological obsolescence.

     E.mergent's products and services markets are highly competitive and characterized by rapid technological change. E.mergent's future performance will depend in large part upon its ability to remain competitive and to develop and market new products and services in these markets in a timely fashion that responds to customers' needs and incorporates new technology and standards.

     E.mergent may not be able to design and manufacture products that address customer needs or achieve market acceptance. Any significant failure to design, manufacture, and successfully introduce new products or services could materially harm E.mergent's business.

     The markets in which E.mergent competes have historically involved the introduction of new and technologically advanced products and services that cost less or perform better. If E.mergent is not competitive in its research and development efforts, its products may become obsolete or be priced above competitive levels.

     E.mergent cannot assure you that competitors will not introduce comparable or technologically superior products or services, which are priced more favorably than E.mergent's.


E.mergent faces intense competition in the audio and videoconferencing industries, which could adversely affect its business.

     The markets for E.mergent products and services are highly competitive. These markets include E.mergent's traditional dealer channel and its retail channel. E.mergent competes with businesses having substantially greater financial, research and development, manufacturing, marketing, and other resources. E.mergent expects its competitors to continue to improve the performance of their current products or services, to reduce their current products or service sales prices and to introduce new products or services that may offer greater performance and improved pricing. If E.mergent fails to maintain or enhance its competitive position, E.mergent could experience pricing pressures and reduced sales, margin, profits, and market share, each of which could materially harm its business.


E.mergent's business may be adversely affected if it is unable to obtain additional capital when needed.

     If the merger is not completed, E.mergent could require additional capital to maintain operations, finance future growth or for strategic acquisitions, although no such acquisitions are currently planned. Required additional capital would be sought from a number of sources and could include sales of additional shares of capital stock or other securities or loans from banks or other sources. E.mergent's ability to obtain additional funding will depend substantially on operating results in future periods. E.mergent will be materially adversely affected and its ability to continue in business could be jeopardized if it is not able to maintain positive cash flow or profitability or if it is not able to obtain any necessary financing on satisfactory terms.


Difficulties in estimating customer demand in E.mergent's products segment could harm its operating results.

     Orders from E.mergent's resellers are based on demand from end-users. Prospective end-user demand is difficult to forecast. This means that any period could be adversely impacted by lower end-user demand, which could in turn negatively affect orders E.mergent receives from resellers. E.mergent's expectations for both short- and long-term future net revenues are based on its own forecasts of future demand as well as backlog based on its blanket purchase order program in which certain dealers commit to purchase specified quantities of products over a twelve month period. E.mergent also bases expense levels on those revenue forecasts. If E.mergent's forecasts are not accurate, its financial performance could be adversely affected.

E.mergent's profitability may be adversely affected by its continuing dependence on its distribution channel.

     E.mergent markets its products primarily through a network of dealers and distributors. All of E.mergent's agreements regarding such dealers and distributors are non-exclusive and terminable at will by either party and E.mergent cannot assure you that any or all such dealers or distributors will continue to offer its products.

     Price discounts to E.mergent's distribution channel are based on performance. However, there are no obligations on the part of such dealers and distributors to provide any specified level of support to E.mergent's products or to devote any specified time, resources or efforts to the marketing of its products. There are no prohibitions on dealers or distributors offering competitive products. Most dealers do offer competitive products. E.mergent reserves the right to maintain house accounts, which are for products sold directly to customers. The loss of dealers or distributors could have a material adverse effect on E.mergent's business.


Service interruptions could affect E.mergent's business.

     E.mergent relies heavily on its network equipment, telecommunications providers, data, and software, to support all of its functions. E.mergent cannot guarantee that its back-up systems and procedures will operate satisfactorily in an emergency. Should E.mergent experience such a failure, it could seriously jeopardize its ability to continue operations.


E.mergent's ability to provide products and services is dependent on its limited suppliers.

     Certain electronic components used in connection with E.mergent's products can only be obtained from single manufacturers and E.mergent is dependent upon the ability of these manufacturers to deliver such components to E.mergent's suppliers so that they can meet its delivery schedules. E.mergent does not have a written commitment from such suppliers to fulfill its future requirements. E.mergent's suppliers maintain an inventory of such components, but there can be no assurance that such components will always be readily available, available at reasonable prices, available in sufficient quantities, or deliverable in a timely fashion. If such key components become unavailable, it is likely that E.mergent will experience delays, which could be significant, in production and delivery of its products unless and until it can otherwise procure the required component or components at competitive prices, if at all. The lack of availability of these components could have a materially adverse effect on E.mergent.

     E.mergent has experienced long component lead times in the past, but it is experiencing improved lead times on many products. Even though E.mergent has purchased more of these "longer-lead-time" parts to ensure continued delivery of products, reduction in these inventories have tracked with the reduction of lead times. Suppliers of some of these components are currently or may become competitors of E.mergent's, which might also affect the availability of key components to it. It is possible that other components required in the future may necessitate custom fabrication in accordance with specifications developed or to be developed by E.mergent. Also, in the event E.mergent, or any of the manufacturers whose products E.mergent expects to utilize in the manufacture of its products, are unable to develop or acquire components in a timely fashion, E.mergent's ability to achieve production yields, revenues and net income may be adversely affected.


E.mergent's business could be adversely affected if it were to experience technical difficulties or delays.

     E.mergent may experience technical difficulties and delays with the manufacturing of its products. The products manufactured by E.mergent involve sophisticated and complicated components and manufacturing techniques. Potential difficulties in the manufacturing process that could be experienced by E.mergent include difficulty in meeting required specifications and difficulty in achieving necessary manufacturing efficiencies. If E.mergent is not able to manage and minimize such potential difficulties, its sales could be negatively affected.


Delays in the distribution process could have an adverse effect on E.mergent's results of operations.

     E.mergent's financial performance is dependent in part on its ability to provide prompt, accurate, and complete services to customers on a timely and competitive basis. Delays in distribution in its day-to-day operations or material increases in its costs of procuring and delivering products could have an adverse effect on its results of operations. Any failure of either E.mergent's computer operating systems, the Internet or E.mergent's telephone system could adversely affect its ability to receive and process customers' orders and ship products on a timely basis. Strikes or other service interruptions affecting Federal Express Corporation, United Parcel Service of America, Inc., or other common carriers used by us to receive necessary components or other materials or to ship E.mergent's products also could impair its ability to deliver products on a timely and cost-effective basis.

If E.mergent is unable to protect its intellectual property rights, its competitive position could be harmed or it could be required to incur expenses to enforce its rights.

     E.mergent currently relies primarily on a combination of trade secret, copyright, trademark, and nondisclosure agreements to establish and protect its proprietary rights in its products. E.mergent cannot assure you that others will not independently develop similar technologies, or duplicate or design around aspects of E.mergent's technology. E.mergent cannot assure you that third parties will not assert infringement claims in the future. Such claims could divert E.mergent's management's attention and be expensive, regardless of their merit. In the event of a claim, E.mergent might be required to license third party technology or redesign its products, which may not be possible or economically feasible.


Existing directors and officers can exert considerable control over E.mergent.

     The officers and directors of E.mergent together had beneficial ownership of approximately 44% of its common stock (including options that are currently exercisable or exercisable within sixty (60) days) as of February 1, 2002. This significant holding in the aggregate places the officers and directors in a position, when acting together, to effectively control E.mergent and could delay or prevent a change in control.


E.mergent does not intend to pay dividends.

     E.mergent has never paid cash dividends on its securities and does not intend to declare or pay cash dividends in the foreseeable future. Earnings are expected to be retained to finance and expand its business. Furthermore, its revolving line of credit prohibits the payment of dividends on E.mergent's common stock.


You may experience dilution from outstanding option exercises and any future financings.

     As of February 1, 2002, E.mergent has granted options to purchase 124,000 shares under the E.mergent 1997 Nonqualified Stock Option Plan and granted options to purchase 482,000 shares under the E.mergent Stock Option Plan. Holders of these options are given an opportunity to profit from a rise in the market price of E.mergent's common stock with a resulting dilution in the interests of the other stockholders. The holders of the options may exercise them at a time when E.mergent might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein.


E.mergent's business is susceptible to exchange rate risk.

     On January 1, 1999, eleven member countries of the European Union established fixed conversion rates between their existing currencies ("legal currencies") and one common currency, the Euro. The Euro is now trading on currency exchanges and may be used in certain transactions such as electronic payments. Beginning in January 2002, new Euro-denominated notes and coins were introduced, and legacy currencies will be withdrawn from circulation during a brief transition period. The conversion to the Euro has eliminated currency exchange rate risk for transactions between the member countries, which for E.mergent primarily consists of sales to certain customers and payments to certain suppliers. E.mergent is currently addressing the issues involved with the new currency, which include converting information technology systems, recalculating currency risk, and revising processes for preparing accounting and taxation records. Based on the work completed so far, E.mergent does not believe the Euro conversion will have a significant impact on the results of its operations or cash flows.


E.mergent's operating results could be volatile and difficult to predict, and in some future quarters, its operating results may fall below the expectations of securities analysts and investors, which could result in material declines of its stock price.

     E.mergent's operating results may vary depending on a number of factors, including, but not limited to, the following:

     o    demand for its audio and video systems and services

     o    the timing, pricing and number of sales of its products;

     o actions taken by its competitors, including new product introductions and enhancements;

     o    changes in its price or the prices of its competitors;

     o its ability to develop and introduce new products and to deliver new services and enhancements that meet customer requirements in a timely manner;

     o    the length of the sales cycle for its products;

     o    its ability to control costs;

     o    technological changes in its markets;

     o deferrals of customer orders in anticipation of product enhancements or new products;

     o    customer budget cycles and changes in these budget cycles;

     o    general economic factors; and

     o other unforeseen events that may effect the economy such as the terrorist attacks in New York, NY and Washington, D.C. on September 11, 2001.

                          THE E.MERGENT SPECIAL MEETING


General

     E.mergent is furnishing this document to all stockholders of record of E.mergent common stock in connection with the solicitation of proxies by the E.mergent board of directors for use at the special meeting of E.mergent stockholders to be held on _________, 2002, and at any adjournment or postponement of the special meeting. This document also is being furnished by ClearOne to E.mergent stockholders as a prospectus for ClearOne common stock to be issued in connection with the merger.


Date, Place, and Time

     The special meeting will be held at 10:00 a.m., local time, on _________, 2002, at the Acoustic Communications Systems Division, located at 13705 26th Avenue North, Suite 110, Minneapolis, MN 55441.


Purpose of Special Meeting

     At the special meeting, and any adjournment or postponement thereof, E.mergent stockholders will be asked:

     1. to consider and vote upon a proposal to adopt and approve the merger agreement and approve the merger; and

     2. to transact other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.

     A copy of the merger agreement is attached to this document as Annex A. E.mergent stockholders are encouraged to read the merger agreement in its entirety and the other information contained in this document carefully before deciding how to vote.

     Under Delaware law, stockholders can consider at the special meeting only the matters contained in the notice for the special meeting.


Record Date for the Special Meeting

     The E.mergent board of directors has fixed the close of business on __________, 2002, as the record date for determination of E.mergent stockholders entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting.


Voting Rights; Quorum

     E.mergent has one class of common stock outstanding, which has a par value of $.01 per share. Each holder of E.mergent common stock outstanding on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of E.mergent capital stock entitled to vote must be present at the special meeting, in person or by proxy, to constitute a quorum to transact business. If a quorum is not obtained, or fewer voting shares of E.mergent are voted for the adoption and approval of the merger agreement and the approval of the merger than a majority of the voting shares eligible to vote at the special meeting in person or by proxy, the special meeting may be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner (i.e. mail, via phone, the Internet or in person) as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent special meeting.


Required Vote; Abstentions and Broker Non-Votes

     As a condition to completion of the merger, the Delaware General Corporation Law and the merger agreement require that the holders of a majority of all the outstanding shares of E.mergent common stock as of the record date must vote in favor of the merger and merger agreement in order to approve the merger. On the record date, ___________ shares of E.mergent common stock were outstanding, held by approximately_______ holders of record.

     As of the close of business on the record date for the special meeting of E.mergent stockholders at which the merger agreement and the merger will be presented and voted upon, directors and executive officers of E.mergent (and their respective affiliates) collectively owned approximately 41% of the outstanding shares of E.mergent common stock entitled to vote at the special meeting on the merger agreement and the merger. This does not include 342,000 shares of E.mergent common stock issuable upon the exercise of presently exercisable options which these directors and officers beneficially own.

     Four of E.mergent's directors and one officer, holding 2,393,800 shares (approximately 40% of the outstanding shares of E.mergent common stock) have entered into voting agreements and delivered irrevocable proxies, pursuant to which they have agreed to vote their E.mergent shares in favor of adoption and approval of the merger agreement and approval of the merger, in favor of any matter that could reasonably be expected to facilitate the merger, and against any matter which could reasonably be expected to result in a breach by E.mergent of the merger agreement or which could reasonably be expected to result in E.mergent's obligations under the merger agreement to fail to be satisfied.

     Abstentions will be treated as shares present in determining whether E.mergent has a quorum for the special meeting, but will not be voted. Accordingly, abstentions will have the same effect as a vote against approval of the merger. In addition, the failure of an E.mergent stockholder to return a proxy will have the effect of a vote against the proposal to adopt and approve the merger agreement and to approve the merger.

     Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption and approval of the merger agreement and the approval of the merger at the special meeting are not considered routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special meeting. A "broker non-vote" occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. At the special meeting, broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for the purpose of determining the number of votes cast on the merger agreement and the merger. Accordingly, at the special meeting, broker non-votes will have the same effect as a vote against the proposal to adopt and approve the merger agreement and to approve the merger. Consequently, E.mergent stockholders are urged to return the enclosed proxy card marked to indicate their vote.

     The board of directors of E.mergent has unanimously approved the merger, except for one director who abstained due to a conflict of interest arising out of his previous employment with Goldsmith, Agio, Helms. The board of directors of ClearOne has approved the merger and the issuance of shares of ClearOne common stock in the merger. See "The Merger and Related Transactions - Background of the Merger." Utah law does not require that ClearOne stockholders approve the merger. ClearOne, as the sole stockholder of Tundra, has approved the merger.


Recommendation of the Board of Directors of E.mergent

     The E.mergent board of directors has determined that the merger is advisable, in the best interests of E.mergent stockholders and on terms that are fair to the stockholders of E.mergent. Accordingly, except for one director who abstained due to a conflict of interest, the E.mergent board of directors has unanimously approved the merger agreement and the merger and recommends that stockholders vote FOR adoption and approval of the merger agreement and approval of the merger. See "The Merger and Related Transactions- Interests of E.mergent's Directors and Officers in the Merger" for a discussion of conflicts of interest that certain directors and members of management may have in connection with the merger.


Dissenters Rights of Appraisal

     Under Delaware law, holders of E.mergent common stock that comply with the applicable statutory procedures under Delaware law will be entitled to appraisal rights and to receive payment in cash for the fair value of their shares as determined by the Delaware Chancery Court. A summary of the applicable requirements of Delaware law is contained in this proxy statement/prospectus under the caption "The Merger and Related Transactions - Dissenters Rights of Appraisal ." In addition, the text of the applicable provisions of the Delaware General Corporate Law is attached as Annex D. The exercise of appraisal rights is a complicated legal act and you should not rely solely on the disclosure in this document to inform you how to perfect your rights.

Proxies; Revocation

     A proxy card is enclosed for use by E.mergent stockholders. The board of directors of E.mergent requests that stockholders sign and return the proxy card in the accompanying envelope or vote your proxy by phone or the Internet. No postage is required if mailed within the United States. You may vote your proxy by phone twenty-four (24) hours a day, 7 days a week, until 11:00 a.m., Central Time, on _________, 2002 by dialing 800-240-6326 and following the instructions. You may vote your proxy via the Internet twenty-four (24) hours a day, 7 days a week, until 11:00 a.m., Central Time, on _________, 2002 by going to http://www.eproxy.com/emrt and following the instructions. If you have questions or requests for assistance in voting your proxy, please contact Jill Larson, Secretary of E.mergent, by telephone at 763-417-4257 or by email at proxy@emergentincorporated.com.

     All properly executed proxies that E.mergent receives prior to the vote at the special meeting, and which are not revoked, will be voted at the special meeting as instructed on those proxies. Proxies containing no instructions will be voted for adoption and approval of the merger agreement and approval of the merger. A stockholder who executes and returns a proxy or votes a proxy by phone or the Internet, may revoke it at any time before it is voted, but only revoting by phone or the Internet, by executing and returning to E.mergent a proxy bearing a later date, by giving written notice of revocation to an officer of E.mergent, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a previously submitted proxy. You may deliver written notice of a revocation of a proxy or a changed proxy to:

       E.mergent, Inc.
       5960 Golden Hills Drive
       Golden Valley, MN 55416
       Telephone (763) 417-4257
       Facsimile: (763) 542-0069
       Attention: Jill Larson, Secretary

     Brokers holding voting shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions to stockholders on how to instruct the broker to vote the shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS.
                    ---


Solicitation of Proxies

     In addition to soliciting proxies by mail, E.mergent's directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone, email or fax.

                       THE MERGER AND RELATED TRANSACTIONS

     This section of the proxy statement/prospectus and the following two sections entitled "Agreement and Plan of Merger" and "Ancillary Agreements" contain descriptions of the material aspects of the merger and related transactions, including the merger agreement and certain other agreements entered into in connection therewith. While we believe that the following description covers the material terms of the merger, the merger agreement and the related transactions and agreements, the description may not contain all of the information that is important to you. You should read carefully this entire document and the other documents that we refer to for a more complete understanding of the merger and the related transactions.


Background of the Merger

     The terms of the merger agreement are the result of arm's-length negotiations between representatives of ClearOne and E.mergent. The following is a brief discussion of the background of these negotiations, the merger and related transactions:

     During 2001, E.mergent's board of directors and senior management explored methods of enhancing shareholder value through internal growth in the videoconferencing channel, raising new capital, development of the audiovisual channel, the acquisition of technology or acquiring other conferencing services companies.

     In July 2001, the CEO of E.mergent, Jim Hansen, and one of its directors approached a substantial industry partner concerning expanding its existing supplier relationship, forming a joint venture or having the partner acquire E.mergent due to the growing importance of the relationship. The companies conducted a video call on August 30, 2001, further discussing potential synergies, and senior technical officers of both companies met to explore their respective plans. This party continued its discussions with E.mergent, signing a confidentiality agreement in October 2001 as described below.

     In late August 2001, the CEO of E.mergent was approached by a director of a public company, not in the audio-visual industry, about the interest or willingness of E.mergent to consider being acquired. That discussion was very preliminary in nature and no further discussions with this company occurred.

     During the first week of September 2001, the CEO of E.mergent discussed with E.mergent's board of directors the possibility of engaging in more serious business combination discussions with both companies. Following the events of September 11, 2001, the management and the board of directors of E.mergent determined that it was in the best interests of shareholders to explore strategic alternatives, including the possible sale of E.mergent.

     Thereafter, E.mergent interviewed several investment banking firms and on September 28, 2001, E.mergent engaged Goldsmith, Agio, Helms on an exclusive basis to explore various strategic alternatives for E.mergent, including the sale of E.mergent to a third-party. In connection with its engagement, Goldsmith, Agio, Helms prepared a Confidential Executive Summary and worked with E.mergent's senior management team to prepare a list of potential buyers.

     In early to mid October 2001, Goldsmith, Agio, Helms contacted a select group of potential buyers regarding their interest in acquiring E.mergent. The parties that were approached were believed to have both strategic interest and the financial ability to consummate a transaction. As part of this effort, Robin Sheeley, the Chief Technical Officer of E.mergent, telephoned the CEO of ClearOne, Frances Flood, on October 10 and they discussed very briefly whether ClearOne had an interest in acquiring E.mergent. After that conversation, ClearOne asked Wedbush Morgan Securities, Inc. ("Wedbush Morgan") to initiate a preliminary review of E.mergent and to handle preliminary discussions about a potential acquisition with Goldsmith, Agio, Helms.

     Six of the potential buyers Goldsmith, Agio, Helms contacted, including ClearOne, subsequently signed Confidentiality Agreements to permit the exchange of confidential information for the purpose of evaluating the merits of a potential acquisition of E.mergent. ClearOne entered into its Confidentiality Agreement with E.mergent on October 10, 2001. Shortly after signing the Confidentiality Agreements, Goldsmith, Agio, Helms distributed the Confidential Executive Summary to the six potential buyers, including ClearOne. After further review of the opportunity, one of the other potential buyers declined to further participate in any discussions regarding an acquisition of E.mergent. After receiving the Confidential Executive Summary on or about October 12, ClearOne began its review of the summary and other publicly available information on E.mergent.

     On October 23, 2001, five of the potential buyers who executed Confidentiality Agreements, including ClearOne, met with E.mergent's senior management team at the Telcom Conference in Anaheim, California. Two of these buyers expressed interest in buying one of E.mergent's divisions rather than the entire company. E.mergent, with the advice of Goldsmith, Agio, Helms, decided to terminate further discussions with these two buyers as the sale of a division could adversely impact the future of the remaining parts of E.mergent's business and could also result in significant tax expenses to E.mergent.

     The October 23, 2001 meeting between E.mergent and ClearOne was attended by: Frances Flood, Randy Wichinski, CFO of ClearOne, and Gene Kuntz, COO of ClearOne; Michael Gardner and Robert Cherry from Wedbush Morgan; Jim Hansen, Robin Sheeley, and Jill Larson, the Vice President of Administration, from E.mergent; and Jerry Caruso and Roger Redmond from Goldsmith, Agio, Helms. The participants discussed some of the key characteristics of both companies and opportunities within the industry in general. A follow-up meeting for the first week of November was discussed and subsequently, over the next several days, scheduled for November 6.

     Following the meetings in Anaheim, California in late October and early November 2001, E.mergent's senior management team and Goldsmith, Agio, Helms held additional meetings with three of the remaining potential buyers, including ClearOne on November 6. On that date, Frances Flood, Randy Wichinski, and Robert Cherry met with Jim Hansen, Robin Sheeley and Jill Larson at the E.mergent corporate offices and continued discussions regarding the potential benefits of the proposed acquisition, including a presentation by E.mergent covering the product and marketing opportunities possible from the proposed combination of the two companies.

     In late November and early December, E.mergent and Goldsmith, Agio, Helms held subsequent meetings and video conference calls with the three remaining potential buyers, including ClearOne. Meetings and calls with ClearOne involved further discussions regarding E.mergent's business, recent financial results, and financial prospects, as well as aspects of the possible transaction, including possible transaction structures and price. Also during this period, E.mergent and ClearOne continued to exchange additional information about their respective companies. ClearOne continued its investigation of E.mergent. On December 4, 2001, at the request of ClearOne management, Wedbush Morgan provided ClearOne with certain financial analyses regarding the potential acquisition of E.mergent.

     On December 7, 2001, Wedbush Morgan delivered to E.mergent, for discussion purposes only, a tentative proposal on behalf of ClearOne for the acquisition of E.mergent. On December 10, 2001, one other potential buyer made a proposal to purchase E.mergent. Because E.mergent had received specific proposals and was considering them, and to avoid concerns regarding premature disclosure of the proposed acquisition, on December 12, 2001, E.mergent issued a press release stating that it had engaged Goldsmith, Agio, Helms to explore strategic options.

     Between December 12, 2001 and December 18, 2001, E.mergent focused its negotiations with ClearOne, as ClearOne appeared to represent the best potential transaction to E.mergent's shareholders. The negotiations with ClearOne involved further discussion of the structure of the transaction and the consideration offered by ClearOne. ClearOne's proposal was determined to be superior due to its strategic fit with E.mergent, ClearOne's desire to rapidly consummate a transaction, and because ClearOne's proposal was superior both in value and structure, due to the tax-free exchange of stock component to its proposal.

     During this period of time, E.mergent also received an unsolicited inquiry by an institutional investor interested in potentially investing $10 million in newly issued E.mergent stock with the proceeds to be used for internal growth. Since none of these potential proceeds were going to existing stockholders combined with E.mergent's long-term strategic desire to be acquired by an industry partner, E.mergent decided not to proceed with further discussions with this institutional investor until it determined whether or not a satisfactory transaction could be negotiated with ClearOne.

     On December 18, 2001, E.mergent entered into an exclusivity agreement with ClearOne. Pursuant to this agreement, E.mergent agreed to cease all acquisition negotiations with all other parties and to negotiate exclusively with ClearOne for 30 days. Shortly thereafter, ClearOne and E.mergent began negotiation of the specific terms of a transaction and the definitive merger agreement and exchanged drafts of the proposed definitive agreement.

     On December 27, 2001, Randy Wichinski met with Jim Hansen and Jill Larson at E.mergent corporate headquarters in Minneapolis to initiate a formal due diligence process. On December 28, 2001, the ClearOne board of directors met in person and by telephone with members of ClearOne management and representatives of Jones Waldo Holbrook & McDonough, P.C., ClearOne's legal counsel, to discuss the status of the proposed transaction with E.mergent and ClearOne management's due diligence findings to date.

     On January 3 and 4, 2002, members of ClearOne's management and representatives of ClearOne's independent auditors, Ernst & Young LLP, a representative of Jones Waldo, Holbrook & McDonough, P.C. and a representative from Wedbush Morgan visited E.mergent's offices and also met with E.mergent's independent auditors, Deloitte & Touche LLP, to conduct business, financial, accounting tax, and legal due diligence and participate in discussions with E.mergent management, E.mergent's legal counsel and its independent auditors on various issues.

     Between January 4 and January 18, ClearOne continued its investigation and analysis of E.mergent, requesting additional information from E.mergent. Also during this period, ClearOne and E.mergent continued negotiation of the definitive merger agreement.

     On January 17, 2002, E.mergent and ClearOne essentially completed their negotiations with respect to the merger agreement. On that date, the ClearOne board of directors met telephonically, together with representatives of Jones Waldo Holbrook & McDonough P.C. and Robert Cherry of Wedbush Morgan, to informally discuss in detail the terms and negotiations of the definitive merger agreement and the final results of ClearOne management's due diligence investigation.

     On January 18, 2002, E.mergent's board of directors conducted a meeting at which, among other things, Goldsmith, Agio, Helms delivered its opinion as to the fairness, from a financial point of view, of the proposed merger consideration. The board of directors approved the merger agreement with ClearOne. On January 21, 2002, ClearOne's board of directors held a meeting attended by ClearOne management and legal counsel from Jones Waldo Holbrook & McDonough. After reviewing in further detail the proposed acquisition and the terms and conditions of the merger agreement, the ClearOne board of directors approved the merger agreement with E.mergent. On January 21, 2002, ClearOne and E.mergent executed the Merger Agreement and certain E.mergent shareholders executed the related Voting Agreement, Irrevocable Proxies and Affiliate Agreements. ClearOne and E.mergent issued separate press releases early in the morning on January 22, 2002 announcing execution of the merger agreement.

E.mergent's Reasons for the Merger

     The board of directors of E.mergent has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, E.mergent and its stockholders. In reaching its decision, E.mergent 's board of directors consulted with senior management and E.mergent 's financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that E.mergent 's stockholders vote FOR adoption and approval of the merger agreement and approval of the merger:

     o E.mergent's strategic alternatives, including raising additional capital, exploring an acquisition of E.mergent by another party, or engaging in a merger of equals or joint venture transaction with another party;

     o certain factors influencing the audio and videoconferencing industry, including the cost of developing a sales channel, pricing trends, the need to compete by offering a more complete line of products, and other competitive factors;

     o the overall strategic fit between E.mergent and ClearOne in view of their respective product lines, markets, and distribution channels and the potential synergies, efficiencies, and cost savings that could be realized through a combination of E.mergent and ClearOne;

     o the opportunity for E.mergent shareholders to continue equity participation in a larger, more diversified audio and videoconferencing company at a premium over market prices for E.mergent common stock prior to announcement of the merger;

     o the financial advice provided to E.mergent by Goldsmith, Agio, Helms and its opinion that the consideration to be received by E.mergent shareholders in the merger is fair from a financial point of view;

     o the merger is expected to be a partially tax-free transaction for federal income tax purposes to E.mergent shareholders receiving ClearOne common stock; and

     o    the terms and conditions of the merger agreement.

     E.mergent's board of directors also identified and considered a number of uncertainties and risks in its deliberations concerning the merger, including the following:

     o the risk that the potential benefits sought in the merger may not be fully realized, if at all;

     o the risk of management and employee disruption as a result of the merger, including the risk that key personnel may choose not to remain employed with the combined company; and

     o other applicable risks associated with the businesses of E.mergent and ClearOne described in this proxy statement/prospectus.

     The foregoing discussion of the information and factors considered by E.mergent 's board of directors, while not exhaustive, includes the material factors considered by the E.mergent board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, E.mergent 's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.


Opinion of E.mergent's Financial Advisor

     Goldsmith, Agio, Helms has acted as E.mergent's exclusive financial advisor in connection with proposed merger. E.mergent selected Goldsmith, Agio, Helms based on Goldsmith, Agio, Helms' experience, expertise, and reputation. Goldsmith, Agio, Helms is a nationally recognized investment banking firm which, as a customary part of its business, is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes.

     In connection with Goldsmith, Agio, Helms' engagement, E.mergent requested that Goldsmith, Agio, Helms evaluate the fairness, from a financial point of view, to the holders of E.mergent common stock of the merger consideration. On January 18, 2002, at a meeting of the E.mergent board of directors held to evaluate the merger, Goldsmith, Agio, Helms delivered to the E.mergent board of directors an oral opinion, which was confirmed thereafter by delivery of a written opinion dated January 18, 2002, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, and limitations set forth therein, the proposed merger consideration was fair, from a financial point of view, to the holders of E.mergent common stock.

     The full text of Goldsmith, Agio, Helms' written opinion, dated January 18, 2002, to the E.mergent board of directors, which sets forth the procedures followed, assumptions made, matters considered, and limitations on the review undertaken, is attached to this document as Annex C and is incorporated into this document by reference. You are urged to read the Goldsmith, Agio, Helms opinion in its entirety. The description of the Goldsmith, Agio, Helms opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Goldsmith, Agio, Helms' opinion is rendered for the benefit and use of the board of directors of E.mergent in connection with the board of directors' consideration of the merger, relates only to the fairness of the merger consideration from a financial point of view, does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any holder of E.mergent common stock with respect to any matters, including the shareholder vote, relating to the proposed merger.

     In arriving at its opinion, Goldsmith, Agio, Helms undertook such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Goldsmith, Agio, Helms:

     o reviewed the latest draft of the merger agreement made available to Goldsmith, Agio, Helms, dated January 17, 2002, and assumed that the final form of the merger agreement would not vary in any material respect from the January 17th draft, and that the terms of the consideration to be paid to the holders of E.mergent common stock will be identical to those set forth in the January 17th draft;

     o reviewed certain financial and other information that is publicly available relating to E.mergent;

     o reviewed certain financial and other information that is publicly available relating to ClearOne;

     o reviewed certain internal financial and operating data of E.mergent that was made available to Goldsmith, Agio, Helms by E.mergent;

     o discussed with senior management of E.mergent the financial condition, operating results, business outlook and prospects of E.mergent;

     o discussed with senior management of ClearOne the present financial condition, operating results, and near term business outlook of ClearOne;

     o reviewed E.mergent's and ClearOne's historical common stock price trends;

     o analyzed the stock price premiums paid in recent mergers and acquisitions of publicly traded companies with transaction values ranging from $10 to $50 million, and compared those premiums to the premium implied by the consideration in the proposed merger;

     o performed a discounted cash flow analysis of E.mergent's projected financial performance as a stand-alone entity, based on financial projections that E.mergent management provided to Goldsmith, Agio, Helms;

     o reviewed the valuations of publicly traded companies that Goldsmith, Agio, Helms deemed generally comparable (for such purposes) to E.mergent; and

     o reviewed the financial terms of certain transactions Goldsmith, Agio, Helms deemed comparable to the merger that recently have been effected.

     In arriving at its opinion, Goldsmith, Agio, Helms relied upon and assumed, without independent verification, the accuracy and completeness of the financial statements and other information furnished by, or publicly available relating to, E.mergent or ClearOne, or otherwise made available to Goldsmith, Agio, Helms. Goldsmith, Agio, Helms also relied upon the representations and warranties of E.mergent and ClearOne contained in the merger agreement and have assumed, without independent verification, that they are true and correct. Goldsmith, Agio, Helms was not engaged to, and did not attempt to, or assume responsibility to, verify independently such information. Goldsmith, Agio, Helms further relied upon assurances by E.mergent that the information provided to Goldsmith, Agio, Helms had a reasonable basis, and with respect to projections and other business outlook information, reflected the best then-currently available estimates and judgments of future financial performance of E.mergent, and that E.mergent was not aware of any information or fact that would make the information provided to Goldsmith, Agio, Helms incomplete or misleading. Goldsmith, Agio, Helms also assumed that E.mergent and ClearOne each would perform all of the covenants and agreements to be performed by it under the merger agreement, that the conditions to the merger set forth in the merger agreement would be satisfied and that the merger would be consummated on a timely basis in the manner contemplated by the merger agreement. Goldsmith, Agio, Helms also assumed that, once consummated, the merger would qualify as a partially tax-free reorganization for federal income tax purposes.

     In arriving at its opinion, Goldsmith, Agio, Helms did not perform any appraisals or valuations of specific assets or liabilities of E.mergent, nor was Goldsmith, Agio, Helms furnished with any such appraisals. The Goldsmith, Agio, Helms opinion is necessarily based upon the information available to Goldsmith, Agio, Helms and the facts and circumstances as they existed and are subject to evaluation on the date of the opinion, including the financial, economic, market and other conditions as in effect on the date of the opinion; events and conditions occurring or existing after the date of the opinion could materially affect the assumptions used in preparing the opinion.

     Goldsmith, Agio, Helms did not opine on, nor did its opinion consider, the tax consequences of the merger, including tax consequences to any holder of E.mergent common stock. Goldsmith, Agio, Helms was not asked to, nor did it, express any opinion as to the relative merits of the merger as compared to any alternative business strategies that might exist for E.mergent, the effect of any other transaction in which E.mergent might engage, or the form of the merger agreement or the terms contained therein. Furthermore, Goldsmith, Agio, Helms expressed no opinion as to the prices at which either E.mergent or ClearOne stock may trade following the date of its opinion. Goldsmith, Agio, Helms' opinion was rendered as of the date thereof, and Goldsmith, Agio, Helms did not express any opinion as to whether, on or about the effective time of the merger, the merger consideration would be fair, from a financial point of view, to E.mergent's shareholders.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Goldsmith, Agio, Helms analyses set forth below does not purport to be a complete description of the analyses performed by Goldsmith, Agio, Helms in arriving at its opinion or of the presentation by Goldsmith, Agio, Helms to E.mergent's board of directors. In arriving at its opinion, Goldsmith, Agio, Helms did not attribute any particular weight to any analysis or factor considered by it, but rather considered the results of its analyses as a whole. Accordingly, Goldsmith, Agio, Helms believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, or of the summary, without considering all factors and analyses, could create an incomplete view of the processes underlying its analyses.

     The analyses performed by Goldsmith, Agio, Helms (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Goldsmith, Agio, Helms' analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of merger consideration payable pursuant to the merger was determined through negotiation between E.mergent and ClearOne. Although Goldsmith, Agio, Helms provided financial advice to E.mergent during the course of the negotiations, Goldsmith, Agio, Helms did not recommend the amount of the merger consideration or the payment or other terms thereof, and the decision to enter into the merger agreement was solely that of E.mergent's board of directors. Goldsmith, Agio, Helms' opinion as to the fairness of the merger consideration from a financial point of view was only one of many factors considered by the board of directors in making their determination to recommend adoption of the merger agreement, and should be not be viewed as determinative of the views of the E.mergent board of directors or management with respect to the proposed merger or the merger consideration payable in the merger.

     The following is a summary of the material financial analyses underlying Goldsmith, Agio, Helms' opinion dated January 18, 2002, delivered to the E.mergent board of directors in connection with the proposed merger:

     Discounted Cash Flow Analysis. Goldsmith, Agio, Helms performed a discounted cash flow analysis based on the projected five-year financial performance of E.mergent provided to Goldsmith, Agio, Helms by E.mergent management. E.mergent's weighted average cost of capital for purposes of this analysis was calculated to be approximately 19.2 %. Terminal values were calculated by applying alternative perpetual growth rates of 3.0 % to 4.5 % to the projected free cash flow in fiscal year 2006. Based on this analysis, E.mergent's implied per share equity values ranged from approximately $2.02 to $2.98. Discounted cash flow analysis is a widely-used valuation methodology, but it relies on numerous assumptions, including assets and earnings growth rates, terminal values, and discount rates. This analysis is not necessarily reflective of the actual value of E.mergent.

     Analysis of Publicly Traded Comparable Companies. Goldsmith, Agio, Helms analyzed selected historical financial, operating, and stock market data of E.mergent, ClearOne, and other publicly traded companies that Goldsmith, Agio, Helms deemed to be comparable to E.mergent for this analysis. The five companies (collectively, the "Comparable Companies") deemed by Goldsmith, Agio, Helms to be reasonably comparable to E.mergent in terms of products and services offered, markets served, and business prospects were:

     o    InFocus Corporation;

     o    Inter-Tel Inc.;

     o    MCSi, Inc.;

     o    Forgent Corporation (formerly VTEL Corporation); and

     o    Wire One Technologies, Inc.

     Although E.mergent was included in the analysis for reference purposes, E.mergent was not included in any calculation of implied multiples for purposes of Goldsmith, Agio, Helms' analysis.

     No company utilized in the Comparable Company Analysis is identical to E.mergent. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of E.mergent and other factors that could affect the public trading value of the comparable companies to which they are being compared.

     Goldsmith, Agio, Helms examined certain publicly available financial data of the Comparable Companies, including the ratio of enterprise value (equity value plus total debt, including preferred stock, less cash and cash equivalents) to latest-12-month ("LTM") revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT").

     This analysis showed that the Comparable Companies had a multiple represented by the ratio of enterprise value to LTM revenue ranging from 0.7x to 2.4x, with a mean of 1.4x and a median of 1.1x; a multiple represented by the ratio of enterprise value to LTM EBIT ranging from 14.0x to 19.3x, with a mean of 15.9x and a median of 14.5x; and a multiple represented by the ratio of enterprise value to LTM EBITDA ranging from 11.0x to 12.7x, with a mean of 11.7x and a median of 11.5x.

     By applying the median ratios derived from the Comparable Company Analysis to E.mergent's estimated operating results for its LTM results ending September 30, 2001, E.mergent's implied range of equity value per share was calculated to be approximately $2.45 to $3.96.

     Analysis of Selected Merger and Acquisition Transactions. Goldsmith, Agio, Helms compared the proposed merger with selected comparable merger and acquisition transactions (the "Comparable Transaction Analysis"). No transaction analyzed in the Comparable Transaction Analysis is identical to the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of E.mergent and other factors that could affect the acquisition value of the companies to which E.mergent is being compared.

     Goldsmith, Agio, Helms performed an analysis of 28 merger and acquisition transactions involving companies operating in the audio and video conferencing services and equipment and other related markets that occurred between November 1995 and January 2002. From the 28, Goldsmith, Agio, Helms selected eight that were deemed to be closely relevant.

     For the eight merger and acquisition transactions analyzed, the multiple represented by the ratio of enterprise value to LTM revenue ranged from 0.5x to 3.0x, with a mean of 1.5x and a median of 0.8x. The multiple represented by the ratio of enterprise value to LTM EBITDA was 8.7x. By applying the median ratios derived from the Comparable Transaction Analysis to E.mergent's estimated operating results for the LTM results ending September 30, 2001, E.mergent's range of implied equity value per share was calculated to be approximately $2.27 to $2.86.

     Acquisition Premiums Analysis. Goldsmith, Agio, Helms analyzed the premiums paid for approximately 150 publicly disclosed mergers and acquisitions of companies with enterprise values ranging from $10 to $50 million executed between January 2000 and December 2001. The mean and the median premium paid over the targets' stock prices 30 business days before the announcement date, five business days before the announcement date, and one business day before the announcement date were 50.4 % and 46.5 %, 44.9 % and 39.3 %, and 39.5 % and 33.1 %, respectively. The range on these transactions vary from negative premiums to premiums in excess of 130 %.

     The per share price to be paid to E.mergent shareholders by ClearOne of approximately $3.47 (calculated based on ClearOne's share price as of the close of trading on January 16, 2002) represents a premium of 10.2 % over E.mergent's share price as of the close of trading on January 16, 2002, and a premium of 21.3% over E.mergent's share price as of the close of trading on December 11, 2001 (the date immediately prior to the date of the press release announcing the engagement of Goldsmith, Agio, Helms by E.mergent).

     Common Stock Trading History. Goldsmith, Agio, Helms' analysis of E.mergent's and ClearOne's common stock trading history consisted of historical analyses of the closing prices and volumes of E.mergent and ClearOne and the relative performance of E.mergent, ClearOne, the Dow Jones Industrial Average, and the S&P 500 Index. Goldsmith, Agio, Helms' analysis considered the high and low closing prices for E.mergent and ClearOne over the twelve-month period ended January 16, 2002. On December 14, 2001, E.mergent's common stock reached a twelve-month high closing price per share of $3.29 and on September 27, 2001, reached a twelve-month low closing price per share of $1.10. On October 10, 2001, ClearOne's common stock reached a twelve-month high closing price per share of $21.75 and on April 3, 2001, reached a twelve-month low closing price per share of $9.63.

     Goldsmith, Agio, Helms also analyzed the volume of shares traded at various prices. For E.mergent's common stock, the volume-weighted average price per share for the twelve months ending on January 16, 2002 was $2.15. For ClearOne, the volume-weighted average price per share for the twelve months ending January 16, 2002 was $17.25.

     Miscellaneous. E.mergent has agreed to pay Goldsmith, Agio, Helms a fee for its financial advisory services in connection with the proposed merger based upon a percentage of the transaction value of the merger calculated upon the closing of the merger. Assuming the closing sales price of the ClearOne common stock is $14.79 on the day of the merger (which was the closing sales price on February 4, 2002), the fee payable to Goldsmith, Agio, Helms upon consummation


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

of the merger would be approximately $670,583. Goldsmith, Agio, Helms received a non-contingent fee of $100,000 upon delivery to the E.mergent board of directors of its fairness opinion, which amount will be credited against the total fee to be paid by E.mergent to Goldsmith, Agio, Helms upon the closing of the merger. Goldsmith, Agio, Helms also received a one-time retainer of $50,000 following its engagement by E.mergent. E.mergent has agreed to reimburse Goldsmith, Agio, Helms for reasonable out-of-pocket expenses (up to a maximum of $10,000), including, but not limited to, fees and expenses of counsel, and to indemnify Goldsmith, Agio, Helms against liabilities and expenses arising out of its engagement. Roger Redmond, a current director or E.mergent, was employed by Goldsmith, Agio, Helms from June 1999 to December 2001, most recently as a Managing Director.


Recommendation of E.mergent's Board of Directors

     The E.mergent board of directors believes that the merger is advisable and in the best interests of E.mergent and its stockholders. The E.mergent board, therefore, recommends that its stockholders vote FOR approval of the merger.

     See "The Merger and Related Transactions - Background of the Merger," "- E.mergent's Reasons for the Merger," "- Opinion of E.mergent's Financial Advisor," and "- Material U.S. Federal Income Tax Consequences."


Interests of E.mergent's Directors and Executive Officers in the Merger

     When you are considering the recommendation of E.mergent's board of directors with respect to approving the merger and the merger agreement, you should be aware that some of the directors and executive officers of E.mergent have interests in the merger and participate in arrangements that are different from, or are in addition to, those of E.mergent stockholders generally. The E.mergent board of directors was aware of these interests and considered them, among other matters, when it approved the merger and the merger agreement. These interests include the following:


     Accelerated Vesting of Options

     The vesting restrictions on all outstanding options held by directors and executive officers to purchase E.mergent stock will accelerate, thereby causing such stock options to become fully vested and exercisable immediately prior to the closing of the merger. The aggregate number of shares of E.mergent common stock issuable upon the exercise of unvested options held by directors and executive officers as of January 21, 2002, the date of the merger agreement, was 13,333 shares. Pursuant to the terms of the merger agreement, all options to purchase E.mergent common stock will be assumed by ClearOne in the merger and converted into options to purchase ClearOne common stock. For further discussion about the treatment of E.mergent options in the merger, see the section entitled "Agreement and Plan of Merger - Stock Options" on page 54 of this document.


     Executive Employment Agreements

     ClearOne and E.mergent expect that upon the completion of the merger, Robin Sheeley, a director and the Chief Technical Officer of E.mergent, will become ClearOne's Chief Technology Officer. Based on discussions between Mr. Sheeley and ClearOne, they anticipate his employment with ClearOne will be on terms substantially similar to those of his current employment with E.mergent. The current executive employment agreement with E.mergent continues through August 2, 2002, and provides that it is to be automatically extended each year for additional one-year periods, unless E.mergent gives prior notice of non-renewal. His executive employment agreement provides that if, within six months following a merger, Mr. Sheeley's employment is terminated for any reason, other than for cause, or he voluntarily terminates his employment, then Mr. Sheeley is entitled to a severance payment that will be equal to the sum of his current annual base salary for twelve months, plus the last annual bonus from E.mergent. The severance payment generally would be made in equal installments over twelve months.

     As of January 1, 2000, E.mergent entered into an executive employment agreement with James Hansen, E.mergent's Chairman, Chief Executive Officer, President and Treasurer. The executive employment agreement continues through January 1, 2003, and provides that it is to be automatically extended each year for additional one-year periods, unless E.mergent gives prior notice of non-renewal. His executive employment agreement provides that if, within six months following a merger, Mr. Hansen's employment is terminated for any reason, other than for cause, or if his job responsibilities or authority are substantially reduced, then Mr. Hansen is entitled to a severance payment that will be equal to the sum of his current annual base salary for twelve months, plus the last annual bonus paid by E.mergent. The severance payment generally would be made in equal installments over twelve months.


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

     On January 1, 1998, E.mergent entered into an employment agreement with Jill Larson, E.mergent's Vice President-Administration and Corporate Secretary. The executive employment agreement continued through January 1, 2002, and provides that it is to be automatically extended each year for additional one-year periods, unless E.mergent gives prior notice of non-renewal. Such notice was not given by E.mergent during 2001, and Ms. Larson's employment agreement has been extended to January 1, 2003. Her executive employment agreement provides that if, within six months following a merger, Ms. Larson's employment is terminated for any reason, other than for cause, or she voluntarily terminates her employment, then Ms. Larson is entitled to a severance payment that will be equal to the sum of her current annual base salary for twelve months, plus the last annual bonus from E.mergent. The severance payment generally would be made in equal installments over twelve months.

     In the event that the employment of the executive officers is terminated immediately after the merger (as is currently anticipated for Mr. Hansen and Ms. Larson but not for Mr. Sheeley), it is estimated that, based on specific assumptions, the severance payments payable under these agreements, plus the value of the related benefits and vesting of unvested stock options, would be approximately $189,000 to Mr. Hansen, $123,000 to Ms. Larson, and $160,000 to Mr. Sheeley.


     Indemnification and Directors and Officers Insurance

     E.mergent officers and directors are entitled to continuing indemnification against some liabilities by virtue of provisions contained in E.mergent's certificate of incorporation, and by-laws. In addition, the executive officers have continuing coverage by E.mergent's directors and officers liability insurance for acts arising during their tenure with E.mergent

Consideration of the Merger by Clear One's Board of Directors and Reasons for the Merger

     The ClearOne board of directors approved the merger agreement and the merger with E.mergent because it believes that the combined company has the potential to become a stronger conferencing products and services company in a growing and competitive market. In particular, the ClearOne board of directors believes that the acquisition will help position ClearOne to achieve its long-term operating and financial objectives, and reinforce its strategy of providing a comprehensive suite of conferencing products and services. In addition, the ClearOne board of directors believes that the merger will allow the combined company the opportunity to realize the following anticipated benefits of the merger:

     o The ability to expand and enhance certain product lines of the combined company. For example, ClearOne's Gentner division plans to enhance its V-There(TM) video conferencing products with a full line of patented video peripheral devices, including document and voice-tracking cameras, from E.mergent's VideoLabs division.

     o The ability to utilize the other company's existing sales channels. For example, ClearOne will have the opportunity to sell ClearOne's line of video and audio products into E.mergent's established set-top video conferencing sales channel. In turn, ClearOne intends to use its existing sales channels to sell VideoLabs' products.

     o The ability to expand ClearOne's best-in-class technical team, which assists its dealer/integrator channel with service, support, and training, with E.mergent's Acoustic Communications Systems(TM) division, and which is anticipated to function as installation support to the existing dealer network of ClearOne's Gentner division.

     o The ability to bring ClearOne products and services, as well as new products and services that the combined company has the opportunity to produce, to E.mergent's customer base that currently uses other vendors for conferencing products and services.

     o The ability to expand ClearOne's management team through the addition of E.mergent's Chief Technical Officer Robin Sheeley, who will join ClearOne as Chief Technology Officer with responsibility for all research and product development.

     o The ability to have an expanded geographic representation with additional locations in Chicago, Illinois, Minneapolis, Minnesota and Des Moines, Iowa.

     o The ability to broaden ClearOne's international distribution and expertise by gaining E.mergent's experience and distribution in international markets.


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

     o The ability to realize benefits from combining each company's proprietary intellectual property.

     The ClearOne board of directors also reviewed with its financial and legal advisors the specific terms and conditions of the merger agreement, including the representations, warranties and covenants and the conditions to each party's obligations to complete the merger. The ClearOne board of directors also received reports from its management and financial and legal advisors as to the results of the due diligence investigation of E.mergent, which was performed with the assistance of its financial and legal advisors, and determined that these reports did not disclose information that would preclude its approval of the merger. The ClearOne board of directors also considered the following risks and additional factors relating to the merger:

     o the risk that the benefits sought in the merger would not be fully achieved;

     o    the risk that the merger would not be consummated;

     o    possible post-merger resignations of E.mergent's management;

     o the risk that the stockholders of E.mergent would not approve of the merger; and

     o    the    other    applicable    risks    described    in   this    proxy
          statement/prospectus under "Risk Factors."

The foregoing discussion of the factors considered by ClearOne's board of directors, while not exhaustive, includes the material factors considered by its board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, ClearOne's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors. After taking into account these and other factors, the ClearOne board of directors unanimously determined that the merger agreement and the merger were in the best interests of ClearOne and its stockholders and that ClearOne should enter into the merger agreement and complete the merger.

Other Prior Contacts Between ClearOne and E.mergent

     Prior to the negotiations leading to the merger agreement described in this proxy statement/prospectus, E.mergent served as a dealer for some of ClearOne's products pursuant to an August 1998 room systems product dealer agreement between ClearOne and Acoustic Communications System. The agreement is a standard dealer agreement used by ClearOne for its other dealers, containing usual and customary responsibilities and conditions. During calendar year 2001, E.mergent purchased approximately $173,974 of products from ClearOne pursuant to the dealer agreement.

Restrictions on Resale of ClearOne Common Stock

     The shares of ClearOne common stock to be issued in connection with the merger have been registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of ClearOne common stock issued to any person who is deemed to be an "affiliate" of either ClearOne or E.mergent immediately prior to the consummation of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of ClearOne or E.mergent and may include some of E.mergent's officers and directors, as well as E.mergent's principal stockholders. Affiliates may not sell their shares of ClearOne common stock acquired in connection with the merger except pursuant to:

     o an effective registration statement under the Securities Act covering the resale of those shares;

     o    an exemption under paragraph (d) of Rule 145 under the Securities Act;
          or

     o    any other applicable exemption under the Securities Act.

     ClearOne's registration statement on Form S-4, of which this document forms a part, does not cover the resale of shares of ClearOne common stock to be received by any person in the merger. This proxy statement/prospectus does not cover any resale of ClearOne common stock that you receive in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.


Accounting Treatment of the Merger

     ClearOne intends to account for the merger using the "purchase" method. After the merger, the results of operations of E.mergent will be included in the consolidated financial statements of ClearOne.


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


Material U.S. Federal Income Tax Consequences

     The following is a summary of the material U.S. federal income tax consequences of the merger generally applicable to E.mergent stockholders. This discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to ClearOne, E.mergent or the E.mergent stockholders as described herein.

     We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws. Factors that could alter the tax consequences of the merger to you include:

     o    if you are a broker or dealer in securities;

     o    if you are an insurance company;

     o    if you are a tax-exempt organization;

     o if you are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     o    if you are a non-U.S. person or entity;

     o    if you are a financial institution or insurance company;

     o if you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     o    if you are an investor in a pass-through entity;

     o    if you have a functional currency other than the U.S. dollar;

     o if you hold E.mergent common stock as part of an integrated investment, including a "straddle," comprised of shares of E.mergent common stock and one or more other positions; or

     o if you hold E.mergent common stock subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code.

     This discussion assumes you hold your shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code. In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including any transaction in which E.mergent shares are acquired or shares of ClearOne common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire E.mergent common stock. Accordingly, we urge you to consult your own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

     With respect to E.mergent common stockholders who hold their E.mergent common stock as a capital asset, qualification of the merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code will result in the following material federal income tax consequences:

     o To the extent that you receive ClearOne common stock in exchange for E.mergent common stock, you will not recognize capital gain or loss, but you may recognize dividend income or capital gains with respect to the cash payment that you receive in exchange for each share of E.mergent common stock. The amount of your taxable gain will be calculated as follows: You will need to determine the total value of ClearOne stock and cash that you receive. This amount must be compared to your adjusted basis in your E.mergent stock. The excess of the total value of ClearOne stock and cash received over your adjusted basis in your E.mergent stock is your "realized gain". If the amount of cash you receive is less than your "realized gain", your taxable gain will be limited to the amount of cash received. If the cash received exceeds your "realized gain", then the amount of the "realized gain" will be your taxable gain. If the total value of ClearOne stock and cash received is less than your adjusted basis in E.mergent stock, you are not allowed to recognize a loss for tax reporting purposes.

     o To the extent that you receive cash in exchange for E.mergent common stock, the gain you recognize will be capital gain unless the exchange "has the effect of the distribution of a dividend" in which case you would generally have ordinary income. In order to determine whether the exchange has the effect of the distribution of a dividend, your receipt of cash should be analyzed as if, first, you received solely ClearOne common stock in exchange for your E.mergent common stock and then the cash paid reduces your ClearOne common stock, in a taxable redemption, to the number of shares of ClearOne stock that you actually received. The deemed redemption will be treated as a sale or exchange of the shares and not the distribution of a dividend only if the deemed redemption of your ClearOne shares satisfies one or more of the provisions of Section 302(b) of the Code. This determination is made separately for each shareholder of E.mergent. Assuming that the redemption satisfies the requirements of one or more of the provisions of Section 302(b) of the Code and you have held your E.mergent shares for more than 12 months at the time of the merger, any gain on such redemption will be a long-term capital gain.

     o If the deemed redemption does not satisfy one or more of the provisions of Section 302(b) of the Code, it will be treated as a distribution that is subject to Section 301 of the Code. In such case, the cash proceeds will be treated first as a dividend (taxed as ordinary income) to the extent of E.mergent's current and accumulated earnings and profits at the time of the merger (on a pro rata basis taking into account other Section 301 distributions made by E.mergent during the year, including other deemed redemptions resulting from the merger that are treated as Section 301 distributions). To the extent the cash received exceeds your ratable share of accumulated earnings and profits, the excess will be treated as capital gain.

     o The aggregate tax basis of the ClearOne common stock received by you in the merger, (including any fractional shares of ClearOne common stock deemed received and exchanged for cash), will be equal to the aggregate adjusted tax basis of the E.mergent stock exchanged in the merger, reduced by any amount of cash that you receive in the merger for the E.mergent common stock surrendered, and increased by the amount of cash treated as a dividend and the amount recognized as a capital gain.

     o The holding period of the ClearOne common stock received by you in the merger will include the holding period of the E.mergent common stock surrendered in exchange for ClearOne common stock.

     ClearOne and E.mergent currently anticipate that the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code. If, however, the merger is completed at a time when the value of the ClearOne stock has declined below $10.25 per share, so that the value of the ClearOne common stock that you receive may have a value less than the cash that you receive in the merger, the merger may not qualify as a reorganization. In such event, for U.S. federal income tax purposes, you would generally recognize gain or loss equal to the difference between the value of the cash and stock received and your tax basis for the E.mergent shares that you exchanged. That gain or loss will be a capital gain or loss (assuming you hold your shares as a capital asset). Any such capital gain or loss will be long-term if, as of the date of exchange, you have held such shares for more than one year, or will be short-term if, as of such date, you have held such shares for one year or less. Both ClearOne and E.mergent currently believe that the merger would not be completed if the value of the ClearOne common stock declined to such levels, but it is possible that even if such decline were to occur, the companies would elect to proceed with the merger.

     ClearOne and E.mergent will not recognize gain or loss solely as a result of the merger.

     Neither ClearOne nor E.mergent will request a ruling from the Internal Revenue Service in connection with the merger. As a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described above.

     The cash and stock issuable to you in the merger is subject to withholding taxes to the extent required under U.S. federal or state, local or foreign law.

The foregoing summary is for general information only, and is not intended to constitute, and shall not be construed to any extent as, legal, tax, or financial advice. You are strongly urged to consult your own tax advisor to determine the particular tax consequences to you from the merger offer in light of your specific circumstances.

Governmental Approvals and Regulatory Requirements

     Under the merger agreement, we have agreed to use commercially reasonable efforts to obtain all required governmental approvals and fulfill all applicable regulatory requirements. We are not aware, however, of any material federal or


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

state regulatory requirements or approvals required for completion of the merger, other than filing a certificate of merger in Delaware at or before the effective time of the merger.


Dissenters Rights of Appraisal

     E.mergent stockholders will be entitled to appraisal rights as a result of the merger under Section 262 of the Delaware General Corporate Law. Attached is the full text of Section 262 of the Delaware General Corporate Law as Annex D to this proxy statement/prospectus. The following summary of the provisions of
Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that law, which is incorporated by reference.

     If the merger is completed, and a holder of E.mergent common stock (1) delivers to E.mergent, prior to the special meeting vote on the merger, written notice of an intention to exercise rights to appraisal of shares, (2) does not vote in favor of the merger and (3) follows the procedures set forth in Section 262, the holder will be entitled to be paid the fair value of the shares of E.mergent common stock as to which appraisal rights have been perfected. The fair value of shares of E.mergent common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of E.mergent common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this section as the "dissenting shares."

     Appraisal rights are available only to the record holder of shares. If an E.mergent stockholder wishes to exercise appraisal rights but has a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, the stockholder should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect the stockholder's appraisal rights.

     A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent of the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights of the shares held for one or more beneficial owners and not exercise rights of the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presented to cover all shares of record by the broker or nominee.

     If an E.mergent stockholder demands appraisal of the stockholder's shares under Section 262 and fails to perfect, or effectively withdraws or loses, the stockholder's right to appraisal, the stockholder's shares will be converted into a right to receive cash and a number of shares of ClearOne common stock in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

     o    the merger is abandoned;

     o the dissenting stockholder fails to make a timely written demand for appraisal;

     o the dissenting shares are voted in favor of adoption of the merger or the merger agreement;

     o no petition for appraisal is filed with the Court of Chancery within 120 days after the effective date of the merger;

     o the dissenting stockholder fails to hold the dissenting shares on the date of the demand through the effective date of the merger; or

     o the dissenting stockholder delivers to ClearOne within 60 days of the effective date of the merger, or thereafter with ClearOne's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

     Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of the stockholder's appraisal rights, in which event a stockholder will be entitled to receive the consideration with respect to the stockholder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if a stockholder is considering objecting to the merger should that option become available, the stockholder should consult the stockholder's own legal advisor.

     Within ten days after the effective date of the merger, ClearOne must mail a notice to all stockholders who have complied with (1) and (2) above notifying such stockholders of the effective date of the merger. Within 120 days after the effective date, holders of E.mergent common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from ClearOne a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.


Description of ClearOne Capital Stock

     The authorized capital stock of ClearOne consists of 50,000,000 shares of common stock, $0.001 par value. As of the close of business on February 5, 2002, 10,156,337 shares of ClearOne common stock were issued and outstanding. Holders of common stock are entitled to one vote per share on all matters voted upon by stockholders. All shares rank equally as to voting and all other matters. The shares of ClearOne common stock have no preemptive or conversion rights, no redemption or sinking fund provisions, are not liable for further call or assessment, and are not entitled to cumulative voting rights. All of the issued and outstanding shares of ClearOne common stock are fully paid and nonassessable. In the event of a liquidation or dissolution of ClearOne, whether voluntary or involuntary, the holders of ClearOne common stock will be entitled to receive, pro rata, the assets of ClearOne remaining for distribution to its stockholders. The holders of ClearOne common stock will be entitled to receive, pro rata, dividends out of legally available funds, but only when, as and if declared by the ClearOne board of directors. See also "Comparison of Stockholder Rights."


Listing with Nasdaq the ClearOne Common Stock to be Issued in the Merger

     ClearOne has agreed to cause the shares of ClearOne common stock to be issued in the merger to be approved for listing on the Nasdaq National Market before the completion of the merger, subject to official notice of issuance.


Delisting and Deregistration of E.mergent Common Stock After the Merger

     When the merger is completed, E.mergent common stock will be delisted from the Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act.


Operations After the Merger

     Following the merger, E.mergent will continue its operations as a wholly-owned subsidiary of ClearOne for some period of time. The stockholders of E.mergent will become stockholders of ClearOne, and their rights as stockholders will be governed by the ClearOne articles of incorporation, as currently in effect, the ClearOne bylaws and the laws of the State of Utah. See the section entitled "Comparison of Stockholder Rights" beginning on page 73 of this document. The membership of ClearOne's board of directors will remain unchanged as a result of the merger. Further, it is anticipated that upon the closing of the merger, Robin Sheeley, E.mergent's current Chief Technical Officer will become ClearOne's new Chief Technology Officer, Jim Hansen will resign as E.mergent's Chairman, Chief Executive Officer, President and Treasurer and Jill Larson will resign as E.mergent's Vice President-Administration and Corporate Secretary.


Exchange of E.mergent Stock Certificates for ClearOne Stock Certificates

     Promptly after the effective time of the merger, if you are the holder of an E.mergent stock certificate, the exchange agent for the merger will mail to you a letter of transmittal and instructions for surrendering your E.mergent stock certificates in exchange for the cash payment and ClearOne stock certificates being issued in the merger, and any dividends or other distributions, if any, to which you are or may be entitled. When you deliver your E.mergent stock certificates to the exchange agent, along with any required documents, your E.mergent stock certificates will be canceled and, if you are a holder of E.mergent common stock, you will receive ClearOne stock certificates representing the number of full shares of ClearOne common stock to which you are entitled under the merger agreement and you will receive a check payable in the amount of the aggregate cash consideration, without interest, payable to you in connection with the merger. You will also receive payment in cash, without interest, in lieu of any fractional share of ClearOne common stock which would have been otherwise issuable to you as a result of the merger.

YOU SHOULD NOT SUBMIT YOUR E.MERGENT STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE INSTRUCTIONS FROM THE EXCHANGE AGENT FOR THE MERGER.

     You are not entitled to receive any dividends or other distributions on ClearOne common stock with a record date after the merger is completed until you have surrendered your E.mergent stock certificates. Promptly after your ClearOne stock certificates are issued, you will receive payment for any dividend or other distribution on ClearOne common stock with a record date after the merger and a payment date prior to the date you surrender your E.mergent stock certificates.

     ClearOne will only make the cash payment and issue a ClearOne stock certificate in a name other than the name in which a surrendered E.mergent stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of E.mergent common stock formerly represented by such E.mergent stock certificate, and show that you paid any applicable stock transfer taxes.

     If your E.mergent stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving your cash payment and ClearOne stock certificate.

     The cash and stock issuable to you in the merger is subject to withholding taxes to the extent required under U.S. federal or state, local or foreign law.

                          AGREEMENT AND PLAN OF MERGER

     The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus. We urge you to read the full text of the merger agreement.


Structure of the Merger

     Under the terms of the merger agreement, E.mergent will be merged with and into Tundra, and Tundra will survive the merger as a wholly-owned subsidiary of ClearOne. After the merger, the subsidiary will use the name E.mergent, Inc. or such other name as determined by ClearOne.


Completion and Effectiveness of the Merger

     Assuming that all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived, we expect to complete the merger shortly after approval of the merger by the E.mergent stockholders. As part of completing the merger, ClearOne and E.mergent will file a certificate of merger with the State of Delaware, and the merger will become effective at the time specified in the certificate of merger. Because the merger is subject to certain conditions as described below, however, we are not able to predict the precise timing of the completion of the merger.


Conversion of E.mergent Common Stock

     At the effective time of the merger, by virtue of the merger and without any action on the part of ClearOne, Tundra, E.mergent or any of their respective security holders, each outstanding share of E.mergent common stock issued and outstanding immediately prior to the effective time will be canceled and extinguished and automatically converted into the right to receive a fixed number of shares of ClearOne common stock and a fixed amount of cash. The number of shares of ClearOne common stock and the amount of cash is based on exchange ratios calculated at the completion of the merger as follows:

     o each issued and outstanding share of E.mergent common stock will receive an amount of cash determined by dividing (A) $7,300,000 by (B) the total number of shares of E.mergent common stock issued and outstanding immediately prior to the effective time of the merger; and

     o each issued and outstanding share of E.mergent common stock will receive a fraction of a share of ClearOne common stock determined by the following formula:

               (A - B) / C

               where

               A =  873,000

               B = the aggregate number of shares of ClearOne common stock allocated to the E.mergent shares subject to the E.mergent stock options being assumed by ClearOne in the merger

               C = the number of issued and outstanding shares of E.mergent common stock issued and outstanding immediately prior to the effective time of the merger

     The number of ClearOne common stock shares allocated to the E.mergent stock options being assumed by ClearOne is determined by multiplying the number of E.mergent stock options outstanding immediately prior to completion of the merger by an option exchange ratio. The option exchange ratio is calculated at completion of the merger as follows:

               Option exchange ratio = (TV / TS) / AP

               where

               TV = the sum of $7,300,000 plus the product of (i) 873,000 times
                    (ii) the weighted average closing price of the ClearOne common stock for the 10 trading days ending one trading day prior to the date of completion of the merger, as quoted on the Nasdaq National Market

               TS = the aggregate number of shares of E.mergent common stock and
                    E.mergent stock options outstanding immediately prior to the effective time of the merger

               AP = the weighted average closing price of the ClearOne  common stock for the 10 trading days ending one trading day prior to the date of completion of the merger, as quoted on the Nasdaq National Market

     E.mergent common stock held in the E.mergent Employee Stock Purchase Plan immediately prior to the effective time will be converted at the completion of the merger in the manner applicable to other outstanding E.mergent common stock. Any outstanding employee deposits in the Employee Stock Purchase Plan not applied to the purchase of shares of E.mergent common stock at that time will be refunded to the depositing employee.

     As described above, the amount of cash and shares of ClearOne common stock that will be exchanged in the merger for each share of E.mergent common stock will depend on a number of factors determined immediately prior to the merger:
(1) the number of issued and outstanding shares of E.mergent common stock; (2) the weighted average closing price of ClearOne common stock, (3) the number of E.mergent stock options remaining outstanding after any option exercises completed prior to the merger, (4) whether the exercise of stock options prior to the merger is done with cash or in a cashless manner, and (5) if options are exercised in a cashless manner, the closing price of a share of E.mergent common stock on the date of exercise.

     The table below shows how the approximate amount of cash and ClearOne common stock shares that would be exchanged for each issued and outstanding share of E.mergent common stock in the merger may vary with changes in the weighted average closing price of the ClearOne common stock and the number of E.mergent stock options that are exercised prior to the merger:


   ClearOne                   Emergent Stock Options Exercised
   Average                    --------------------------------
Market Price          None                   50%                  100%
------------     ---------------      ----------------     -----------------



                         ClearOne              ClearOne              ClearOne
                 Cash     Shares      Cash      Shares      Cash      Shares
                 ----     ------      ----      ------      ----      ------
$14.00           $1.23    0.1254      $1.20     0.1327      $1.17     0.1401
$15.00           $1.23    0.1259      $1.20     0.1330      $1.17     0.1401
$16.00           $1.23    0.1264      $1.20     0.1332      $1.17     0.1401
$17.00           $1.23    0.1268      $1.20     0.1334      $1.17     0.1401
$18.00           $1.23    0.1272      $1.20     0.1336      $1.17     0.1401
$19.00           $1.23    0.1275      $1.20     0.1338      $1.17     0.1401
$20.00           $1.23    0.1278      $1.20     0.1339      $1.17     0.1401
$21.00           $1.23    0.1281      $1.20     0.1341      $1.17     0.1401
$22.00           $1.23    0.1284      $1.20     0.1342      $1.17     0.1401
$23.00           $1.23    0.1286      $1.20     0.1343      $1.17     0.1401

The table is based on the following assumptions: (1) E.mergent has 5,931,280 shares issued and outstanding (which was the number actually issued and outstanding on the day prior to the date of this document, including 50,317 treasury shares E.mergent intends to issue as employee bonuses prior to the merger), (2) E.mergent does not issue additional shares of common stock prior to the merger except pursuant to the exercise of outstanding stock options; and (3) any exercise of the 606,000 outstanding E.mergent stock options is done in a cashless manner using a price of $3.05 per E.mergent share (which was the closing share price of E.mergent common stock on the day prior to the date of this document) to determine the value of the options extinguished in the exercise.

     While the table above shows the approximate exchange amounts resulting from a weighted average price of ClearOne common stock that is between $23 and $14, such weighted average price could be above or below that range. In such case, the approximate exchange amounts would change based on such price. However, both E.mergent and ClearOne have the right to terminate the merger if the weighted average closing price of ClearOne common stock for the 15 trading days ending one day prior to the date of the scheduled completion of the merger is greater than $23 or less than $14.

     The examples given above are estimates based upon assumptions that may or may not be accurate at the effective time of the merger. The actual exchange ratios in the merger may differ from these examples. For example, the exercise of E.mergent stock options with cash instead of through cashless exercises, will have the effect of increasing the number of issued and outstanding E.mergent common stock shares at the time of the merger, thereby reducing the amount of cash and shares of ClearOne common stock that would be exchanged for each E.mergent share.

     Each share of E.mergent common stock held by E.mergent, ClearOne, or any direct or indirect wholly-owned subsidiary of ClearOne immediately prior to the effective time of the merger will be canceled and extinguished. Fifty thousand three hundred and seventeen (50,317) shares of E.mergent common stock currently held by E.mergent as treasury shares will be issued to E.mergent employees as part of an anticipated bonus prior to completion of the merger and will be treated as issued and outstanding shares at the effective time of the merger.

     The exchange ratios used in the merger will also be adjusted to reflect the effect of any forward stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into ClearOne common stock or E.mergent common stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like changes with respect to ClearOne common stock or E.mergent common stock occurring prior to the effective time of the merger.


Fractional Shares

     No fractional shares of ClearOne common stock will be issued in connection with the merger. In lieu of a fraction of a share of ClearOne common stock each holder of E.mergent common stock who would otherwise be entitled to receive a fraction of a share of ClearOne common stock will receive an amount of cash, without interest, and rounded to the nearest cent, determined by multiplying such fraction by the average closing price of a share of ClearOne common stock for the five most recent days that ClearOne common stock has traded ending on the trading day immediately prior to the effective date of the merger, as reported on the Nasdaq National Market.


Stock Options

     Upon completion of the merger, each outstanding option to purchase E.mergent common stock, whether vested or unvested, will be assumed by ClearOne and become an option to purchase that number of shares of ClearOne common stock equal to the number of shares of E.mergent common stock issuable upon the exercise of such E.mergent stock option, multiplied by the option exchange ratio for the merger, rounded down to the nearest whole number of shares. The per share exercise price of each such E.mergent stock option will be adjusted to an exercise price equal to the per share exercise price of such E.mergent stock option divided by the option exchange ratio for the merger, rounded up to the nearest whole cent. All other terms of each E.mergent stock option will be unchanged by the merger. As of February 5, 2002, options to purchase approximately 606,000 shares of E.mergent common stock were outstanding in the aggregate. ClearOne will file a registration statement on Form S-8 to register the shares of ClearOne common stock issuable upon the exercise of E.mergent stock options assumed by ClearOne within 15 business days after the effective time of the merger.


Certificate Exchange Procedures

     The merger agreement establishes the procedures for the E.mergent stockholders to exchange their stock certificates in the merger, which procedures are described on page 50 of this proxy statement/prospectus.


E.mergent's Representations and Warranties

     E.mergent made a number of customary representations and warranties to ClearOne in the merger agreement regarding aspects of its business, financial condition, structure and other facts pertinent to the merger. These representations and warranties include representations as to:

     o the corporate organization and qualification to do the business of E.mergent;

     o    the certificates of incorporation and bylaws of E.mergent;

     o    E.mergent's capitalization;

     o    authorization of the merger agreement by E.mergent;

     o regulatory and third party approvals required to complete the merger and operate the business;

     o the obligations of E.mergent under applicable laws and contracts in connection with the merger;

     o compliance with applicable laws by E.mergent and certain environmental matters pertaining to E.mergent;

     o permits required to conduct E.mergent's business and compliance with those permits;

     o E.mergent's filings and reports with the Securities and Exchange Commission;

     o    E.mergent's financial statements;

     o    E.mergent's liabilities;

     o changes in E.mergent's business since September 30, 2001 and actions taken by E.mergent since September 30, 2001;

     o    litigation involving E.mergent;

     o    E.mergent's employee benefit plans;

     o    E.mergent's labor relations;

     o    the absence of restrictions on the conduct of business by E.mergent;

     o    title to the properties E.mergent owns and leases;

     o    E.mergent's taxes;

     o payments required to be made by E.mergent to brokers and agents in connection with the merger;

     o    intellectual property matters pertaining to E.mergent;

     o    E.mergent's material contracts;

     o    the opinion of Goldsmith, Agio, Helms;

     o    E.mergent's insurance coverage;

     o the vote of E.mergent stockholders required to adopt and approve the merger agreement and approve the merger;

     o approvals by the E.mergent board of directors in connection with the merger; and

     o information supplied by E.mergent in this document and the related registration statement filed by ClearOne.

     The representations and warranties of E.mergent contained in the merger agreement expire at the completion of the merger.


ClearOne's Representations and Warranties

     ClearOne and Tundra have made a number of customary representations and warranties to E.mergent in the merger agreement regarding aspects of ClearOne's business, financial condition, structure and other facts pertinent to the merger. These representations and warranties include representations as to:

     o the corporate organization and qualification to do business of ClearOne;

     o the certificate of incorporation and bylaws of ClearOne and its subsidiaries;

     o    ClearOne's capitalization;

     o    authorization of the merger agreement by ClearOne and Tundra;

     o regulatory and third party approvals and filings required to complete the merger;

     o the obligations of ClearOne under applicable laws in connection with the merger;

     o    ClearOne's filings and reports with the Securities and Exchange
          Commission;

     o    ClearOne's financial statements;

     o the absence of material adverse changes in ClearOne's business since September 30, 2001;

     o    litigation involving ClearOne;

     o    certain aspects of Tundra;

     o information supplied by ClearOne in this document and the related registration statement filed by ClearOne; and

     o    the liabilities of ClearOne.

     The representations and warranties of ClearOne and Tundra contained in the merger agreement expire at the completion of the merger.

     The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles II and III of the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub," respectively.


E.mergent's Conduct of Business Before Completion of the Merger

     Under the terms of the merger agreement, E.mergent agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless ClearOne consents in writing, E.mergent will:

     o carry on its business in the usual, regular and ordinary course, in substantially the same manner as it was conducted prior to the date of the merger agreement and in compliance with all applicable laws;

     o    pay its debts and taxes when due; and

     o pay or perform other material obligations when due; and use its commercially reasonable efforts consistent with past practices and policies to:

     o    preserve intact its present business organization;

     o    keep available the services of its present officers and employees; and

     o preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

     Under the terms of the merger agreement, E.mergent also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless ClearOne consents in writing or specific notification procedures are followed by E.mergent, E.mergent will comply with certain specific restrictions relating to the operation of its business, including restrictions relating to the following:

     o    changes with respect to E.mergent restricted stock and stock options;

     o    the granting or amendment of severance and termination payments;

     o    the transfer or license of intellectual property;

     o the declaration or payment of dividends or other distributions on E.mergent capital stock;

     o    the repurchase, redemption or acquisition of E.mergent capital stock;

     o    the issuance, pledge or encumbrance of capital stock;

     o the modification of the certificate of incorporation or bylaws of E.mergent or its subsidiaries;

     o    the acquisition of other business entities;

     o the entering into of joint ventures, strategic partnerships or alliances;

     o    the sale, lease, license and disposition of assets;

     o the modification or termination of material contracts affecting E.mergent properties, or creation of material liabilities with regard to such properties;

     o    the incurrence of indebtedness;

     o    the adoption or amendment of employee benefit plans;

     o the entering into of employment or collective bargaining agreements, payment of bonuses or increasing compensation rates;

     o    payment or settlement of liabilities;

     o    waivers or modifications to existing confidentiality agreements;

     o modification or termination of material contracts or waivers of material rights under material contracts;

     o the revaluation of any assets or change accounting methods, principals or practices;

     o    the making of any tax elections; and

     o the making of any agreement or commitment expenditures outside the ordinary course of business in excess of $500,000.

     The agreements related to the conduct of E.mergent's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article IV of the merger agreement entitled "Interim Conduct."


ClearOne's Conduct of Business Before Completion of the Merger

     Under the terms of the merger agreement, ClearOne agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless E.mergent consents in writing, ClearOne will not declare, set aside or pay any dividends or other distributions unless the consideration given in the merger is appropriately adjusted.


Material Covenants

     Recommendation by E.mergent Board of Directors

     Under the terms of the merger agreement, E.mergent has agreed that, subject to the merger agreement's provisions regarding withdrawal of the E.mergent board of directors' recommendation regarding the merger:

     o its board of directors will recommend by unanimous vote of its non-interested directors that its stockholders vote in favor of and adopt and approve the merger agreement and the merger at the E.mergent special stockholders' meeting;

     o this document will include a statement to the effect that the E.mergent board of directors so unanimously recommends such stockholder approval; and

     o neither E.mergent nor its board of directors will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to ClearOne such unanimous recommendation.

     For purposes of the merger agreement, the recommendation of the E.mergent board of directors is deemed to have been modified in a manner adverse to ClearOne if it is no longer a unanimous recommendation of its non-interested directors.

     Solicitations by E.mergent; Withdrawal of Recommendation by E.mergent Board of Directors

     Under the terms of the merger agreement, E.mergent agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties other than ClearOne conducted prior to the date of the merger agreement with respect to any Acquisition Proposal.

     Under the terms of the merger agreement, an Acquisition Proposal is any offer or proposal relating to an Acquisition Transaction (other than an offer or proposal from ClearOne), and an Acquisition Transaction is any transaction or series of related transactions (other than the merger) involving any of the following:

     o the acquisition or purchase from E.mergent by any person or group of more than a 15% interest in the total outstanding voting securities of E.mergent or any of its subsidiaries;

     o any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of E.mergent or any of its subsidiaries;

     o any merger, consolidation, business combination or similar transaction involving E.mergent in which the stockholders of E.mergent immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction;

     o any sale, lease, exchange, transfer, license, acquisition or disposition of more than 15% of the assets of E.mergent; or

     o    any liquidation or dissolution of E.mergent.

     Untilthe merger is completed or the merger agreement is terminated, under the terms of the merger agreement E.mergent further agreed that neither it nor any of its subsidiaries will, directly or indirectly (nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any of their investment bankers, attorneys or other advisors or representatives
to):

     o solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

     o subject to certain limited exceptions applicable upon receipt of a Superior Offer, as described below, participate in any discussions or negotiations regarding, or furnish non-public information with respect to, any Acquisition Proposal;

     o take any other action to facilitate any inquiries or the making of any proposal that is or may reasonably be expected to lead to any Acquisition Proposal;

     o subject to certain limited exceptions applicable upon receipt of a Superior Offer, as described below, engage in discussions with any person with respect to any Acquisition Proposal;

     o subject to certain limited exceptions in the event of a Superior Offer, as described below, approve, endorse or recommend any Acquisition Proposal; or

     o enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.

     Any violation of any of the restrictions described in the preceding paragraph by any officer or director of E.mergent, or any investment banker, attorney or other advisor or representative of E.mergent is deemed to be a breach of the relevant restriction by E.mergent.

     Under the terms of the merger agreement, E.mergent has also agreed to inform ClearOne, as promptly as practicable, of any request received by E.mergent for non-public information that E.mergent reasonably believes would lead to an Acquisition Proposal, or of any Acquisition Proposal, or any inquiry received by E.mergent with respect to or which E.mergent reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. E.mergent further agreed to use reasonable efforts to keep ClearOne informed in all material respects of the status and details, including material amendments or proposed amendments, of any such request, Acquisition Proposal or inquiry.

     E.mergent is expressly permitted, however, to furnish non-public information regarding E.mergent and its subsidiaries to, and to enter into a confidentiality agreement with or discussions with, any person or group in response to a Superior Offer submitted by the person or group, and not withdrawn, if all of the following conditions are met:

     o neither E.mergent nor any of its representatives, or subsidiaries has breached the non-solicitation provisions contained in the merger agreement described above;

     o the board of directors of E.mergent concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the E.mergent board of directors to comply with its fiduciary duties to E.mergent's stockholders under applicable law;

     o at least three business days prior to furnishing any such information to, or entering into discussions or negotiations with, the person or group, E.mergent gives ClearOne written notice of the identity of such person or group and of E.mergent's intention to furnish information to, or enter into discussion or negotiations with, such person or group, and E.mergent receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such person or group by or on behalf of E.mergent; and

     o contemporaneously with furnishing any non-public information to the person or group, E.mergent furnishes the same non-public information to ClearOne, to the extent such non-public information has not been previously furnished by E.mergent to ClearOne.

     Under the terms of the merger agreement, a Superior Offer is an unsolicited, bona fide, written offer from a third party to consummate any of the following transactions on terms that the board of directors of E.mergent determines, in its reasonable judgment, based on the advice of a financial advisor of nationally recognized reputation, to be more favorable to the E.mergent stockholders from a financial point of view than the terms of the merger:

     o a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving E.mergent pursuant to which the stockholders of E.mergent immediately preceding such transaction hold less than a majority of the equity interests in the surviving or resulting entity of such transaction;

     o the acquisition by any person or group, including by way of a tender or exchange offer or issuance by E.mergent, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the outstanding shares of E.mergent's capital stock; or

     o a sale or other disposition by E.mergent of substantially all of its assets.

     Under the terms of the merger agreement, the E.mergent board of directors is permitted to withdraw, amend or modify the unanimous recommendation of its non-interested directors in favor of the merger only if:

     o    a Superior Offer is made and not withdrawn;

     o neither E.mergent nor any of its representatives has breached the non-solicitation provisions of the merger agreement described above; and

     o the board of directors of E.mergent concludes in good faith, after consultation with its outside counsel that, in light of the Superior Offer, the withdrawal, amendment or modification of its recommendation is required in order for the E.mergent board of directors to comply with its fiduciary duties to E.mergent's stockholders under applicable law.

     E.mergent must give ClearOne at least 72 hours notice of the commencement of the change to the unanimous recommendation of its non-interested directors, and provide ClearOne with the opportunity to meet with E.mergent and its counsel. In addition, under the terms of the merger agreement, E.mergent has agreed to provide ClearOne with at least 48 hours prior notice (or such lesser prior notice as provided to the E.mergent board of directors, but in no event less than eight hours) of any meeting of the E.mergent board of directors at which the E.mergent board of directors is reasonably expected to consider a Superior Offer. Furthermore, E.mergent has agreed to provide ClearOne with at least three business days prior written notice of a meeting of the E.mergent board of directors at which the E.mergent board of directors is reasonably expected to recommend a Superior Offer to E.mergent's stockholders (together with a copy of the all documentation relating to such Superior Offer).

     Regardless of whether there has been a Superior Offer, and regardless of whether the E.mergent board of directors withdraws, amends or modifies the unanimous recommendation of its non-interested directors in favor of the merger, E.mergent is obligated, under the terms of the merger agreement, to hold and convene the special meeting of E.mergent stockholders at which the merger agreement and the merger will be considered and voted upon.


Other Covenants

     Under the terms of the merger agreement, each of ClearOne and E.mergent have also agreed to the following additional items:

     o E.mergent has agreed to take the necessary action to hold the special shareholders meeting for the purposes of obtaining stockholder approval of the merger agreement and the merger, all in compliance with applicable law and Nasdaq requirements.

     o E.mergent has agreed to use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of the merger agreement and the approval of the merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq and applicable law.

     o Both ClearOne and E.mergent will take the necessary action to prepare this proxy statement/prospectus and related registration statement, and cooperate with each other to take such other action and file other documents as are necessary to comply with applicable securities laws.

     o E.mergent will allow ClearOne and its agents access to E.mergent's properties, books, records and personnel for the purpose of obtaining information about E.mergent and its properties.

     o ClearOne will provide E.mergent employees who remain after the merger with employment benefits that are substantially comparable in the aggregate to benefits available to similarly situated employees of ClearOne and its subsidiaries, provided such benefits are available on reasonably acceptable terms. Unless requested otherwise by ClearOne, E.mergent's 401k plan will be terminated. ClearOne will take steps, to the extent practicable and permitted by ClearOne's plan, to enable continuing employees to roll over distributions to a tax-qualified defined contribution plan maintained by ClearOne or an affiliate of ClearOne.

     o Each of ClearOne and E.mergent will use its commercially reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable the merger and transactions contemplated by the merger agreement and to assist and cooperate with each other in doing such things, including:

          o causing the conditions to the completion of the merger to be satisfied;

          o obtaining any necessary actions, waivers, consents, approvals, orders and authorizations by or from any governmental entity, making all necessary registrations, declarations and filings, avoiding any suit, claim, action, investigation or proceeding by any governmental entity;

          o defending all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger; and

          o executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by the merger agreement.

     o Each of ClearOne and E.mergent will use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained from third parties in connection with the consummation of the transactions contemplated by the merger agreement.

     o Each of ClearOne and E.mergent will promptly notify the other upon becoming aware of any breach in any material respect of any representation or warranty contained in, or failure to comply in any material respect with any covenant, condition or agreement to be complied with or satisfied by it under, the merger agreement.

     o ClearOne will take such action as is necessary to ensure that the shares of ClearOne common stock issuable in connection with the merger will be listed on the Nasdaq National Market.

     o ClearOne and E.mergent will consult with each other, and agree, before issuing any press release, and will consult with each other and to the extent practicable, agree, before otherwise making any public statement with respect to the merger agreement, the other party, or an Acquisition Proposal.

     o ClearOne will file a registration statement on Form S-8 to register the shares of ClearOne common stock issuable upon the exercise of E.mergent stock options assumed by ClearOne within 15 business days after the effective time of the merger.

     The agreements related to the conduct of E.mergent and ClearOne prior to the closing of the merger are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement entitled "Additional Agreements."


Conditions to Completion of the Merger

     The obligations of ClearOne and E.mergent to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions:

     o the merger agreement must have been adopted and approved, and the merger must have been approved, by the requisite stockholders of E.mergent;

     o no court or other governmental entity have enacted or issued any statute, rule, regulation, judgment, decree, injunction or other order which prohibits consummation of the merger;

     o ClearOne's registration statement on Form S-4 of which this document forms a part must have been declared effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspension of its effectiveness may be pending before or threatened in writing by the Securities and Exchange Commission; and

     o the shares of ClearOne common stock to be issued in the merger must have been authorized for listing on the Nasdaq National Market.

     E.mergent's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions:

     o each of ClearOne's and Tundra's representations and warranties must have been true and correct as of the date of the merger agreement, and must continue to be true and correct on and as of the date the merger is to be completed as if made on such date, except:

          o to the extent ClearOne's and Tundra's representations and warranties address matters only as of a particular date, they must be true correct only as of that date;

          o to the extent that any inaccuracies of such representations and breaches of such warranties do not in any case, or in the aggregate, have a material adverse effect on ClearOne and Tundra; or

          o    for changes contemplated by the merger agreement; and

     o ClearOne and Tundra must have performed or complied in all material respects with all of their agreements and covenants required by the merger agreement to be performed or complied with by ClearOne and Tundra.

     ClearOne's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions:


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

     o each of E.mergent's representations and warranties must have been true and correct as of the date of the merger agreement, and must continue to be true and correct on and as of the date the merger is to be completed as if made on such date, except:

          o to the extent E.mergent's representations and warranties address matters only as of a particular date, they must be true and correct only as of that date;

          o to the extent that any inaccuracies of such representations and breaches of such warranties do not in any case, or in the aggregate, have a material adverse effect on E.mergent (except with regard to capitalization); or

          o    for changes contemplated by the merger agreement; and

     o E.mergent must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by E.mergent;

     o E.mergent shall have obtained all consents, waivers and approvals required by specific contracts identified in the merger agreement;

     o each of the affiliate agreements contemplated by the merger agreement, as described below, must have been delivered and must be in full force and effect; and

     o The audited financial statements of E.mergent for the year ended December 31, 2001, shall provide (i) balance sheet net equity of not less than $7,267,500, (ii) year end revenues of not less than $21,280,000 and (iii) net income of not less than $498,750 (excluding transaction related expenses estimated to be $85,000, and any excess tax liability over forty percent (40%) that has been applied to the calculation of net income by E.mergent for the year ending December 31, 2001).


Termination of the Merger Agreement

     The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the adoption and approval of the merger agreement and approval of the merger by E.mergent's stockholders:

     o by mutual written consent duly authorized by the boards of directors of ClearOne and E.mergent;

     o by ClearOne or E.mergent, if the merger is not completed before April 8, 2002 (or May 7, 2001, in the event that the registration statement on Form S-4 is reviewed by the Securities and Exchange Commission), except that either party's right to terminate the merger agreement under this provision will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such dates, and such action or failure to act constitutes a breach of the merger agreement;

     o by ClearOne or E.mergent, if E.mergent's stockholders fail to adopt and approve the merger agreement and approve the merger at the E.mergent special meeting or at any adjournment or postponement of that meeting, except that E.mergent's right to terminate the merger agreement under this provision is not available to E.mergent where the failure to obtain stockholder approval was caused by E.mergent's action or failure to act which constitutes a breach by E.mergent of the merger agreement;

     o by ClearOne or E.mergent, if any governmental authority has issued an order, or taken any other action, having the effect of making the merger illegal or permanently restraining, enjoining or otherwise prohibiting the merger and which is final and nonappealable;

     o by E.mergent, upon a material breach of any covenant or agreement on the part of ClearOne in the merger agreement, or if any of ClearOne's representations or warranties are or become untrue such that the condition to E.mergent's obligation to complete the merger relating to the continued accuracy of ClearOne's representations and warranties would not be satisfied. However, if the breach or inaccuracy is curable by ClearOne through the exercise of its commercially reasonable efforts, and ClearOne continues to exercise such commercially reasonable efforts, E.mergent may not terminate the merger agreement for 30 days after delivery of written notice to ClearOne of the breach. If the breach or inaccuracy is cured during those 30 days, E.mergent may not terminate the merger agreement under this provision;


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

     o by ClearOne, upon a material breach of any covenant or agreement on the part of E.mergent set forth in the merger agreement, or if any of E.mergent's representations or warranties are or become untrue such that the condition to ClearOne's obligation to complete the merger relating to the continued accuracy of E.mergent's representations and warranties would not be satisfied. However, if the breach or inaccuracy is curable by E.mergent through the exercise of its commercially reasonable efforts, and E.mergent continues to exercise such commercially reasonable efforts, ClearOne may not terminate the merger agreement for 30 days after delivery of written notice to E.mergent of the breach. If the breach or inaccuracy is cured during those 30 days, ClearOne may not terminate the merger agreement under this provision;

     o by ClearOne, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a material adverse effect on E.mergent that is not curable by E.mergent through the exercise of its commercially reasonable efforts within sixty (60) days of the date of such occurrence or circumstance;

     o by E.mergent, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a material adverse effect on ClearOne that is not curable by ClearOne through the exercise of its commercially reasonable efforts within sixty (60) days of the date of such occurrence or circumstance;

     o    by ClearOne, if a Triggering Event shall have occurred;

     o by ClearOne, in the event that E.mergent stockholders holding 15% or more of the issued and outstanding shares of the E.mergent elect to pursue dissenters rights, whether such holders have perfected such rights or not; or

     o by ClearOne or E.mergent in the event that the weighted average closing price of ClearOne common stock as quoted on the Nasdaq National Market for the fifteen (15) trading days ending one day prior to the date of the scheduled completion of the merger is greater than $23 or less than $14.

Under the terms of the merger agreement, a Triggering Event is deemed to have occurred if:

     o E.mergent's board of directors withdraws, amends or modifies in a manner adverse to ClearOne, the unanimous recommendation of its non-interested directors in favor of the adoption and approval of the merger agreement or the approval of the merger;

     o E.mergent fails to include in this document such unanimous recommendation of E.mergent's board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

     o E.mergent's board of directors approves or recommends any Acquisition Proposal;

     o E.mergent enters into any letter of intent or similar agreement, contract or commitment accepting any Acquisition Proposal; or

     o a tender or exchange offer relating to the securities of E.mergent is commenced by a person unaffiliated with ClearOne, and E.mergent does not send to its stockholders within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that E.mergent recommends rejection of such tender or exchange offer.

     E.mergent may also terminate the merger agreement if it intends to enter into a definitive agreement with respect to an Acquisition Proposal, provided that:

     o E.mergent is not in breach of its obligations under the merger agreement with respect to such Acquisition Proposals; and continues to comply with all such obligations in all respects;

     o E.mergent's board of directors has authorized, subject to complying with the terms of the merger agreement, E.mergent to enter into a definitive written agreement for a transaction that constitutes a Superior Proposal;

     o E.mergent notified ClearOne in writing that E.mergent has received a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal, attaching the most current version of such agreement to such notice;


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

     o ClearOne does not make, within three business days after receipt of E.mergent's written notice of its intention to enter into a definitive agreement for a Superior Proposal, an offer that E.mergent's board of directors in good faith reasonably determines, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to E.mergent's stockholders as such Superior Proposal;

     o during such period, E.mergent has informed ClearOne of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of the merger agreement so that the transactions contemplated under the merger agreement may be effected; and

     o prior to E.mergent's termination under the above provisions, E.mergent pays to ClearOne the Termination Fee described below.


Payment of the Termination Fee

     Under the terms of the merger agreement, E.mergent must pay ClearOne a termination fee of $1,000,000 plus up to $500,000 of ClearOne's actual legal, advisory and accounting fees incurred in connection with the merger, within one business day after termination, if the merger agreement is terminated:

     o    by ClearOne upon the occurrence of a Triggering Event; or

     o by E.mergent if it determined to enter into a definitive agreement with respect to an Acquisition Proposal in accordance with the termination provisions described above.

     Alternatively, if ClearOne terminates the merger agreement for a material breach of any covenant or agreement on the part of E.mergent, or if any of E.mergent's representations or warranties are or become untrue such that the condition to ClearOne's obligation to complete the merger relating to the continued accuracy of E.mergent's representations and warranties would not be satisfied (subject to the applicable cure period), then E.mergent must pay up to $500,000 of ClearOne's actual legal, advisory and accounting fees incurred in connection with the merger.

     In addition, if E.mergent terminates the merger agreement for a material breach of any covenant or agreement on the part of ClearOne, or if any of ClearOne's representations or warranties are or become untrue such that the condition to E.mergent's obligation to complete the merger relating to the continued accuracy of ClearOne's representations and warranties would not be satisfied (subject to the applicable cure period), then ClearOne must pay up to $500,000 of E.mergent's actual legal, advisory and accounting fees incurred in connection with the merger.


Effect of Termination

     Upon termination of the merger agreement, it will be of no further force or effect without liability of any party to the other parties, except for:

     o    payment of the termination fee as described above;

     o liability for any intentional or willful breach of or fraud in connection with the merger agreement; and

     o    the miscellaneous provisions of the merger agreement.

     Except for the termination fee described above and cost associated with the collection of such fee, each party will pay all fees and expenses it incurs in the merger.


Extension, Waiver and Amendment of the Merger Agreement

     ClearOne and E.mergent may amend the merger agreement before completion of the merger by mutual written consent. Either ClearOne or E.mergent may extend the other party's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.



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

Definition of Material Adverse Effect

     Under the terms of the merger agreement, a "material adverse effect" on either ClearOne or E.mergent is defined to mean any change or effect in the business of such company that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination, is or is reasonably likely to be materially adverse to the business, assets, financial condition or results of operations of such entity and its subsidiaries, taken as a whole. However, none of the following, alone or in combination, will be deemed to constitute, or taken into account in determining whether there has been or will be, a material adverse effect on any entity:

     o any change or effect that results or arises from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes or effects in each case do not materially disproportionately affect such entity); or

     o any change or effect that results or arises from changes affecting general worldwide economic or capital market conditions (which changes in each case do not materially disproportionately affect such entity).



















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                              ANCILLARY AGREEMENTS


 Voting Agreement

     In connection with the execution of the merger agreement, three directors and one officer of E.mergent who together hold approximately 40% of the voting power of E.mergent's voting shares, each executed voting agreements with ClearOne dated as of the date of the merger agreement. The directors and officer are James Hansen, Robin Sheeley, Richard Craven and Jill Larson. In the voting agreements, these E.mergent stockholders agreed to:

     o vote the stockholder's shares and exercise all consent and similar rights in favor of the approval and adoption of the merger, the merger agreement, each other transaction contemplated by the merger agreement and in favor of any action required in furtherance of the consummation of the merger;

     o vote against any proposal made in opposition to, or in competition with, consummation of the merger and the transactions contemplated by the merger agreement;

     o grant, and did grant, to ClearOne irrevocable proxies to vote their shares as required by the voting agreement; and

     o upon request of ClearOne, execute and deliver any additional documents and take such further actions as may reasonably be deemed by ClearOne to be necessary or desirable to carry out the provisions of the voting agreement and to vest in ClearOne the power to vote stockholder's shares as contemplated by the voting agreement.

Furthermore, each of these stockholders agreed not to:

     o sell, transfer, pledge, encumber, grant an option with respect to or otherwise dispose any interest in the stockholders shares of voting securities of E.mergent, including E.mergent stock options, unless the transferee of the voting securities agrees to be bound by the terms of the voting agreement and delivers a proxy to ClearOne;

     o enter into any agreement or commitment, with respect to the sale, transfer, pledge, encumbrance, grant of an option with respect to or other disposition of any of the voting securities of E.mergent unless the transferee of the voting securities agrees to be bound by the terms of the voting agreement and delivers a proxy to ClearOne;

     o deposit its shares of voting securities of E.mergent into a voting trust or grant any proxy or enter into a voting agreement or other arrangement with respect to such shares in contravention of the voting agreement; or

     o    exercise dissenter's rights.

     Further, under the voting agreement, no stockholder subject to the agreement will, nor will any stockholder authorize or permit any of such stockholder's affiliates or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

     o solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

     o participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal;

     o engage in discussions with any person with respect to any Acquisition Proposal;

     o    approve, endorse or recommend any Acquisition Proposal; or

     o enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.


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

     However, nothing in the voting agreement prohibits such a stockholder from taking action in the stockholder's capacity as a director or officer of E.mergent to the extent otherwise permitted by the merger agreement.

     The voting agreement terminates upon the earliest to occur of:

     o    the closing of the transactions contemplated by the merger agreement;
          and

     o the date the merger agreement is terminated in accordance with its terms.

     The form of voting agreement is attached to this document as Annex B, and you are urged to read it in its entirety.


Affiliate Agreements

     As a condition to ClearOne's entering into the merger agreement, each member of the E.mergent board of directors of E.mergent are required to enter into affiliate agreements with ClearOne. Under the terms of the affiliate agreements, ClearOne will be entitled to place appropriate legends on the certificates evidencing any ClearOne common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for the ClearOne common stock. Additionally, these persons have acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of ClearOne common stock to be received by them in the merger.





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

                           INFORMATION ABOUT E.MERGENT

     For information about E.mergent, see "Where You Can Find Additional Information" on page 78 of this proxy statement/prospectus. In addition, certain E.mergent events occurring since January 1, 2001, are described below.


Certain Events

     On July 1, 2001 E.mergent signed a contract to provide professional services to a major telecommunications carrier. Those professional services represented less than 5% of invoiced sales in 2001.

     In August 2001 a new CCD camera module was developed for the FlexCam(TM) Camera Series. This module, which was developed by VideoLabs' engineering group, replaces an OEM module that was made by Sharp(R) Electronics. This module features progressive scan technology, improved color digital signal processing and significantly reduces technological obsolescence risk and reduces costs.

     VideoLabs division added two more cameras to their integrated camera series, the XLRCam(TM) and the XLRCam(TM) Pro during 2001. These cameras are installed in podiums, lecterns and distance learning stations where cameras are required by the presenter. These cameras, in addition to the Wallcam, which began shipping in the third quarter of 2001 along with the Ceiling DocCam(TM), make up the integrated camera services.

     The products listed below were announced and prototypes were shown at the Telecon 2001 tradeshow in October of 2001. These products are scheduled to begin shipping in the first quarter of 2002. o CamCOMMAND(TM)-- Multi camera control system o MicCOMMAND(TM) -- Twelve input microphone switcher for use with CamCOMMAND o VPC Quick Connect Series - Video, power and control cable system for Cat. 5 cable o PlasmaSTATION(TM) -- Dual Plasma enclosure for videoconferencing system

     In December 2001, E.mergent announced that it had retained Goldsmith, Agio, Helms to assist the Company in enhancing shareholder value, including a potential sale of the Company.


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

Security Ownership of Certain Beneficial Owners and Management of E.mergent

     The following table sets forth information, as of February 1, 2002 unless otherwise indicated, with respect to the number of shares of E.mergent common stock beneficially owned by (1) each director, and/or named executive officer individually, (2) all executive officers and directors of E.mergent as a group, and (3) each stockholder known by E.mergent to be the beneficial owner of more than 5% of E.mergent's common stock. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown.


                                      Number of Shares
                                        Beneficially          % of
      Owners                              Owned(1)          Class(2)
      ------                              --------          --------
James W. Hansen
26 Hwy 96E
Dellwood, Minnesota  55110                684,634(3)          10.9%

Richard Craven
5200 Wilson Road, Suite 200
Edina, Minnesota  55424-1343              653,448(4)          10.4%

Robin Sheeley
4724 South Lake Sarah Drive
Maple Plain, Minnesota  55359           1,244,828(5)          19.9%

Peter McDonnell
310 Judson Street, #5
Toronto, Ontario
Canada M8Z 5T6                             29,700(6)            *

Roger Redmond
77 Garden Drive
Burnsville, Minnesota  55337               22,000(7)            *

Jill R. Larson
14228 Shore Lane
Prior Lake, Minnesota  55372              108,890(8)           1.7%
All Directors and executive
officers as a group
(6 persons)                             2,743,500             43.8%
   -----------------

*Less than 1%.

1. Unless otherwise noted, all shares are beneficially owned and the sole voting and investment power is held by persons indicated based upon there being 5,931,280 E.mergent common stock shares outstanding.
2. For the holders shown, includes shares of E.mergent common stock that may be acquired issuable upon the exercise of warrants or options.
3. Includes currently exercisable employee stock options to purchase 130,000 shares of E.mergent common stock.
4. Includes currently exercisable non-qualified options to purchase 28,000 shares of E.mergent common stock.
5. Includes currently exercisable employee stock options to purchase 35,000 shares of E.mergent common stock.
6. Includes currently exercisable non-qualified options to purchase 22,000 shares of E.mergent common stock.
7. Includes currently exercisable non-qualified options to purchase 22,000 shares of E.mergent common stock.
8. Includes currently exercisable employee stock options to purchase 105,000 shares of E.mergent common stock.

                           INFORMATION ABOUT CLEARONE

     For information about ClearOne, see "Where You Can Find Additional Information" on page 78and changes in ClearOne's operations are described below.


Acquisition of Ivron Systems

     On October 3, 2001, ClearOne, through its wholly owned subsidiary, Gentner Ventures, Inc., purchased all of the issued and outstanding shares of Ivron Systems, Ltd., ("Ivron Systems"). The shareholders of Ivron received approximately US$6,000,000 at closing of the purchase. Following June 30, 2002, each former Ivron shareholder will receive approximately .08 shares of ClearOne's common shares for each Ivron share previously held by such shareholder, provided that certain video product development contingencies are achieved. This represents approximately 429,331 shares of ClearOne's common stock. Thereafter, for ClearOne's completed fiscal years 2003 and 2004, the former Ivron shareholders may share in up to US$17,000,000 of additional consideration provided that certain agreed upon earnings per share targets for ClearOne are achieved. As part of the purchase, all outstanding options to purchase Ivron shares were cancelled in consideration for an aggregate cash payment of US$650,000, allocated among the optionees on the basis of the number of options originally held by each such optionee. In addition, former optionees of Ivron who remain with Ivron are eligible to participate in a cash bonus program paid by Ivron and based on the combined performance of ClearOne and Ivron in fiscal years 2003 and 2004. The maximum amount payable under this bonus program is an aggregate of US$1,000,000.

     Ivron Systems was, at the time of the purchase, a privately-held developer of video conferencing technology and equipment with executive offices located in Dublin, Ireland. Ivron Systems is being operated by ClearOne as an indirect wholly-owned subsidiary. Prior to the acquisition, ClearOne had a contractual relationship with Ivron Systems under which Ivron Systems had agreed to provide ClearOne with certain video technology. As a result of the acquisition, ClearOne acquired a product already being sold by Ivron Systems, the VuLink videoconferencing product. Ivron Systems will continue its focus on developing new videoconferencing products. A more detailed description of the unaudited Ivron Systems transaction and detailed pro forma combined financial information, has been included in ClearOne's Current Report on Forms 8-K filed with the Commission on October 18, 2001, and 8-K/A filed on November 23, 2001, both incorporated herein by reference and is also included in the unaudited pro forma condensed combined financial information included on pages ____ of this document.

Management

     Following the closing of the purchase of Ivron Systems, Michael Peirce, the former chairman of Ivron, was appointed to ClearOne's board of directors. Since September 30, 2001, the following new ClearOne officers have been appointed:
DeLonnie Call - Vice President - Human Resources; Angelina Beitia - Vice President - Marketing; Kevin Davis - Vice President - Conferencing Services; and Gene Kuntz - Chief Operating Officer.

     In August 2001, ClearOne granted its CEO, Frances Flood, options to purchase 100,000 shares of common stock. The options have an exercise price of $11.39, expire on August 6, 2010, and are subject to vesting as provided under the ClearOne 1998 Stock Option Plan.

Marketing

     On October 23, 2001, ClearOne announced its intention to implement a new and major marketing and advertising campaign. This campaign will focus on ClearOne being a provider of an integrated suite of audio and video conferencing products and services. ClearOne intends to build product demand through its current distribution channel and increase end-user awareness of the Gentner(R) brand. ClearOne anticipates that these marketing efforts will include a new advertising campaign, web site, traditional and electronic direct marketing efforts, dealer road shows and training programs, and collateral materials that support channel partner efforts.

Recent Financial Developments

     On January 22, 2002, ClearOne issued a press release reporting its financial results for the three and six months ended December 31, 2001. Set forth below is certain financial information reported by ClearOne in the press release, which was filed on Form 8-K on February 1, 2002. Such Form 8-K is incorporated by reference.

                          ClearOne Communications Inc.

                  Condensed Statements of Continuing Operations

                                   (unaudited)


                                          Three Months Ended               Six Months Ended
                                       12/31/01        12/31/00        12/31/01       12/31/00
------------------------------------------------------------------------------------------------

Sales                               $ 12,582,299    $  9,680,383    $ 23,802,681    $ 19,013,379
Cost of goods sold                     5,057,117       3,971,158       9,639,094       7,736,711
                                    ------------------------------------------------------------
Gross profit                           7,525,182       5,709,225      14,163,587      11,276,668

Sales & marketing expenses             2,762,726       1,911,486       5,232,153       3,823,572
General & administrative expenses      1,279,119       1,405,979       2,558,786       2,497,052
Research & development expenses        1,169,573         555,600       1,921,523       1,040,495
                                    ------------------------------------------------------------
Total expenses                         5,211,418       3,873,065       9,712,462       7,361,119

Operating Income                       2,313,764       1,836,160       4,451,125       3,915,549
Other items                               65,632         118,727         210,558         182,806
Income tax expense                      (887,515)       (752,477)     (1,758,096)     (1,551,990)
                                    ------------------------------------------------------------
Net income                          $  1,491,881    $  1,202,410    $  2,903,587    $  2,546,365
                                    ============================================================

Basic earnings per share            $       0.17    $       0.14    $       0.33    $       0.30
Fully diluted earnings per share    $       0.16    $       0.13    $       0.31    $       0.28

Basic shares outstanding               8,985,255       8,579,626       8,800,239       8,567,730
Fully diluted shares outstanding       9,588,560       9,027,096       9,368,505       9,029,617

                          ClearOne Communications Inc.
                             Condensed Balance Sheet

                                        12/31/01        6/30/01
   --------------------------------------------------------------
                                       (unaudited)     (audited)
ASSETS
------

Current assets:
Cash and cash equivalents              $26,801,367   $ 6,852,243
Accounts receivable                      8,606,992     7,284,393
Inventory                                4,894,930     4,132,034
Deferred taxes                             246,000       247,402
Other current assets                       806,457       779,648
                                       -----------   -----------
      Total current assets              41,355,746    19,295,720

Property and equipment, net              3,855,540     3,696,615
Other assets, net                       12,329,588     4,605,288
                                       -----------   -----------
      Total assets                     $57,540,874   $27,597,623
                                       ===========   ===========

LIABILITIES AND EQUITY
----------------------

Current liabilities:
   Accounts payable                    $ 1,585,340   $   568,782
   Accrued expenses                      1,164,314     1,129,528
   Accrued income taxes                    253,219       421,749
   Current portion of capital leases       101,506       181,827
                                       -----------   -----------
      Total current liabilities          3,104,379     2,301,886

Capital lease obligations                   17,110        48,227
Deferred consideration-Ivron             2,129,648          --
Deferred tax liability                     746,000       746,000
                                       -----------   -----------
      Total liabilities                  5,997,137     3,096,113

Shareholders' equity:
   Common stock                             10,156         8,618
   Additional paid-in capital           33,099,800     8,962,699
   Retained earnings                    18,433,781    15,530,193
                                       -----------   -----------
      Total shareholders' equity        51,543,737    24,501,510
                                       -----------   -----------
      Total liabilities and equity     $57,540,874   $27,597,623
                                       ===========   ===========


     The above financial information includes all adjustments, consisting of normal, recurring adjustments, which ClearOne considers necessary for a fair presentation of its financial position and the results of operations for the periods presented.

Liquidity and Capital Resources

     On December 11, 2001, ClearOne closed a private placement of 1,500,000 shares of common stock. Gross proceeds from the private placement were $25,500,000, before costs and expenses associated with the transaction. ClearOne filed a Form S-3 registration statement, which was also declared effective December 11, 2001 by the Securities and Exchange Commission, permitting these shares to be re-sold under the registration statement in accordance with applicable rules and regulations. ClearOne plans to use the proceeds from the private placement for general corporate purposes and the funding of acquisitions in furtherance of ClearOne's strategy of considering suitable acquisitions to grow and diversify ClearOne's business.

     On December 22, 2001, ClearOne extended its existing line of credit to December 22, 2002.

General

     At ClearOne's annual meeting of shareholders held on November 14, 2001, the ClearOne shareholders approved a change of the company's name from Gentner Communications Corporation to ClearOne Communications, Inc. The name change became effective January 1, 2002. ClearOne presently continues to use the "GTNR" trading symbol with plans to change the trading symbol to "CLRO" sometime after March 15, 2002.

     Also, at ClearOne's November 14, 2001 shareholders meeting, the ClearOne shareholders approved an amendment to ClearOne's 1998 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder by 800,000 shares, for a total of 2,500,000 shares.


                        COMPARISON OF STOCKHOLDER RIGHTS

     ClearOne is incorporated in the state of Utah under the Utah Revised Business Corporation Act ("URBCA"), and E.mergent is incorporated in the state of Delaware under the Delaware General Corporation Law ("DGCL"). E.mergent's stockholders will, upon consummation of the merger, become stockholders of ClearOne and their rights will be governed by the ClearOne Articles of Incorporation, as amended (the "ClearOne Articles"), the ClearOne By-laws and the URBCA.

     Certain material differences between the rights of stockholders of ClearOne and stockholders of E.mergent are set forth below. This summary is not intended to be relied upon as an exhaustive list or detailed description of the provisions discussed and is qualified entirely by the URBCA, the DGCL, the ClearOne Articles, the ClearOne By-laws, the E.mergent Certificate of Incorporation ("E.mergent Certificate") and the E.mergent By-laws.


Authorized Shares of Capital Stock

     The authorized capital stock of ClearOne consists of 50,000,000 shares of common stock, $0.001 par value. As of the February 5, 2002, 10,156,337 shares of common stock of ClearOne were issued and outstanding.

     The E.mergent Certificate authorizes the issuance of (i) 25,000,000 shares of common stock, par value $.01 per share, and (ii) 5,000,000 shares of preferred stock, $.01 par value per share, none of which have been issued. As of February 4, 2002, there were outstanding (a) 5,931,280 shares of E.mergent common stock, and (b) employee options to purchase an aggregate of 606,000 shares of common stock.

     The E.mergent Certificate provides that the board of directors is authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, power, preferences and rights of the shares of each series and any related qualifications, limitations or restrictions.


Directors

     Number

     The ClearOne By-laws provide that the number of directors shall consist of not less than three nor more than nine directors, with the number of directors currently being fixed at seven. Under the ClearOne By-laws the number of directors is required to be fixed by resolution by either the board of directors of ClearOne or the stockholders.

     The E.mergent bylaws provide that the board of directors of E.mergent will consist of at least one director, with the number of directors currently being fixed at five. In the absence of a resolution of the E.mergent stockholders or the board of directors of E.mergent, the number shall be the number last fixed by the E.mergent's stockholders or the board of directors of E.mergent, provided however, that the board of directors of E.mergent may not decrease the number of directors below the number last designated by the stockholders.

     Special Meetings

     Under the ClearOne By-laws, special meetings of ClearOne's board of directors may be called by the chairman of the board or the president on at least two days' notice to each director either by mail, telephone, electronic transmission or facsimile.

     Under the E.mergent By-laws, special meetings of E.mergent's board of directors may be called by the chairman of the board, the president or by the secretary on three business days' notice to each director if by mail or twenty-four (24) hours notice to each director if delivered personally or by telephone, telegram or facsimile.

     Removal

     Any ClearOne director, or the entire board of directors, may be removed from office for cause or without cause by a vote of the ClearOne stockholders provided that the number of the votes cast by the stockholders to remove the director exceeds the number of votes cast not to remove the director.

     Any E.mergent director, or the entire board of directors, may be removed from office for cause or without cause by the vote of a majority of the shares of E.mergent common stock entitled to vote at the election of the director or board of directors.

     Election

     The ClearOne By-laws provide that directors shall be elected at each annual meeting of stockholders by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote for the election of directors.

     The E.mergent By-Laws provide that directors are elected by a majority of the stockholders voting at a duly held meeting in person or by proxy.


Stockholder Action by Written Consent

     Under the ClearOne By-laws and the URBCA, stockholders may take action without a meeting if a written consent is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take such action at a meeting of stockholders, and notice of such action is given to all non-consenting stockholders at least 10 days prior to the effectiveness of such action. However, directors may be elected by written consent only if signed by the holders of all outstanding shares of capital stock.

     Under the E.mergent By-laws and the DGCL, stockholders may take action without a meeting, including election of directors and without prior notice, if a written consent is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take such action at a meeting of stockholders. Notice of such action must be given promptly to all non-consenting stockholders.


Ability to Call Special Meetings of Stockholders

     Under the ClearOne By-laws and the URBCA, special meetings of the stockholders may be called by either the president or the chairman of the board of directors and must be called by the president at the request of the holders of not less than one-tenth of all the outstanding shares entitled to vote at the meeting.

     Under the E.mergent By-laws and the DGCL, special meetings of the stockholders may be called by either the president or the board of directors. Stockholders generally do not have the right to call meetings of stockholders unless such right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated therefor, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a stockholder.


Amendments To Charter

     Under the ClearOne By-laws and the URBCA, the board of directors may propose amendments to the for submission to the stockholders. For an amendment to be adopted, (i) the board of directors must recommend the amendment to the stockholders (unless the board determines that because of a conflict of interest or other special circumstances it should not make a recommendation and communicates the basis for its determination to the stockholders) and (ii) unless the ClearOne Articles, the ClearOne By-Laws (if authorized by the ClearOne Articles), or a resolution of the board of directors require a greater number, the amendment must be approved by (a) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would create dissenters' rights, (b) a majority of the votes entitled to be cast on the amendment by any voting group as to which the amendment would materially and adversely affect the voting group's rights in shares (including preferential rights, rights in redemption, preemptive rights, voting rights or rights in certain reverse splits) and (c) a majority of the votes cast for all other voting groups (voting separately, as applicable).

     The E.mergent Certificate reserves E.mergent's right to amend, alter, change or repeal any provision contained in the certificate, in the manner prescribed by Delaware law. Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

Amendments To By-laws

     Under the ClearOne By-laws and the URBCA, the board of directors may amend the ClearOne By-Laws at any time, except to the extent that the URBCA reserves such power exclusively to a corporation's stockholders. The URBCA provides that stockholders may amend a corporation's by-laws at any time, even though the by-laws may also be amended at any time by the board of directors.

     Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power. E.mergent has, in the E.mergent Certificate, conferred the power to adopt, amend or repeal the E.mergent By-Laws upon its directors. The fact that this power has been conferred upon the directors does not divest the stockholders of the power, or limit their power to adopt, amend or repeal the bylaws.


Limitation of Liability of Directors

     The URBCA provides that a director or officer of a Utah corporation is not liable to the corporation or its stockholders for any action taken, or any failure to take any action, as an officer or director, unless (i) the director or officer has breached or failed to perform the duties of the office (which requires that the director or officer acted (A) in good faith, (B) with the care an ordinarily prudent person in like position would exercise under similar circumstances and (C) in a manner the director or officer reasonably believes to be in the best interests of the corporation) and (ii) the breach or failure to perform constitutes gross negligence, willful misconduct or intentional infliction of harm on the corporation or the stockholders. The URBCA permits a corporation to eliminate or limit the liability of a director to the corporation or its stockholders for monetary damages for any action taken or failure to take any action, as a director, except liability for (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the corporation or its stockholders, (iii) voting for or assenting to an unlawful distribution of assets as defined under the URBCA or
(iv) an intentional violation of criminal law. The ClearOne Articles provide that to the fullest extent permitted by the URBCA as now, or as it may in the future be, in effect, no director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Delaware law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty. However, no such provision can eliminate or limit director liability for:

     o any breach of the director's duty of loyalty to the corporation or it stockholders;

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     o willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; and

     o any transaction from which the director derived an improper personal benefit.

     E.mergent's Certificate includes such a provision to limit directors' personal liability to the corporation to the maximum extent permitted by law.


Indemnification of Directors and Officers

     The ClearOne By-laws provide that it shall indemnify an individual made a party to a proceeding because he is or was a director, against any liability incurred in the proceeding if (i) the individual's conduct was in good faith,
(ii) the individual reasonably believed that his conduct was in, or not opposed to, the corporation's best interests and (iii) in the case of a criminal proceeding he had no reasonable cause to believe his conduct was unlawful; provided, however, that (x) in the case of an action by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding and (y) the corporation may not, unless authorized by a court of competent jurisdiction, indemnify an individual (A) in connection with a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation or (B) in connection with any other proceeding in which the individual is adjudged liable on the basis that he derived an improper personal benefit. In a judicial proceeding under the foregoing clause (y), in order to authorize indemnification the court must determine that the individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. A director is entitled to mandatory indemnification if he was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, against the reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he was successful. ClearOne must also advance a director expenses under certain circumstances. ClearOne may also indemnify and advance expenses to an officer, employee, fiduciary or agent to a greater extent if not inconsistent with public policy.

     Delaware law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

     Under E.mergent's By-laws, E.mergent commits itself to indemnify each of its directors and officers to the maximum extent and in the manner permitted by Delaware law against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of E.mergent. Furthermore, E.mergent's By-Laws authorize it to provide insurance for its directors, officers and/or agents, against any expense, liability or loss, whether or not E.mergent would have the power to indemnify such person against such expense, liability or loss under Delaware law.


Dissenters' Rights

     Under the URBCA, in connection with a merger, share exchange or sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation (other than in the ordinary course of the corporation's business), a dissenting stockholder, after complying with certain procedures, is entitled to payment from the corporation of the fair value of the stockholder's shares. The fair value is estimated by the corporation. However, if the stockholder is unwilling to accept the corporation's estimate, the stockholder may provide the corporation with an estimate of the fair value and demand payment of that amount. If the corporation is unwilling to pay that amount, the corporation shall apply for judicial determination of the fair value. Unless the articles of incorporation, by-laws or a resolution of the board of directors provide otherwise, stockholders are not entitled to dissenters' rights when the shares are listed on a national securities exchange or the Nasdaq National Market, or are held of record by more than 2,000 holders. However, this exception does not apply if, pursuant to the corporate action, the stockholder will receive anything except: (i) shares of the surviving corporation; (ii) shares of a corporation that is or will be listed on a national securities exchange, the Nasdaq National Market, or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing.

     Under the DGCL, stockholders are entitled to demand appraisal of their shares in the case of mergers or consolidations, except where: (i) they are stockholders of the surviving corporation and the merger did not require their approval under the DGCL; (ii) the corporation's shares are either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by The National Association of Securities Dealers, Inc.; or (iii) the corporation's shares are held of record by more than 2,000 stockholders. Appraisal rights are not available in either (i), (ii) or
(iii) above, however, if the stockholders are required by the terms of the merger or consolidation to accept any consideration other than (a) stock of the corporation surviving or resulting from the merger or consolidation, (b) shares of stock of another corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by The National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) any combination of the foregoing. Appraisal rights are not available in the case of a sale, lease, exchange or other disposition by a corporation of all or substantially all of its property and assets.


Anti-Takeover Statutes

     The Utah Control Share Acquisitions Act, set forth in Sections 61-6-1 through 61-6-12 of the Utah Code Annotated, generally provides that, when any person obtains shares (or the power to direct the voting of shares) of "an issuing public corporation" such that the person's voting power equals or exceeds any of three levels (20%, 33 1/3% or 50%), the ability to vote (or to direct the voting of) the "control shares" is conditioned on the approval by a majority of the corporation's shares (voting in voting groups, if applicable), excluding the "interested shares." Stockholder approval may occur at the next annual meeting of the stockholders, or, if the acquiring person requests and agrees to pay the associated costs of the corporation, at a special meeting of the stockholders (to be held within 50 days of the corporation's receipt of the request by an acquiring person). If authorized by the articles of incorporation or the by-laws, the corporation may redeem "control shares" at the fair market value if the acquiring person fails to file an "acquiring person statement" or if the stockholders do not grant voting rights to control shares. The ClearOne Articles and ClearOne By-Laws make no reference to the Act. If the stockholders grant voting rights to the control shares, and if the acquiring person obtained a majority of the voting power, stockholders may be entitled to dissenters' rights under the URBCA. An acquisition of shares does not constitute a control share acquisition if (i) the corporation's articles of incorporation of by-laws provide that this Act does not apply (ii) the acquisition is consummated pursuant to a merger in accordance with the URBCA or (iii) under certain other specified circumstances.

     Delaware has adopted an anti-takeover statute governing takeovers of Delaware corporations. Effective December 31, 1987, a Delaware corporation may not engage in a business combination with any person acquiring 15% or more of the voting stock of such Delaware corporation (an "interested stockholder") for a period of three years following the date of such acquisition, unless: (i) prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder acquired 85% or more of the corporation's voting stock in the transaction in which he became an interested stockholder; or (iii) on or subsequent to the date the stockholder became an interested stockholder, the board of directors and stockholders owning two-thirds of the outstanding voting stock, other than the interested stockholder's stock, approve the business combination. The corporation may opt out of the effect of this statute by: (i) including a provision to such effect in the corporation's original certificate of incorporation; (ii) amendment to the corporation's by-laws made by the board of directors; or (iii) amendment of the corporation's certificate of incorporation or by-laws approved by holders of a majority of the shares entitled to vote; provided that such amendment shall not take effect until 12 months after its adoption and shall not effect any business combinations with interested stockholders which are effected during such 12 months. E.mergent has not elected to opt out of the effects of the statute.

                       WHERE YOU CAN FIND MORE INFORMATION

     The following documents, which have been filed by ClearOne with the Securities and Exchange Commission, accompany this proxy statement/prospectus under a separate bound cover and are incorporated by reference into this document:

     o    Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

     o Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

     o    Current Report on Form 8-K filed on October 18, 2001;

     o    Current Report on Form 8-K/A filed on November 23, 2001; and

     o    Current Report on Form 8-K filed on February 1, 2002.

     Additionally, all reports, proxy and information statements and other information filed by ClearOne pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and before the date of the special meeting described herein are incorporated by reference into this document from the date of filing of those reports, proxy and information statements and other information.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH CLEARONE HAS REFERRED YOU HEREIN. CLEARONE HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     The reports incorporated by reference into this document but not accompanying it are available from ClearOne upon request. ClearOne will provide a copy of any and all of the information that is incorporated by reference in this document (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this document) to any person, without charge, upon written or oral request to the following address and telephone number. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY _______________, 2002 TO ENSURE TIMELY DELIVERY PRIOR TO THE SPECIAL MEETING OF E.MERGENT STOCKHOLDERS AT WHICH THE MERGER AGREEMENT AND THE MERGER WILL BE CONSIDERED AND VOTED UPON.

     ClearOne Communications, Inc.
     1825 Research Way
     Salt Lake City, UT 84119
     Telephone (801) 975-7200
     Attention: Bryce Benson

     A copy of the following documents, which have been filed by E.mergent with the Securities and Exchange Commission, accompany this proxy statement/prospectus under a separate bound cover and are incorporated by reference into this document:

     o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000; and

     o Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

     ClearOne and E.mergent file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the following locations:

Public Reference Room            Chicago Regional Office
Judiciary Plaza                  Citicorp Center
Room 1024                        500 West Madison Street, Suite
450 Fifth Street, N.W.           1400
Washington, D.C. 20549           Chicago, Illinois 60661



     Information about the operation of the Public Reference Room can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet "website" that contains reports, proxy and information statements and other information regarding ClearOne and E.mergent. The address of the Securities and Exchange Commission website is http://www.sec.gov.

     Reports, proxy and information statements and other information concerning ClearOne and E.mergent also can be inspected at the offices of The National Association of Securities Dealers, Inc.:

     The National Association of Securities Dealers, Inc.
     1735 K Street, N.W.
     Washington, D.C. 20006

     ClearOne has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to ClearOne's common stock to be issued to E.mergent stockholders in the merger. This document constitutes the prospectus of ClearOne filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. Statements made in this document as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit. The registration statement and its exhibits are available for inspection and copying as set forth above.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS DOCUMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS DOCUMENT BY REFERENCE OR IN THE AFFAIRS OF CLEARONE OR E.MERGENT SINCE THE DATE OF THIS DOCUMENT. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO CLEARONE AND ITS SUBSIDIARIES WAS PROVIDED BY CLEARONE AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO E.MERGENT WAS PROVIDED BY E.MERGENT.

                                  LEGAL MATTERS

     The validity of the shares of ClearOne common stock offered by this document will be passed upon for ClearOne by Jones, Waldo, Holbrook & McDonough, Professional Corporation. E.mergent is represented in connection with the merger by Fredrikson & Byron, P.A. James A. Valeo, an attorney with Jones, Waldo, Holbrook & McDonough, served as Vice President and General Counsel of ClearOne from October 2000 to December 2001.


                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited ClearOne's consolidated financial statements included in ClearOne's Annual Report on Form 10-K for the year ended June 30, 2001, as set forth in Ernst & Young LLP's report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. ClearOne's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     KPMG, Chartered Accountants, Dublin, Ireland, have audited the financial statements of Ivron Systems, Ltd. for the three years to December 31, 2000 included in ClearOne's Form 8-K/A filed with the Securities and Exchange Commission on November 23, 2001, which are incorporated by reference in this prospectus. Ivron Systems, Ltd.'s financial statements are incorporated by reference in reliance on KPMG, Chartered Accountant's report, given on their authority as experts in accounting and auditing.

     The financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-KSB of E.mergent, Inc. for the year ended December 31, 2000, have been audited by Deloitte Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of E.mergent, Inc. at December 31, 1999 and for the year ended December 31, 1999, included in E.mergent's Annual Report on Form 10-KSB for the year ended December 31, 2000, which is referred to and made a part of this prospectus, have been audited by Boulay, Heutmaker, Zibell & Co. PLLP, independent auditors, as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LIST OF ANNEXES

ANNEX A     Agreement and Plan of Merger

Annex B     Form of Voting Agreement

ANNEX C     Opinion of Goldsmith, Agio, Helms Securities, Inc.

ANNEX D     Section 262 of the Delaware General Corporate Law

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER is made and entered into as of January 21, 2002, by and among CLEARONE COMMUNICATIONS, INC. (formerly, Gentner Communications Corporation), a Utah corporation ("Parent"), TUNDRA ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and E.MERGENT, INC., a Delaware corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of the Company, Parent and Merger Sub have each
(i) determined that the Merger (as defined in Section 1.1) is advisable and fair to and in the best interests of their respective stockholders, (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and (iii) determined, subject to the terms of this Agreement, to recommend that the stockholders of the Company adopt and approve this Agreement and the Merger;

     B. In furtherance thereof, it is proposed that Company merge with and into the Merger Sub (the "Merger") and the stock of the Company will thereupon be converted into the right to receive both cash and a fraction of a share of the common stock, par value $0.001, of the Parent (the "Parent Common Stock") in the amounts set forth in Section 1.7(a) hereof;

     C. Concurrently with the execution of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, certain executive officers and directors of Company, in their capacity as stockholders, are entering into a Voting Agreement in substantially the form attached hereto as Exhibit A (the "Voting Agreement");

     D. As a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Company Affiliate Agreements in substantially the form attached hereto as Exhibit B (the "Company Affiliate Agreements"), at or prior to the consummation of the Merger; and

     E. The parties hereto intend, by executing this Agreement, to adopt a plan of "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, the Company shall be merged with and into the Merger Sub, the separate corporate existence of Company shall cease and Merger Sub shall continue as the surviving corporation. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Merger Certificate") (the time of such filing, or such later time as may be agreed in writing by Company and Parent and specified in the Merger Certificate, being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and Plan of Merger and the Merger Certificate. The closing of the Merger (the "Closing") shall take place at the offices of Jones, Waldo, Holbrook & McDonough, 170 South Main Street, Salt Lake City, UT 84101, or at such other location as the parties may agree, and at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

1.3 Registration Statement. As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Merger (the "Registration Statement"). The Company agrees that the information provided by the Company in writing specifically for inclusion or incorporation by reference in the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect. The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement prior to the filing thereof with the SEC. Parent agrees to provide in writing to the Company and its counsel any comments Parent or its counsel may receive from the SEC or its staff with respect to the Registration Statement promptly after receipt of such comments and shall provide Company and its counsel with a reasonable opportunity to participate in the response of Parent to such comments.

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation except that it shall be amended to provide that the name of the Surviving Corporation shall be the Company name, or such other name as may be determined by Parent and/or Merger Sub, until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

1.6 Directors and Officers. The initial director of the Surviving Corporation shall be the director of Merger Sub immediately prior to the Effective Time, to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until his successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.7 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company, or the holders of any of the following securities, the following shall occur:

     (a) Conversion of Company Common Stock. Each share of Common Stock, $0.01 par value per share, of Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive (x) a cash payment per Share, without any interest thereon (the "Cash Portion"), and (y) a fraction of a share of Parent Common Stock (the "Stock Portion") (the Cash Portion and the Stock Portion, and cash in lieu of fractional shares as specified below, are collectively referred to as the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock (each a "Share Certificate"), in the manner provided in Section 1.10 (or in the case of a lost, stolen or destroyed upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). The parties agree that the aggregate Cash Portion shall be $7,300,000 and the aggregate Stock Portion shall be 873,000 shares of Parent Common Stock less the aggregate number of shares of Parent Common Stock allocated to the Company Stock Options (defined below) as provided in

     Sections 1.7(c) and 5.8 (the "Parent Option Shares"). Accordingly, the Cash Portion shall be the quotient obtained by dividing (A) $7,300,000 by (B) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. The Stock Portion shall be a quotient obtained by dividing (X) the sum of (a) 873,000 minus (b) the Parent Option Shares divided by (Y) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

     (b) Cancellation of Company-Owned Stock. Each share of Company Common Stock held by Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, other than fifty thousand three hundred seventeen (50,317) shares currently held in treasury which will be distributed to Company employees effective immediately prior to the Closing and treated pursuant to Section 1.7(a).

     (c) Stock Options. At the Effective Time all options to purchase Company Common Stock ("Company Stock Options") then outstanding under the E.mergent Employee Stock Option Plan (the "Company Option Plans") shall be treated in accordance with Section 5.8 hereof.

     (d) Employee Stock Purchase Plan. All shares outstanding under Company's Employee Stock Purchase Plan (the "ESPP") will be converted as of the Effective Time pursuant to Section 1.7(a), above. Any outstanding employee deposits not applied to the purchase of shares of Company Common Stock will be refunded to the depositing employee.

     (e) Adjustments to the Stock Portion and the Cash Portion. The Stock Portion and the Cash Portion shall be adjusted appropriately to reflect the effect of any permitted stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock or the Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

     (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the payment of the Stock Portion of the Merger Consideration, but in lieu thereof each holder of a Share Certificate who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) in the Merger shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Average Price.

1.8 Exchange of Certificates.

     (a) Exchange Agent. Parent shall select an entity reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

     (b) Parent to Provide Cash and Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for payment in accordance with this Article I, (i) an amount in cash equal to the product of the Cash Portion and the number of shares that are issued and outstanding at the Effective Time and (ii) a number of shares of Parent Common Stock representing the number of shares of Parent Common Stock equal to the product of the Stock Portion and the number of shares issued and outstanding at the Effective Time, and (iii) the cash amount payable in lieu of fractional shares in accordance with Section 1.7(f). Any portion of such cash and stock which remains undistributed to the holders of the Share Certificates for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look for payment, as general creditors thereof, only to Parent for their claim for the Merger Consideration to which such holders may be entitled.

     (c) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a Share Certificate, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon delivery of the Share Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Share Certificates in exchange for the Merger Consideration. Upon surrender of Share Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in payment therefor an amount equal to the product of the Merger Consideration and the number of shares represented by such Share Certificate, and the Share Certificate so surrendered shall be forthwith cancelled. In the event of a transfer of ownership of shares that is not registered in the stock transfer books of Company, the proper amount of cash and Parent Common Stock may be paid in exchange therefor to a person other than the person in whose name the Share Certificate so surrendered is registered if such Share Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Share Certificate the Merger Consideration or establish to the satisfaction of Parent that such tax has been paid or is not applicable. The Exchange Agent shall accept such Share Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Share Certificates on the cash payable upon the surrender of the Share Certificates. Until so surrendered, outstanding Share Certificates will be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration.

     (d) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (e) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist and each holder of a Share Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender thereof in accordance with Section 1.8 hereof. The Merger Consideration issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Share Certificates. In the event that any Share Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Share Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration pursuant to Section 1.7; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration and other distributions, require the owner of such lost, stolen or destroyed Share Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Share Certificates alleged to have been lost, stolen or destroyed.

1.11 Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in
     Section 1.7, of the certificate or certificates that formerly evidenced such shares.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.12 Tax and Accounting Consequences.

     (a) Tax. It is intended by the parties hereto that the Merger will constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     (b) Accounting. It is intended by the parties hereto that the Merger shall qualify as a purchase for accounting purposes.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof (the "Company Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Company contained in the section of this Agreement corresponding by number to such disclosure, as follows:

2.1 Organization and Qualification; Subsidiaries.

     (a) Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually, or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3 below) on Company. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company and its subsidiaries are and have been in compliance with the terms of the Approvals, except where the failure to be or have been in such compliance would not, individually or in the aggregate, result in a Material Adverse Effect on Company.

     (b) Section 2.1 (b) of the Company Schedule lists each of Company's subsidiaries, the jurisdiction of incorporation of each such subsidiary, and Company's equity interest therein. Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "Contract") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Other than Company's interests in its subsidiaries or except as set forth in Section 2.1(b) of the Company Schedule, neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

     (c) Company and each of its subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company.

2.2 Certificate of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "Company Charter Documents"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect, Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents except where the failure to be in full force or effect or the violation of any such equivalent organizational documents of a subsidiary of Company would not, individually or in the aggregate, have a Material Adverse Effect on Company.

2.3 Capitalization.

     (a) The authorized capital stock of Company consists of 20,000,000 shares of Company Common Stock, $0.01 par value per share and 5,000,000 shares of Preferred Stock, $0.01 par value per share. As of the close of business on January 17, 2002: (i) 5,929,280 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, which number includes 50,317 shares of Company Common Stock held in the Company's treasury; (ii) no shares of Company Common Stock were held by subsidiaries of the Company; (iii) vested Company Stock Options for 588,000 shares of Company Common Stock were outstanding, with at least an equivalent number of shares of Company Common Stock reserved for issuance upon the exercise of such options under the Company Option Plans; and (iv) unvested Company Stock Options for 20,000 shares of Company Common Stock are outstanding with at least an equivalent number of shares of Company Common Stock reserved for issuance upon the exercise of such options under the Company Option Plans. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 5.8) outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Stock Option; (iii) the exercise price of such Company Stock Option; (iv) the date on which such Company Stock Option was granted and (v) the date on which such Company Stock Option expires. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts in all material respects. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below).

     (b) Except for securities set forth in Schedule 2.3(b) of the Company Schedule, Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset but other than restrictions imposed by federal or state securities laws) directly or indirectly through one or more subsidiaries, and there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(b) of Company Schedule or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and there is, except for the Voting Agreement, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the stockholders of Company of this Agreement and the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby (other than the approval and adoption of this Agreement and the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Company Charter Documents, if required). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and/or Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable principles.

2.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, (i) violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries, (ii) subject to obtaining the approval of Company's stockholders of this Agreement and the Merger (if required) and the consents, approvals, authorizations and permits, and making the filings and notifications, set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, and including, without limitation, any contract, agreement or license described in Section 2.17, below.

     (b) The execution, delivery and performance of this Agreement, together with the documents contemplated hereby, shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the rules and regulations of the NASDAQ, and the filing and recordation of the Agreement of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (A) would not prevent consummation of the Merger or otherwise prevent the parties hereto from performing their respective obligations under this Agreement, or (B) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

2.6 Compliance; Permits

     (a) Definitions.

          (i) "Hazardous Material" is any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

          (ii) "Environmental Laws" are all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any governmental authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other governmental authorities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

     (b) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule (including Environmental Laws), regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound, except for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on the Company. No investigation or review by any governmental or regulatory body or authority is, to the knowledge of Company, pending or threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Company or any of its subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (c) Neither Company nor any of its subsidiaries has (and no Hazardous Materials generated, stored or used by Company or any of its subsidiaries have been) disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased at any time by Company or any of its subsidiaries, or at any other property, or exposed any employee or other individual to any Hazardous Materials or any workplace or environmental condition in such a manner as would result in any liability or clean-up obligation of any kind or nature to Company or any of its subsidiaries. To the knowledge of Company, no Hazardous Materials are present in, on, or under any properties owned, leased or used at any time by Company or any of its subsidiaries, and no reasonable likelihood exists that any Hazardous Materials will come to be present in, on, or under any properties owned, leased or used at any time by Company or any of its subsidiaries, so as to give rise to any liability or clean-up obligation under any Environmental Laws.

     (d) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals and other authorizations from governmental authorities which are material to the operation of the business of Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). Company and its subsidiaries have been and are in compliance in all material respects with the terms of the Company Permits and any conditions placed thereon.

2.7 SEC Filings; Financial Statements.

     (a) Company has delivered or made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since December 31, 1998 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since such time. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and (ii) did not at the time they were filed (or, if such Company SEC Report was amended or superseded by another filing, then on the date of filing of such amendment or superceding filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

     (b) As of their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to the absence of footnotes and normal adjustments which (in addition to those noted therein) were not or are not expected to be material in amount.

     (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed as of the date hereof with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act or any material agreements potentially required to be filed that have not been so filed.

2.8 No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of September 30, 2001 set forth in the Company SEC Reports (ii) liabilities incurred since September 30, 2001 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company and its subsidiaries, taken as a whole, or (iii) except as disclosed in Schedule 2.8.

2.9 Absence of Certain Changes or Events. Except as set forth in this Agreement, since September 30, 2001, there has not been: (i) any event or circumstance that results in a Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash or non-cash benefits compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any material licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.16) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any material revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company other than in the ordinary course of business consistent with past practice.

2.10 Absence of Litigation. Except as specifically disclosed on Section 2.10 of the Company Schedule, or in the Company SEC Reports as of the date hereof, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

2.11 Employee Matters and Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 3.11(a)(i) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
          (o) of the Code and the regulations issued thereunder;

          (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iii) "Code" shall mean the Internal Revenue Code of 1986, as amended;

          (iv) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of
          Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee, or with respect to which Company or any Affiliate has or may have any liability or obligation;

          (v) "DOL" shall mean the Department of Labor;

          (vi) "Employee" shall mean any current or former or retired employee, consultant or director of Company or any Affiliate;

          (vii) "Employment Agreement" shall mean each employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement or contract relating to provisions of services between the Company or any Affiliate and any Employee;

          (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended; (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (x) "IRS" shall mean the Internal Revenue Service;

          (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

          (xii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Section 2.11(b) of the Company Schedule contains an accurate and complete list in all material respects of each Company Employee Plan, and each Employment Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan, or Employment Agreement. Section 2.11(b) of the Company Schedule contains a representation of the percentage of the Company's employee base which falls within each of the following categories: non-exempt employees, exempt employees and key employees; average employee salary in each such category; and average tenure in each such category. The Company represents and warrants that the foregoing information, as more fully reflected in Section 2.11(b) of the Company Schedule, is accurate and complete.

     (c) Documents. Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination letter, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company;
     (viii) all material correspondence to or from any governmental agency relating to any Company Employee Plan; (ix) all current model COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

     (d) Employee Plan Compliance. (i) Company has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and has no knowledge of any material default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of
     Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or, to the knowledge of the Company, claims pending or threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its Affiliates (other than benefits accrued to date and ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and
     (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

     (e) Pension Plan. Neither Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time within the six (6) year period ending on the date hereof, has the Company or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan or ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

     (g) No Post-Employment Obligations. Except as set forth in Section 2.11(g) of the Company Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide retiree health insurance coverage to any person for any reason, except as may be required by COBRA or other applicable statute.

     (h) Health Care Compliance. Neither Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

     (i) Effect of Transaction.

          (i) Except as set forth on Schedule 2.11(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

     (j) Employment Matters. To the best of its knowledge and belief, Company:
     (i) is in material compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees;
     (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company's knowledge, there are no pending, threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy (other than routine claims for benefits).

     (k) Labor. No work stoppage or labor strike against Company is pending or, to the knowledge of Company, threatened. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.11(k) of the Company Schedule, Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

2.12 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Company or any of its subsidiaries, any material acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

2.13 Title to Property.

     (a) Neither Company nor any of its subsidiaries owns any material real property. Company and each of its subsidiaries have good and marketable title to all of their material owned properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially interfere with the present use of the property affected thereby.

     (b) All leases (the "Leases") pursuant to which Company or any of its subsidiaries lease from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its subsidiaries or, to Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring).

     (c) Section 2.13 of the Company Schedule sets forth a list of all real property currently leased by Company, the landlord contact, the expiration date of the Lease and each amendment thereto, and, with respect to each Lease, the square footage of the premises leased thereunder and the aggregate monthly rental payable thereunder. Company has provided Parent with true, complete and correct copies of each Lease; no term or condition of any such Lease has been modified, amended or waived except as shown in such copies; each such Lease constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to Company's use or occupancy of any of the premises described in such Leases. Company has not transferred or assigned any interest in any Lease, nor has Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity.

     (d) As of the date of this Agreement, to the knowledge of Company, the landlord under each Lease has complied with all of the requirements, conditions, representations, warranties and covenants of the landlord thereunder, including, without limitation, the timely completion of construction of the leased premises in a good and workmanlike manner and otherwise in accordance with the Leases.

     (e) Company has not received any notice from any insurance company of any defects or inadequacies in any leased property or any part thereof which could materially and adversely affect the insurability of such leased property or the premiums for the insurance thereof. No notice has been given by any insurance company which has issued a policy with respect to any portion of any leased property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made. To Company's knowledge, there exist no structural, soil or other conditions with respect to any leased property that could increase the probability of material damage to any leased property as a result of earthquake or other seismic activity.

     (f) To the Company's knowledge, no law, ordinance, regulation or restriction is, or as of the Closing Date will be, violated by the continued occupancy, maintenance, operation or use of the leased properties in their present manner. To Company's knowledge, there are no Legal Requirements now in existence or under active consideration by any Governmental Entity which could require the tenant of any leased property to make any expenditure in excess of $25,000 to modify or improve such leased property to bring it into compliance therewith.

     (g) There is no pending or, to Company's knowledge, threatened condemnation or similar proceeding affecting any leased property or any portion thereof, and Company has no knowledge that any such action is currently contemplated. There are no material legal actions, suits or other legal or administrative proceedings pending or threatened against Company, or, to Company's knowledge, against third parties affecting any leased property, and Company is not aware of any facts which might result in any such action, suit or proceeding. All material plants, structures and equipment of Company and its subsidiaries are in good operating condition and repair in all material respects.

For purposes of this Section 2.13, the Company's knowledge shall be deemed to include the knowledge of the Company's management personnel responsible for the Company's facilities and property.

2.14 Taxes.

     (a) Definition of Taxes. For purposes of this Agreement, (i) "Tax" or, collectively, "Taxes", means (i) any and all federal, state, local and foreign taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

     (b) Tax Returns and Audits.

          (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company. All such Returns were correct and complete in all material respects. The Company and each of its subsidiaries have paid or reserved for payment all Taxes shown to be due on such Returns.

          (ii) The Company and each of its subsidiaries has withheld with respect to its employees, independent contractors, creditors, stockholders, and all other third parties all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld and have timely paid over to the proper governmental authorities all amounts required to be withheld and paid over under all applicable laws.

          (iii) Neither the Company nor any of its subsidiaries has executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (iv) To the knowledge of the Company, no audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified in writing of any request for such an audit or other examination.

          (v) No material adjustment relating to any Returns filed by the Company or any of its subsidiaries (and no claim by a Tax authority in a jurisdiction in which the Company or any of its subsidiaries does not file Returns that the Company or any of its subsidiaries may be subject to taxation by such jurisdiction) has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries.

          (vi) Neither the Company nor any of its subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since September 30, 2001 in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

          (vii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
          Section 341(f)(2) of the Code apply to any disposition of a subsection
          (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

          (ix) Neither the Company nor any of its subsidiaries (i) has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group the common parent of which is the Company), (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (iii) is liable for the Taxes of any other person (other than any of the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, or (iv) is a party to any joint venture, partnership or, to the knowledge of the Company, any other arrangement that could be treated as a partnership for income Tax purposes.

          (x) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

2.15 Brokers. Except for fees payable to Goldsmith, Agio, Helms, Securities, Inc. ("GAHS") Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.16 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) U.S. and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLs"), other names and locators associated with the Internet, and applications or registrations therefor ("Domain Names"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations, related goodwill and applications therefor throughout the world; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, (ix) any works of authorship, including, without limitation, computer programs, source code, executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

     "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and it subsidiaries.

     "Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

     "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its subsidiaries.

     (a) Section 2.16(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, the filing date, and the current status of each such item of Company Registered Intellectual Property.

     (b) No Company Intellectual Property or product or service offering of Company or any of its subsidiaries (a "Company Product") is subject to any proceeding or outstanding decree, order, judgment, or stipulation restricting in any manner, or any contract, license, or agreement, restricting in any material manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, except as identified in the Company Schedule.

     (c) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property, except where such Company Registered Intellectual Property has been intentionally abandoned by the Company, as reflected in section 2.16(a) of the Company Schedule.

     (d) Company owns and has good and exclusive title to, each item of Company Intellectual Property owned by it free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale, distribution or provision of any Company Products by Company or its subsidiaries; (ii) Company owns exclusively, and has good title to, all copyrighted works that are Company Products or services or which Company or any of its subsidiaries otherwise purports to own; and
     (iii) to the extent that any Patents would be infringed by any Company

     Products, Company is the exclusive owner of such Patents, or has secured appropriate rights through license or other agreement.

     (e) Any agreements between Company and third parties for the development or manufacture of a Company product shall permit Company to continue the development or manufacture of any such product notwithstanding any termination or expiration of such agreement(s), without the payment of any additional royalty, fee or other payment to any such third party.

     (f) Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property and the Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property.

     (g) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party or employee for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has a written agreement with such third party or employee with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment.

     (h) Neither Company nor any of its subsidiaries has transferred ownership of any Intellectual Property that is Company Intellectual Property, to any third party or subsidiary (other than a wholly-owned subsidiary), or knowingly permitted Company's rights in such Company Intellectual Property to lapse or enter the public domain, except as noted in the Company Schedule.

     (i) Section 2.16(i) of the Company Schedule lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

     (j) All material contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its subsidiaries, including, without limitation, third party licenses to Company relating to or in any way permitting Company Products, services or Company Intellectual Property to interoperate with other products, systems or standards, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Each of Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which Company is a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) either Parent's or the Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively prior to the Closing.

     (k) The operation of the business of Company and its subsidiaries as such business currently is conducted or is currently contemplated to be conducted, including (i) Company's and its subsidiaries' design, development, manufacture, distribution, import, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products and products, technology or service offerings under development) and (ii) Company's use of any product, device or process, has not, does not and, to its knowledge, will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

     (l) Neither Company nor any of its subsidiaries has received written notice from any third party alleging that the operation of the business of Company or any of its subsidiaries or any act, product or service (including Products, technology or service offerings currently under development) of Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, except as otherwise noted herein and resolved through appropriate license or other agreement.

     (m) To the knowledge of Company, no person has or is infringing or misappropriating any Company Intellectual Property.

     (n) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has required each employee and contractor to execute a proprietary information/confidentiality agreement and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

     (o) To the knowledge of Company and each of its subsidiaries, no (i) product, technology, service or publication of the Company, (ii) material or collateral published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, disparagement of any third party, or false advertising.

     (p) None of the Company Intellectual Property was developed by or on behalf of, or using grants or any other subsidies of, any governmental entity or any university.

     (q) Schedule 2.16(q) contains a list of all materials actions that are required to be taken by the Company within ninety (90) days of the date hereof with respect to any of the foregoing Company Registered Intellectual Property.

2.17 Agreements, Contracts and Commitments.

     (a) Except as set forth on Schedule 2.17(a), neither Company nor any of its subsidiaries is a party to or is bound by:

          (i) any written employment or consulting agreement, contract or commitment with any officer, director, Company employee or member of the Company's Board of Directors (sometimes, the "Company Board"), or any service, operating or management agreement or arrangement with respect to any of its properties (whether leased or owned), other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to Company;

          (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iii) any agreement of indemnification or any guaranty, other than maintenance agreements and product warranties, or agreements of indemnification entered into in connection with the sale of products in the ordinary course of business in excess of $50,000;

          (iv) any material agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or entity or granting any exclusive distribution rights;

          (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of an amount of assets in excess of $100,000 not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

          (vi) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

          (vii) any agreement, contract or commitment currently in force to license to or from any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

          (viii) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

          (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (x) any material settlement agreement under which Company has ongoing obligations; or

          (xi) any agreement with a customer of the Company involving in excess of $100,000 in any 12 month period.

     (b) Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Company has made available to Parent true and correct copies of any contracts Company may have with its top ten customers.

2.18 Opinion of Financial Advisor. The Board of Directors of the Company has been advised by its financial advisor, GAHS, that in its opinion, as of the date of this Agreement, the Merger Consideration is fair to the holders of shares of Company Common Stock from a financial point of view, and Company will provide a copy of the written confirmation of such opinion to Parent for informational purposes as soon as reasonably practicable.

2.19 Insurance. Company maintains insurance policies or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "Insurance Policies") which the Company believes are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.20 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated thereby.

2.21 Board Approval. The Company Board, at a meeting duly called and held on January 18, 2002 with the unanimous approval of all non-interested directors, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are at a price and on terms that are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in all respects; and (iii) as of the date hereof, resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger.

2.22 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
(i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by the Company pursuant to Section
5.1 hereof (the "Proxy Statement/Prospectus") will, at the dates mailed to the stockholders of the Company, at the times of the stockholders meeting of the Company (the "Company Stockholders' Meeting") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.



                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Parent to Company dated as of the date hereof (the "Parent Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Parent and Merger Sub contained in the section of this Agreement corresponding by number to such disclosure, as follows:

3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together, the "Parent Charter Documents"). Such Parent Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect, Parent is not in violation of any of the provisions of the Parent Charter Documents, and no subsidiary of Company is in violation of any of its equivalent organizational documents except where the failure to be in full force or effect or the violation of any such equivalent organizational documents of a subsidiary of Company would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

3.3 Capitalization. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, $0.001 par value. As of the close of business on January 16, 2001, (i) 9,447,704 shares of Parent Common Stock were issued and outstanding on a fully diluted basis, using the treasury stock method
(ii) Parent had reserved an aggregate of 2,500,000 shares of Parent Common Stock for issuance pursuant to Parent's stock option plans, and (iii) parent had warrants outstanding for 150,000 shares of Parent Common Stock. Except as set forth in the immediately preceding sentence, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding except as set forth in the Parent SEC Reports. The shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

3.4 Authority Relative to this Agreement. Each of Parent and/or Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation by Parent and/or Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and/or Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Parent and/or Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable principles.

3.5 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement, by Parent and Merger Sub, and the performance of this Agreement, by Parent and Merger Sub, and the Voting Agreement by Parent shall not, (i) conflict with or violate the Parent Charter Documents or equivalent organizational documents or any of Parent's subsidiaries, (ii) subject to obtaining the consents, approvals, authorization and permits, and making the filings and notifications, set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement, by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the rules and regulations of the NASDAQ, and the filing and recordation of the Merger Certificate as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.6 SEC Filings; Financial Statements.

     (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after June 30, 1999 and prior to the date of this Agreement (the "Parent SEC Reports"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (and if any Parent SEC Report filed prior to the date of this Agreement was amended or superseded by a filing prior to the date of this Agreement, then on the date of such amendment or superceded filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

     (b) At their respective dates, each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, as amended, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to the absence of footnotes and normal adjustments which (in addition to those noted therein) were not or are not expected to be material in amount.

3.7 No Material Adverse Effect. Since Parent's September 30, 2001 balance sheet, and until the date hereof, there has not occurred any Material Adverse Effect on Parent.

3.8 Absence of Litigation. There are no material claims, actions, suits or proceedings that have a reasonable likelihood of success on the merits pending or, to the knowledge of Parent, threatened (or to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any property or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for those claims, actions, suits or proceedings which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.9 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement, including the Merger. As of the Effective Time, all of the outstanding capital stock of Merger Sub will be owned by Parent.

3.10 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Parent for inclusion or incorporation by reference in
(i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of the Company, at the times of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

3.11 No Undisclosed Liabilities. Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent's balance sheet as of September 30, 2001 set forth in the Parent SEC Reports, (ii) liabilities incurred since September 30, 2001 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, or (iii) except as disclosed in Schedule 3.11.


                                   ARTICLE IV
                                 INTERIM CONDUCT

4.1 Conduct of Business by Company.

     (a) Except as contemplated by this Agreement, disclosed in Section 4.1 of the Company Schedule, or consented to by Parent in writing, during the period from the date of this Agreement until the Closing Date, Company and each of its subsidiaries shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

     (b) In addition, except as permitted by the terms of this Agreement and except as provided in Section 4.1 of the Company Schedule, without the prior written consent of Parent (which consent, or refusal thereof, shall not be unreasonably delayed, and shall be deemed given if not refused within five (5) business days of the date Parent receives written notice of such request); provided that Parent shall not refuse to consent if such failure would result in a violation of the antitrust laws), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (i) Accelerate, amend or change the period of exercisability of options or restricted stock (except as required by the terms of the Company Option Plans as in effect on the date hereof) or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (ii) Grant any severance or termination pay or benefits, or payments or benefits triggered by a change of control or merger (including the Merger), to any officer or employee except to persons who are officers or employees of the Company as of the date hereof pursuant to written agreements outstanding, or written policies existing, on the date hereof and as previously disclosed in writing or made available to Parent (provided, however, that the Company shall not grant, or offer to grant, any such severance or termination payments or benefits, or payments or benefits triggered upon a change of control or merger

          (including the Merger), to any person who is hired or offered employment with the Company on or after the date hereof, and the Company shall revise all employee handbooks and similar materials provided to each such person after the date hereof to reflect the foregoing), or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof, or take any other action that would trigger the payment of any severance payments or other benefits other than four (4) preexisting employment agreements between the Company and certain officers thereof;

          (iii) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than non-exclusive licenses granted to resellers and end-users in the ordinary course of business consistent with past practices;

          (iv) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (v) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries;

          (vi) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options, outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof .

          (vii) Cause, permit or propose any amendments to the Company's Certificate of Incorporation or Bylaws (or similar governing instruments of any of its subsidiaries);

          (viii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances;

          (ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease or disposition (other than through licensing permitted by clause
          (c)) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries, taken as a whole;

          (x) Modify, amend or terminate any existing lease, license or contract affecting the use, possession or operation of any such material properties or assets; grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any material owned property or leased property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any portion of any material real property or any interest or rights therein; commit any waste or nuisance on any such property; or make any material changes in the construction or condition of any such property;

          (xi) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of working capital consistent with past practice;

          (xii) Adopt or amend any employee benefit plan, policy or arrangement; any employee stock purchase or employee stock option plan; or enter into any employment contract or collective bargaining agreement; pay any special bonus or special remuneration to any director or employee, other than as disclosed in Section 4.1(b) of the Company Schedule; or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except, in each case, as may be required by law;

          (xiii) (i) pay, discharge, settle or satisfy any material litigation (whether or not commenced prior to the date of this Agreement) or any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

          (xiv) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (xv) Revalue any of its assets or make any change in accounting methods, principles or practices;

          (xvi) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business and requiring Company or any of its subsidiaries to pay in excess of $350,000;

          (xvii) Make any Tax election or accounting method change inconsistent with past practice that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, taken as a whole, settle or compromise any Tax liability, or consent to any extension or waiver of any limitation period with respect to Taxes; or

          (xviii) Agree in writing or otherwise to take any of the actions described in this Section 4.1(b).

4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement, without the prior written consent of Company, Parent shall not declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, unless the Merger Consideration shall be appropriately adjusted. In addition, parent shall cause Merger Sub to take all such steps as are necessary to give effect to Parent's obligations under this Agreement.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

5.1 Stockholder Approval; Preparation of Registration Statement and Proxy Statement/prospectus. As soon as practicable following the execution of this Agreement, and as described in Section 1.3, above, Parent and Company shall prepare the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy

Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Parent shall respond to any comments of the SEC, and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement will be made by Parent, or with respect to the Proxy Statement/Prospectus will be made by Company, without providing the other party a reasonable opportunity to review and comment thereon. Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by Company or Parent which should be set forth in an amendment or supplement to either of the Registration Statement, the Proxy Statement or Other Filings, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Company.

5.2 Stockholder Meeting.

     (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and the Company Charter Documents to convene a meeting of the Company's stockholders (the "Company Stockholders' Meeting") to be held as promptly as practicable, for the purpose of voting upon this Agreement and the Merger. Subject to the terms of Section 5.2(c) hereof, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of NASDAQ or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules of NASDAQ and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined in section 5.4(c), below.)

     (b) Subject to the terms of Section 5.2(c) hereof: (i) the Board of Directors of the Company shall, by unanimous recommendation of the non-interested directors of the Company Board, recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has, by a unanimous vote of the non-interested directors, recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the non-interested members of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

     (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying the unanimous recommendation of the non-interested directors in favor of the Merger if
     (i) a Superior Offer (as defined in Section 5.4 hereof) is made to the Company and is not withdrawn, (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in
     Section 5.4 hereof, and (iii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that prior to any commencement thereof the Company shall have given Parent at least seventy two (72) hours notice thereof and the opportunity to meet with the Company and its counsel. Nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the non-interested members of the Board of Directors of the Company shall have been withdrawn, amended or modified).

5.3 Confidentiality; Access to Information. The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of October 10, 2001, (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.4 No Solicitation.

     (a) The Company and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as defined in Section 5.4(c) hereof). From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII hereof, the Company and its subsidiaries shall not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) subject to the terms of Section 5.4(c) hereof, approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that the terms of this Section 5.4 shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a

     Superior Offer submitted by such person or group (and not withdrawn) if (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this
     Section 5.4, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law, (3)(x) at least three (3) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of the Company, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent); and provided further, however, that the terms of this Section 5.4 shall not prohibit the Company from taking any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company. In addition to the foregoing, the Company shall (i) provide Parent with at least forty-eight
     (48) hours prior notice (or such lesser prior notice as provided to the members of the Company's Board of Directors but in no event less than eight hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider a Superior Offer, and (ii) provide Parent with at least three (3) business days prior written notice of a meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to recommend a Superior Offer to its stockholders and together with such notice a copy of all documentation relating to such Superior Offer, including proposed written agreements, arrangements, or understandings and all applicable financial statements and evidence of any planned financing with respect to such Superior Proposal (and a description of all material oral agreements with respect thereto.

     (b) In addition to the obligations of the Company set forth in Section 5.4(a) hereof, the Company as promptly as practicable shall advise Parent orally and in writing of any request received by the Company for non-public information which the Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by the Company with respect to or which the Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company shall use reasonable efforts to keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     (c) For purposes of this Agreement, (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction; (ii) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (C) any liquidation or dissolution of the Company; and (iii) "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than a majority of the equity interests in the surviving or resulting entity of such transaction; (B) the acquisition by any person or group (including by way of a tender or exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the outstanding shares of the Company's capital stock; or (C) a sale or other disposition by the Company of substantially all of its assets, in the case of each of clauses (A), (B) and (C) on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company stockholders from a financial point of view than the terms of the Merger.

5.5 Public Disclosure. Parent and Company will consult with each other, and agree, before issuing any press release, and will consult with each other and to the extent practicable, agree, before otherwise making any public statement with respect to this Agreement, the other party, or an Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

5.6 Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including to accomplish the following: (i) causing of the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and the Company Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use its best efforts to take, or cause to be taken, all reasonable actions to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

     (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become materially untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become materially untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use commercially reasonable efforts to obtain all consents, waivers and approvals set forth in Section 5.7 of the Company Schedule.

5.8 Stock Options; ESPP.

     (a) Stock Options. Immediately prior to the Effective Time of the Merger, and except as provided below, each outstanding Company Stock Option, and the Company Option Plans shall terminate. In the case of any holder of a Company Stock Option, the parties shall take reasonable steps (i) to enable the holder thereof to exercise any portion of the option that is either exercisable or that first becomes exercisable in connection with the Merger, or (ii) convert such option to an option in the Parent's 1998 Stock Option Plan as more fully described below.

          (i) Following the date of execution of this Agreement, and unless the Merger does not close as contemplated by this Agreement, the Company shall make no additional grants of Company Stock Options;

          (ii) At the Effective Time of the Merger, Parent shall assume the Company Stock Options, and such assumed Company Stock Options will continue to have, and be subject to, the terms and conditions of such options immediately prior to the Effective Time except that (a) each Company Grant will be solely exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Options immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (b) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Options will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such grants of Company Stock Options. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 5.8(a). The "Option Exchange Ratio" shall be determined as follows:

                      Option Exchange Ratio = (TV/ TS) / AP

          Where

             TV  =  The sum of $7,300,000 plus the product of (i) the
                    Average Price (defined below) times (ii) 873,000 ("Transaction Value")
             TS  =  The aggregate the number of shares of Company Common
                    Stock and Company Stock Options outstanding immediately prior to the Effective Time
             AP  =  The weighted average closing price of the Parent Common
                    Stock for the ten (10) trading days ending one trading day prior to the Closing Date, as quoted on the NASDAQ National Market (the "Average Price"))

          The parties acknowledge that the formula for the Option Exchange Ratio is intended to exchange a fraction of a share of Parent Common Stock for each for each share of Company Common Stock subject to a Company Stock Option, with the value of such fraction of a share of Parent Common Stock to be approximately equivalent to the aggregate value of the Cash Portion and Stock Portion exchanged for each outstanding share of Company Common Stock, as such value is determined by the Average Price.

     (b) ESPP. Company shall take all steps necessary to terminate Company's ESPP as soon as practicable following the Closing Date. Any shares of Company Common Stock in the ESPP shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration described in Section 1.7(a), above, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the ESPP. Company shall, prior to the Effective Time, provide Parent with evidence of the termination of the ESPP.

5.9 Employee Benefits.

     (a) Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as the Parent (the "401(k) Termination Date"), any and all 401(k) plans unless Parent provides notice to Company that such 401(k) plan(s) shall not be terminated. Parent shall receive from Company evidence that Company's plan(s) and/or program(s) have been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the 401(k) Termination Date. To the extent permitted by Parent's applicable plan and otherwise practicable, Parent shall take appropriate steps to enable continuing employees to roll over distributions from the terminated plans to a tax-qualified defined contribution plan or plans maintained by Parent or an affiliate.

     (b) Parent will cause the Surviving Corporation to provide the benefits (including health benefits, severance policies, 401(k) plans and general employment policies and procedures, subject to the terms and conditions of such plans) which are substantially comparable in the aggregate to benefits that are available to similarly situated employees of Parent and its subsidiaries as of the date hereof, provided, however, that such insurance carriers, outside providers or the like are able to provide such benefits on terms reasonably acceptable to Parent, and provided, further, that nothing in this Section 5.8 shall prevent the Surviving Corporation or any of its subsidiaries from making any change required by applicable law, and provided, further, that it shall not result in any duplication of benefits.

5.10 Inspection of Real Property. From and after the date of this Agreement, Parent and its agents, contractors and representatives shall have the right and privilege of entering upon all properties owned or leased by Company and of reviewing Company's books and records regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which Parent may reasonably deem necessary or appropriate. Without limiting the generality of the foregoing, Parent and its agents, contractors and representatives shall have the right and privilege of conducting such engineering studies, seismic tests, environmental studies (including, without limitation, surface and subsurface tests, borings and samplings) and surveys of such properties and such feasibility studies as Parent deems necessary or appropriate and to investigate all matters relating to zoning, use and compliance with other applicable laws regarding the use and occupancy of such properties and any proposed impositions, assessments and governmental regulations affecting such properties. Company shall cooperate reasonably with Parent in completing such inspections and evaluations. Parent's exercise of its right to inspect such properties, or Parent's election not to inspect any property, shall in no way be interpreted as a waiver of any of Parent's rights or remedies contained in this Agreement, including, without limitation, Parent's right to rely on Company's representations and warranties made herein.

5.11 Company Affiliate Agreements. Set forth in Section 5.11 of the Company
Schedule is a complete and accurate list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company has delivered herewith written Company Affiliate Agreements substantially in the form attached hereto as Exhibit B executed by all Company Affiliates as of the date hereof. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, on or as promptly as practicable following the date hereof, from each Company Affiliate that has not delivered a Company Affiliate Agreement on or prior to the date hereof, an executed Company Affiliate Agreement. Each Company Affiliate Agreement will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

5.12 NASDAQ Listing. Parent agrees to make such filings with NASDAQ as are necessary to ensure that the shares of Parent Common Stock issuable in connection with the Merger are eligible for quotation thereon.

5.13 Form S-8. Parent agrees to file, within fifteen (15) business days of the Effective Time, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

6.1 Conditions. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

     (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted by the holders of a majority of the outstanding shares of each class of the Company entitled to vote on this Agreement and the Merger, in accordance with applicable law and the Certificate of Incorporation and Bylaws of the Company;

     (b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger (collectively, an "Order").

     (c) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     (d) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ as may be required in accordance with the rules thereof, subject to official notice of issuance, or shall be exempt from such requirement under then applicable laws, regulations and rules of NASDAQ.

6.2 Additional Conditions to Obligations of Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent to the best knowledge of an authorized officer of Parent.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

     (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties set forth in Section 2.3 hereof,
     (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date). For purposes of determining the accuracy of such representations and warranties hereunder, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company to the best knowledge of the Chief Executive Officer and the Chief Financial Officer of the Company.

     (c) Affiliate Agreements. Each of the Company Affiliates set forth in
     Section 5.11 of the Company Schedule shall have entered into the Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

     (d) Consents. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth in Section 6.3(d) of the Parent Schedule.

     (e) Audited Financial Statements. The audited financial statements of the Company for the year ended December 31, 2001, shall provide (i) balance sheet net equity of not less than $7,267,500, (ii) year end revenues of not less than $21,280,000 and (iii) net income of not less than $498,750 (excluding (y) transaction related expenses estimated to be $85,000, and (z) any excess tax liability over forty percent (40%) that has been applied to the calculation of net income by the Company for the year ending December 31, 2001).


                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Company):

     (a) by mutual written agreement of Company and Parent; or

     (b) by either the Company or Parent if the Merger shall not have been consummated by April 8, 2002 (the "Termination Date") for any reason; provided; however, that (i) if the Registration Statement is reviewed by the SEC, then the Termination Date will be May 7, 2002; and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or

     (c) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a breach by the Company of this Agreement; or

     (d) by either Company or Parent, if there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

     (e) by Company, upon a material breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Material Adverse Effect on Company; provided, that if such untruth or inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through exercise of its commercially reasonable efforts, then Company may not terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Company to Parent of such untruth or inaccuracy or breach, or (ii) Parent ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Parent continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(e) if such untruth or inaccuracy or breach by Parent is cured during such thirty-day period); or

     (f) by Parent, upon a material breach of any covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have been untrue or inaccurate when made or shall have become untrue or inaccurate such that, in the aggregate, in the case of such representations and warranties, such untruths or inaccuracies would reasonably be expected to have a Material Adverse Effect on Parent Merger Sub ; provided, that if such untruth or inaccuracy in Company's representations and warranties or breach by Company is curable by Company through exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) until the earlier of (i) the expiration of a thirty (30) day period after delivery of written notice from Parent to Company of such untruth or inaccuracy or breach, or (ii) Company ceasing to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach, provided, that Company continues to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such untruth or inaccuracy or breach by Company is cured during such thirty-day period); or

     (g) by Parent, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a Material Adverse Effect on the Company that is not curable by the Company through the exercise of its commercially reasonable efforts within sixty (60) days of the date of such occurrence or circumstance; or

     (h) by Company, if an event has occurred or a circumstance has arisen that would reasonably be expected to have a Material Adverse Effect on Parent that is not curable by Parent through the exercise of its commercially reasonable efforts within sixty (60) days of the date of such occurrence; or

     (i) by Company, if it intends to enter into a definitive agreement with respect to an Acquisition Proposal, provided that, (i) Company is not in breach of its obligations under this Section 7.1(i) and under Section 5.4 hereof and continues to comply with all such obligations in all respects,
     (ii) the Company Board has authorized, subject to complying with the terms of this Agreement, Company to enter into a definitive written agreement for a transaction that constitutes a Superior Proposal, (iii) Company notifies Parent in writing that Company has received a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal, attaching the most current version of such agreement to such notice, (iv) Parent does not make, within three (3) business days after receipt of Company's written notice of its intention to enter into a definitive agreement for a Superior Proposal, an offer that the Company Board in good faith reasonably determines, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to Company's stockholders as such Superior Proposal, (v) during such period Company has informed Parent of the terms and conditions of such Superior Proposal, and the identity of the person making such Superior Proposal, with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and
     (vi) prior to Company's termination pursuant to this Section 7.1(i), Company pays to Parent the Termination Fee required by Section 7.3(b); or

     (j) by Parent if any one of the following Triggering Events shall have occurred: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation made with the unanimous approval of all non-interested directors in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation made with the unanimous approval of all non-interested directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or

     (k) by Parent, in the event that holders of Company Common Stock holding fifteen percent (15%) or more of the issued and outstanding shares of Company Common Stock elect to pursue dissenters rights, as described in
     Section 1.11, whether such holders have perfected such rights or not; or

     (l) By Parent or Company in the event that the weighted average closing price of Parent Common Stock as quoted on the NASDAQ National Market for the fifteen (15) trading days ending one day prior to the scheduled Closing Date is greater than $23 or less than $14.

7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 above will be effective immediately (or if the termination is pursuant to Section 7.1(e) or (f) above and the proviso is applicable, thirty (30) days after) upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under Section 7.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except (i) as set forth in this Section 7.2, Section 7.3 and
Article VIII, each of which shall survive the termination of this Agreement, and
(ii) that nothing herein shall relieve any party from liability for any intentional or willful breach of or fraud in connection with this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

     (a) General. Except as set forth in this Section 7.3, all attorneys', accountants' and consultants' fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

     (b) Termination Payments.

          (i) If this Agreement is terminated prior to the Effective Time pursuant to Sections 7.1(i) or (j) Company shall promptly, but in any event no later than one day after the date of such termination, pay Parent a fee equal to $1,000,000 together with up to $500,000 of

          Parent's actual legal and accounting fees in connection with the Merger, in immediately available funds (the "Termination Fee").

          (ii) If this Agreement is terminated by Parent pursuant to Section 7.1(f) then the Company shall pay to Parent up to $500,000 of the actual legal, advisory, and accounting fees incurred by parent in connection with the Merger.

          (iii) If this Agreement is terminated by Company pursuant to Section 7.1(e), then Parent shall pay up to $500,000 of the actual legal, advisory, and accounting fees incurred by Company in connection with the Merger.

          (iv) Company acknowledges that the agreements contained in this
          Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company, Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate BankOne, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations, warranties and covenants of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a) if to Parent or Merger Sub, to:

           ClearOne Communications, Inc.
           1825 Research Way
           Salt Lake City, UT  84119
           Attention: Frances Flood and Randall J. Wichinski
           Telecopy No.: (801) 974-3742
           with a copy to:

           Jones Waldo Holbrook & McDonough
           170 South Main Street
           Suite 1500
           Salt Lake City, UT  84101
           Attention: James A. Valeo, Esq.
           Telecopy No.: (801) 328-0537

     (b) if to Company, to:

           E.mergent, Inc.
           5960 Golden Hills Drive
           Golden Valley, MN  55416
           (763) 542-0069
           Attention: James Hansen

           with a copy to:

           Fredrickson & Bryon, P.A.
           1100 International Centre
           900 Second Avenue South
           Minneapolis, MN  55402
           Telecopy No: (612) 347-7077
           Attention: Robert Ribeiro, Esq.


8.3 Interpretation; Knowledge.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

     (b) For purposes of this Agreement, the term "knowledge" means with respect to a party hereto, with respect to any matter in question, knowledge of the executive officers or directors of such party if: (a) such individual is actually aware of such fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or matter.

     (c) The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding.

     (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     (e) When used in connection with Parent or Company, as the case may be, the term "Material Adverse Effect" means any change or effect in the business of the Company that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (i) any change or effect that results or arises from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes or effects in each case do not materially disproportionately affect such entity); or (ii) any change or effect that results or arises from changes affecting general worldwide economic or capital market conditions (which changes in each case do not materially disproportionately affect such entity).

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any third party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.











                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have executed this instrument as of the date first set forth above.



ClearOne Communications, Inc.


By: Frances Flood
    --------------------------------
    President and Chief Executive Officer


E.mergent, Inc.

By: James Hansen
    --------------------------------
    President and Chief Executive Officer



Tundra Acquisition Corporation


By: Randall J. Wichinski
    --------------------------------
    Vice President and Secretary

                                    ANNEX B

                                VOTING AGREEMENT

     This VOTING AGREEMENT (this "Agreement"), dated as of January 21, 2002, by and among CLEARONE COMMUNICATIONS, INC. (formerly, Gentner Communications Corporation), a Utah corporation ("Parent"), TUNDRA ACQUISITION CORPORATION, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Parent, and each of the individuals listed on the Signature Pages hereto (each in his individual capacity, a "Stockholder", and collectively, the "Stockholders").

     A. Each of the Stockholders is, as of the date hereof, the record and beneficial owner of the shares of common stock, par value $0.01 per share (the "Common Stock"), of E.mergent, Inc., a Delaware corporation (the "Company") set forth on Annex I hereto;

     B. Parent, Purchaser and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement;" capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement), which provides, among other things, for the acquisition of the Company by Parent by means of a merger of the Company with an into Purchaser (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement; and

     C. As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders have agreed (solely in their capacity as stockholders of the Company) to enter into this Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by Parent and Purchaser of the Merger Agreement and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     SECTION 1. Representations and Warranties of the Stockholder. Stockholder
(i) is the sole beneficial owner of the shares of Common Stock or other voting securities and the options and warrants and other rights to purchase shares of Common Stock indicated on Annex I of this Agreement (the "Shares"), free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances that, in each case, would deprive Parent of the benefits of this Agreement; (ii) does not beneficially own any securities of the Company other than the Shares; and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the proxy contained herein.

     SECTION 2. Voting of the Shares. The Stockholders each agree to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting in favor of approval of the Merger and the adoption and approval of the Merger Agreement and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof, and against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement.

     SECTION 3. Grant of Irrevocable Proxy; Appointment of Proxy. Concurrently with the execution of this Agreement, the Stockholder each agree to deliver to Parent a Proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by applicable law, and, except as provided therein, with respect to the Shares.

     SECTION 4. Transfer of the Shares. Each of the Stockholders hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Effective Time or termination of the Merger Agreement pursuant to Article VII thereof, he shall not cause or permit any Transfer (as defined below) of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request), and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement. A Stockholder shall be deemed to have effected a "Transfer" of Shares if such Stockholder directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein. Each of the Stockholders hereby also agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, he shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy (other than the Proxy) in respect of the Shares, or enter into any stockholder voting agreement or similar arrangement or commitment in contravention of the obligations of such Stockholder under this Agreement with respect to any of the Shares.

     SECTION 5. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by any Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by any such Stockholder.

     SECTION 6. Certain Other Agreements. From and after the date of this Agreement until the Effective Time or termination of the Merger Agreement pursuant to Article VII thereof, no Stockholder will, nor will any Stockholder authorize or permit any of such Stockholder's affiliates or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that nothing herein shall prohibit a Stockholder from taking action in his capacity as a director or officer of the Company to the extent otherwise permitted by the Merger Agreement.

     SECTION 7. Further Assurances. Each of the Stockholders shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote the Shares as contemplated by Section 3 hereof.

     SECTION 8. Termination. Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time; provided, however, that Sections 9 and 11 shall survive any termination of this Agreement.

     SECTION 9. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

     SECTION 10. Appraisal. Each Stockholder also agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

     SECTION 11. Certificate Legends. The Stockholders each hereby agree that Parent shall have the discretion to include a legend on the certificates representing the Shares indicating that the Shares are subject to this Agreement and the Proxy.

     SECTION 12. Miscellaneous.

     (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     (b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

     (c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity

     (e) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

          If the Parent:       Gentner Communications Corporation
                               1825 Research Way
                               Salt Lake City, UT 84119
                               Attention: Frances Flood and Randall J. Wichinski
                               Telecopy No.: (801) 974-3742

          with a copy to:      Jones Waldo Holbrook & McDonough
                               170 South Main Street, Suite 1500
                               Salt Lake City, UT  84101
                               Attention: James A. Valeo, Esq.
                               Telecopy No.: (801) 328-0537

          If the Stockholders: To the address set forth on Annex I hereto

          with a copy to:      Fredrickson & Bryon, P.A.
                               1100 International Centre
                               900 Second Avenue South
                               Minneapolis, MN  55402
                               Telecopy No: (612) 347-7077
                               Attention: Robert Ribeiro, Esq.




     (f) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

     (g) Entire Agreement. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

     (h) Effect of Headings. The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

     (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.


                            [signature page follows]

     IN WITNESS WHEREOF, each of Parent, the Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.


                                             CLEARONE COMMUNICATIONS, INC.

                                             By:
                                                  -------------
                                                  President and
                                                  Chief Executive Officer


                                             TUNDRA ACQUISITION CORPORATION

                                             By:
                                                  --------------------
                                                  Randall J. Wichinski,
                                                  Vice President


                                             STOCKHOLDERS



                                             -------------
                                             Robin Sheeley



                                             ------------
                                             James Hansen



                                             --------------
                                             Richard Craven



                                             -----------
                                             Jill Larson


                                     ANNEX I

                                     SHARES


                               Shares of Company Common Stock           Shares of Company Common
Stockholder Name and Address   issuable upon the exercise of            Stock beneficially owned
                               outstanding options, warrants or other
                               rights
-----------------------------------------------------------------------------------------------------
Robin Sheeley                  35,000                                   1,209,828

-----------------------------------------------------------------------------------------------------
James Hansen                   130,000                                  554,634

-----------------------------------------------------------------------------------------------------
Richard Craven                 28,000                                   625,448

-----------------------------------------------------------------------------------------------------
Jill Larson                    105,000                                  3,890

-----------------------------------------------------------------------------------------------------


                                    EXHIBIT A

                                IRREVOCABLE PROXY

     The undersigned stockholder of E.mergent, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law), solely in his capacity as a stockholder, appoints the directors on the Board of Directors of ClearOne Communications, Inc. (formerly, Gentner Communications Corporation), a Utah corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned stockholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), by and among Parent, Tundra Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and the Company, which provides for the merger of the Company with and into the Purchaser in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated in accordance with its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement. Upon the Expiration Date, this proxy shall be of no further force or effect.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

          (i) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance thereof;

          (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement; and

          (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party,
               (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: January [  ], 2002

                           Signature of              ___________________________
                           Stockholder:

                           Print Name of
                           Stockholder:              ___________________________

                           Shares of Company
                           Common Stock
                           beneficially owned:       __________________

                           Shares of Company Common
                           Stock issuable
                           upon the exercise of
                           outstanding options,
                           warrants or other rights: __________________

                                    ANNEX C

18 January 2002


Confidential

The Board of Directors
E.mergent Corporation
5960 Golden Hills Drive
Minneapolis, MN  55416

Re:     Fairness Opinion

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of E.mergent Corporation, a Delaware corporation ("E.mergent" or the "Company"), of the consideration to be received by such shareholders for their common stock pursuant to the terms of a proposed Merger Agreement (the "Merger Agreement") to be executed on or about the date hereof by and among the Company, ClearOne Communications Corporation (formerly Gentner Communications Corporation) ("ClearOne"), and Tundra Acquisition Corporation, a wholly owned subsidiary of ClearOne ("Merger Sub"). All capitalized and undefined terms used herein have the meanings given to them in the Merger Agreement.

The Merger Agreement provides for, among other things, the merger of the Company with and into Merger Sub (the "Merger"), as a result of which each share of E.mergent common stock ("Company Common Stock") outstanding on the Closing Date will be converted into the right to receive an amount of cash and shares of common stock of ClearOne ("ClearOne Common Stock") equal to the amounts resulting from dividing each of $7,300,000 cash and 873,000 shares of ClearOne Common Stock by the number of shares of Company Common Stock outstanding on the Closing Date (subject to adjustment, as more fully described in the Merger Agreement) (as so adjusted, the "Consideration"). As a result of the Merger, the Company shall be merged with and into the Merger Sub, with the Merger Sub surviving and remaining a wholly owned subsidiary of ClearOne. We understand that the Merger is intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended. The terms and conditions of the Merger are set forth more fully in the Merger Agreement.

As a customary part of its investment banking business, Goldsmith, Agio, Helms Securities, Inc. is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. In return for our services in connection with providing this opinion, the Company will pay us a fee, which fee is not contingent upon the consummation of the Merger, and indemnify us against certain liabilities. We also are acting as the exclusive financial advisor to the Company in connection with the Merger, for which we will receive certain other fees, a significant portion of which is contingent upon the consummation of the Merger.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have (i) reviewed the latest draft of the Merger Agreement, dated January 17, 2002; (ii) reviewed certain financial and other information that is publicly available relating to the Company and ClearOne; (iii) reviewed certain internal financial and operating data of the Company that has been made available to us by the Company; (iv) discussed with senior management of the Company the past and present financial condition, operating results, business outlook and prospects of the Company; (v) discussed with senior management of ClearOne the present financial condition, operating results, and near term business outlook of ClearOne; (vi) reviewed the Company's and ClearOne's historical common stock price trends; (vii) analyzed the stock price premiums paid in recent mergers and acquisitions of publicly traded companies with transaction values ranging from $10 to $50 million, and compared those premiums to the premium implied by the consideration in the Merger; (viii) performed a discounted cash flow analysis of the Company's projected financial performance;
(ix) reviewed the valuations of publicly traded companies that we deemed generally comparable to the Company; and (x) reviewed the financial terms of certain transactions we deemed generally similar to the Merger that recently have been effected.

We have relied upon and assume, without independent verification, the accuracy and completeness of the financial statements and other information furnished by, or publicly available relating to, the Company and ClearOne, or otherwise made available to us. We have also relied upon the representations and warranties of the Company and other parties thereto contained in the Merger Agreement and have assumed, without independent verification, that they are true and correct. We were not engaged to, and did not attempt to, or assume responsibility to, verify independently such information. We have further relied upon assurances by the

Company that the information provided to us has a reasonable basis, and with respect to projections and other business outlook information, reflects the best currently available estimates and judgments of the future financial performance of the Company, and that the Company is not aware of any information or fact that would make the information provided to us incomplete or misleading. We have also assumed that the Company and ClearOne each will perform all of the covenants and agreements to be performed by it under the Merger Agreement, that the conditions to the Merger set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. We have assumed that the executed version of the Merger Agreement will not differ in any material respects from the last draft we reviewed, and that the terms of the consideration to be paid to the holders of the Company Common Stock will be identical to those set forth in the last draft that we reviewed. We have also assumed that, once consummated, the Merger will qualify as a tax-free reorganization for federal income tax purposes. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based upon the information available to us and the facts and circumstances as they exist and are subject to evaluation on the date hereof, including the financial, economic, market and other conditions as in effect on the date hereof; events and conditions occurring or existing after the date hereof could materially affect the assumptions used in preparing this opinion.

Our opinion is rendered for the benefit and use of the Board of Directors of the Company in connection with the Board's consideration of the Merger and does not constitute a recommendation to any holder of Company Common Stock as to how to vote such holder's shares of Company Common Stock in connection with the Merger. We do not opine on, nor does our opinion consider, the tax consequences of the Merger to any holder of Company Common Stock. We have not been asked to, nor do we, express any opinion as to the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company, the effect of any other transaction in which the Company might engage, or the form of the Merger Agreement or the terms contained therein. Furthermore, we express no opinion as to the prices at which either Company Common Stock or ClearOne Common Stock may trade following the date of this opinion. This opinion may not be published or otherwise used or referred to publicly without our written consent; provided, however, that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the proposed Merger is fair, from a financial point of view, to such shareholders.

Sincerely,



Goldsmith, Agio, Helms Securities, Inc.

                                    ANNEX D

       SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262.  Appraisal Rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one (1) or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class of series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant toss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class of series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they asserted to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     ClearOne's Articles of Incorporation provide for the mandatory indemnification of ClearOne's directors to the fullest extent permitted by the Utah Revised Business Corporation Act ("URBCA"). The liability of directors and officers of ClearOne is limited such that a director or officer is not liable to ClearOne or its stockholders for any action taken or any failure to take any action, as an officer or director, as the case may be, unless: (i) the director or officer has breached or failed to perform the duties of the office in compliance with Section 841 of the URBCA; and (ii) the breach or failure to perform constitutes gross negligence, willful misconduct, or intentional infliction of harm on ClearOne or its stockholders. If a director of ClearOne votes for or assents to an distribution prohibited under the URBCA or ClearOne's Articles of Incorporation, the director is personally liable to ClearOne for the prohibited amount of the distribution.

     ClearOne will, pursuant to Section 902 of the URBCA, indemnify an individual, made party to a proceeding because he was a director, against liability incurred in the proceeding if: (i) the director's conduct was in good faith; (ii) the director reasonably believed that his conduct was in, or not opposed to, ClearOne's best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; provided that, the company may not indemnify the same director if (a) indemnification is sought in connection with a proceeding by or in the right of ClearOne in which the director was adjudged liable to ClearOne or (b) indemnification is sought in connection with any other proceeding charging that the director derived an impersonal personal benefit, whether or not including action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit. Indemnification in connection with a proceeding by or in the right of ClearOne is limited to reasonable expenses incurred in connection with the proceeding.

     In accordance with Section 903 of the URBCA ClearOne must indemnify a director, who is successful on the merits or otherwise, in defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director of ClearOne, as the case may be, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

     In accordance with Section 904 of the URBCA, ClearOne will pay or reimburse the reasonable expenses incurred by a party to a proceeding in advance of the final disposition of the proceeding, provided that, (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902 of the URBCA; (ii) the director furnishes to ClearOne a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the URBCA.

     Section 16-10a-905 permits a director or officer who is or was a party to a proceeding to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. A court may order indemnification if it is required under Section 903 of the URBCA, or in other circumstances if deem fair and reasonable to do so.

     ClearOne may indemnify and advance expenses to an officer, employee, fiduciary or agent of ClearOne to the extent consistent with public policy, as determined by the board of directors.

     ClearOne maintains a directors' and officers' liability insurance policy which, subject to the limitations and exclusions stated therein, covers the officers and directors of ClearOne for certain actions or inactions that they may take or omit to take in their capacities as officers and directors of ClearOne.

     Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to officers and directors under any of the foregoing provisions, ClearOne has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

      ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

--------------------------------------------------------------------------------
                   Exhibit Description             Incorporated By Reference
                   -------------------             -------------------------
                                                                         Filed
                                                      Form      Date    Herewith
                                                      ----      ----    --------
--------------------------------------------------------------------------------
2.1     Share Purchase Agreement relating to
        Ivron Systems Ltd. by and among Michael
        Peirce, Alex Peirce, Mentor Capital Ltd.,      8-K    10/18/01
        Dave Nelson, David Smyth, Joe Stockton,
        Gentner Ventures, Inc., and the Registrant
--------------------------------------------------------------------------------
2.2     Agreement and Plan of Merger, by and
        among the registrant, E.mergent, Inc.,
        and Tundra Acquisition Corporation (1)
--------------------------------------------------------------------------------
3.1     Articles of Incorporation and all
        amendments thereto through March 1, 1988     10-KSB    6/30/89
--------------------------------------------------------------------------------
3.2     Amendment to Articles of Incorporation,      10-KSB   06/30/91
        dated July 1, 1991.
--------------------------------------------------------------------------------
3.3     Amended Bylaws                               10-KSB   06/30/93
--------------------------------------------------------------------------------
5.1     Opinion of Jones, Waldo, Holbrook &                                X
        McDonough, P.C.
--------------------------------------------------------------------------------
10.1    VRC-1000 Purchase Agreement between
        Gentner Engineering Company, Inc. (a
        former subsidiary of the registrant which    10-KSB   06/30/89
        was merged into the registrant) and
        Gentner Research Ltd., dated January 1,
        1987
--------------------------------------------------------------------------------
10.2    Digital Hybrid Purchase Agreement between    10-KSB   06/30/91
        Gentner Engineering, Inc. and Gentner
        Research, Ltd., dated September 8, 1988
--------------------------------------------------------------------------------
10.3    1990 Incentive Plan, as amended August 7,    10-KSB   06/30/96
        1996
--------------------------------------------------------------------------------
10.4    1997 Employee Stock Purchase Plan            10-KSB   06/30/97
--------------------------------------------------------------------------------
10.5    Lease between the Registrant and Valley      10-KSB   06/30/97
        American Investment Company
--------------------------------------------------------------------------------
10.6    1998 Stock Option Plan and Form of Grant     10-KSB   06/30/98
--------------------------------------------------------------------------------
10.7    Promissory Note, Loan Agreement, and
        Commercial Security Agreement between the
        Registrant and Bank One, Utah, N.A. dated    10-QSB   12/31/98
        as of January 5, 1999 (original aggregate
        amount of $5,000,000)
--------------------------------------------------------------------------------
10.8    Third Addendum to Lease between the
        Registrant and Valley American Investment    10-QSB   12/31/00
        Company dated as of September 18, 2000
--------------------------------------------------------------------------------
10.9    Modification Agreement to Promissory
        Note, Loan Agreement, and Commercial
        Security Agreement between the Registrant
        and Bank One, Utah, N.A. dated as of         10-QSB   12/31/00
        December 22, 2000 (original aggregate
        amount of $5,000,000)
--------------------------------------------------------------------------------
21.1    Subsidiaries of the Registrant                                     X
--------------------------------------------------------------------------------
23.1    Consent of Ernst & Young LLP                                       X
--------------------------------------------------------------------------------
23.2    Consent of KPMG, Chartered Accountants                             X
--------------------------------------------------------------------------------
23.3    Consent of Deloitte & Touche LLP                                   X
--------------------------------------------------------------------------------
23.4    Consent of Boulay, Heutmaker, Zibell &                             X
        Co. PLLP
--------------------------------------------------------------------------------
23.5    Consent of Jones, Waldo, Holbrook &
        McDonough (2)
--------------------------------------------------------------------------------
23.6    Consent of Goldsmith, Agio, Helms
        Securities, Inc.(3)
--------------------------------------------------------------------------------
99.1    Form of Proxy                                                      X
--------------------------------------------------------------------------------
99.2    Fairness Opinion of Goldsmith, Agio,
        Helms Securities, Inc. (4)
--------------------------------------------------------------------------------



(1)  Included in this Registration Statement as Annex A.

(2)  Included as Exhibit 5.1 to this Registration Statement

(3)  Included as part of the Opinion in Annex C.

(4)  Included in this Registration Statement as Annex C.

ITEM 22. UNDERTAKINGS

          The undersigned registrant hereby undertakes:

(1) that, for purposes of determining any liability under Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on February 5, 2002.

                             CLEARONE COMMUNICATIONS, INC.

                             By: /s/ F M Flood
                                ------------------

                             Name: Frances M. Flood

                             Title:  Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Frances M. Flood and Randall J. Wichinski and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ F M Flood                    Chairman of the Board and     February  5, 2002
-------------                                                           --
Frances M. Flood                 Chief Executive Officer
                                 (Principal Executive
                                 Officer)

/s/ Randall J. Wichinski         Chief Financial Officer       February  5, 2002
------------------------                                                --
Randall J. Wichinski             (Principal Accounting and
                                 Financial Officer)

/s/ Brad Baldwin                 Director                      February  5, 2002
----------------                                                        --
Brad R. Baldwin

/s/ Michael Peirce               Director                      February  5, 2002
------------------                                                          --
Michael A. Peirce

/s/ Harry Spielberg              Director                      February  5, 2002
-------------------                                                     --
Harry Spielberg

/s/ Edward Bagley                Director                      February  5, 2002
-----------------                                                       --
Edward Dallin Bagley

/s/ David Wiener                 Director                      February  5, 2002
----------------                                                        --
David Wiener

EXHIBIT INDEX

--------------------------------------------------------------------------------
                   Exhibit Description             Incorporated By Reference
                   -------------------             -------------------------
                                                                         Filed
                                                      Form      Date    Herewith
                                                      ----      ----    --------
--------------------------------------------------------------------------------
2.1     Share Purchase Agreement relating to
        Ivron Systems Ltd. by and among Michael
        Peirce, Alex Peirce, Mentor Capital Ltd.,      8-K    10/18/01
        Dave Nelson, David Smyth, Joe Stockton,
        Gentner Ventures, Inc., and the Registrant
--------------------------------------------------------------------------------
2.2     Agreement and Plan of Merger, by and
        among the registrant, E.mergent, Inc.,
        and Tundra Acquisition Corporation (1)
--------------------------------------------------------------------------------
3.1     Articles of Incorporation and all
        amendments thereto through March 1, 1988     10-KSB    6/30/89
--------------------------------------------------------------------------------
3.2     Amendment to Articles of Incorporation,      10-KSB   06/30/91
        dated July 1, 1991.
--------------------------------------------------------------------------------
3.3     Amended Bylaws                               10-KSB   06/30/93
--------------------------------------------------------------------------------
5.1     Opinion of Jones, Waldo, Holbrook &                                X
        McDonough, P.C.
--------------------------------------------------------------------------------
10.1    VRC-1000 Purchase Agreement between
        Gentner Engineering Company, Inc. (a
        former subsidiary of the registrant which    10-KSB   06/30/89
        was merged into the registrant) and
        Gentner Research Ltd., dated January 1,
        1987
--------------------------------------------------------------------------------
10.2    Digital Hybrid Purchase Agreement between    10-KSB   06/30/91
        Gentner Engineering, Inc. and Gentner
        Research, Ltd., dated September 8, 1988
--------------------------------------------------------------------------------
10.3    1990 Incentive Plan, as amended August 7,    10-KSB   06/30/96
        1996
--------------------------------------------------------------------------------
10.4    1997 Employee Stock Purchase Plan            10-KSB   06/30/97
--------------------------------------------------------------------------------
10.5    Lease between the Registrant and Valley      10-KSB   06/30/97
        American Investment Company
--------------------------------------------------------------------------------
10.6    1998 Stock Option Plan and Form of Grant     10-KSB   06/30/98
--------------------------------------------------------------------------------
10.7    Promissory Note, Loan Agreement, and
        Commercial Security Agreement between the
        Registrant and Bank One, Utah, N.A. dated    10-QSB   12/31/98
        as of January 5, 1999 (original aggregate
        amount of $5,000,000)
--------------------------------------------------------------------------------
10.8    Third Addendum to Lease between the
        Registrant and Valley American Investment    10-QSB   12/31/00
        Company dated as of September 18, 2000
--------------------------------------------------------------------------------
10.9    Modification Agreement to Promissory
        Note, Loan Agreement, and Commercial
        Security Agreement between the Registrant
        and Bank One, Utah, N.A. dated as of         10-QSB   12/31/00
        December 22, 2000 (original aggregate
        amount of $5,000,000)
--------------------------------------------------------------------------------
21.1    Subsidiaries of the Registrant                                     X
--------------------------------------------------------------------------------
23.1    Consent of Ernst & Young LLP                                       X
--------------------------------------------------------------------------------
23.2    Consent of KPMG, Chartered Accountants                             X
--------------------------------------------------------------------------------
23.3    Consent of Deloitte & Touche LLP                                   X
--------------------------------------------------------------------------------
23.4    Consent of Boulay, Heutmaker, Zibell &                             X
        Co. PLLP
--------------------------------------------------------------------------------
23.5    Consent of Jones, Waldo, Holbrook &
        McDonough (2)
--------------------------------------------------------------------------------
23.6    Consent of Goldsmith, Agio, Helms
        Securities, Inc.(3)
--------------------------------------------------------------------------------
99.1    Form of Proxy                                                      X
--------------------------------------------------------------------------------
99.2    Fairness Opinion of Goldsmith, Agio,
        Helms Securities, Inc. (4)
--------------------------------------------------------------------------------

(1)  Included in this Registration Statement as Annex A.

(2)  Included as Exhibit 5.1 to this Registration Statement

(3)  Included as part of the Opinion in Annex C.

(4)  Included in this Registration Statement as Annex C.